EXHIBIT 10.1

EXECUTION VERSION

FIFTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF PENSKE TRUCK LEASING CO., L.P.

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SCHEDULES

SCHEDULE A — Partners and Percentage Interests

SCHEDULE B — Current Members of Advisory Committee

FIFTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

PENSKE TRUCK LEASING CO., L.P.

THIS FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP is entered into this 18th day of March, 2015, and effective as of the Effective Time, by and among Penske Truck Leasing Corporation, a Delaware corporation with its offices at 2675 Morgantown Road, Reading, Pennsylvania 19607 (as further defined below, “PTLC”), PTL GP, LLC, a Delaware limited liability company, formerly known as LJ VP, LLC, with its offices at 2675 Morgantown Road, Reading, Pennsylvania 19607 (as further defined below, “PTL GP”), Penske Automotive Group, Inc., a Delaware corporation with its offices at 2555 Telegraph Road, Bloomfield Hills, Michigan 48302 (as further defined below, “PAG”), GE Capital Truck Leasing Holding Corp., a Delaware corporation with its offices at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 (as further defined below, “GE Truck Leasing Holdco”), Logistics Holding Corp., a Delaware corporation with its offices at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 (as further defined below, “GE Logistics Holdco”), General Electric Credit Corporation of Tennessee, a Tennessee corporation with its offices at 2 Bethesda Metro Center, Suite 600, Bethesda, MD 20814 (as further defined below, “GE Tennessee”), and MBK Commercial Vehicles Inc., a Delaware corporation, with its offices at Nippon Life Marunouchi Garden Tower, 1-3 Marunouchi 1-chome, Chiyoda-ku, Tokyo, Japan (as further defined below, “MBK CV”), and MBK USA Commercial Vehicles Inc., a Delaware corporation, with its offices at Nippon Life Marunouchi Garden Tower, 1-3 Marunouchi 1-chome, Chiyoda-ku, Tokyo, Japan (as further defined below, “MBK USA CV”).

WITNESSETH:

WHEREAS, a limited partnership was heretofore formed in accordance with the provisions of the Delaware Revised Uniform Limited Partnership Act (6 Del.C. §17-101, et seq.) (as amended from time to time and any successor to such Act, the “Act”) under the name Penske Truck Leasing Co., L.P. pursuant to an agreement of limited partnership dated July 18, 1988 (the “Partnership”);

WHEREAS, the agreement of limited partnership of the Partnership was amended and restated in its entirety by the Amended and Restated Agreement of Limited Partnership dated August 10, 1988, and thereafter and heretofore was amended or amended and restated from time to time, most recently by an amendment and restatement in its entirety known as the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated April 30, 2012, as amended by an Amendment No.1 dated as of March 17, 2015 (the “Fourth Amended and Restated Partnership Agreement”), by and among the parties hereto and their predecessors (other than the Mitsui Partners); and

WHEREAS, the parties hereto desire to recognize the admission of MBK CV and MBK USA CV as limited partners and to amend and restate the Fourth Amended and Restated Partnership Agreement in its entirety as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree that the Fourth Amended and Restated Partnership Agreement is hereby amended and restated in its entirety by this Fifth Amended and Restated Agreement of Limited Partnership and, as so amended and restated hereby, shall read in its entirety as follows:

ARTICLE 1

THE LIMITED PARTNERSHIP

1.1                               Formation.

(a)                     The parties hereto other than the Mitsui Partners have heretofore been admitted to the Partnership as general partner or limited partners of the Partnership, as applicable, and the Partnership shall engage in the business hereinafter described for the period and upon the terms and conditions hereinafter set forth.

(b)                     As of the Effective Time, the Mitsui Partners are being admitted to the Partnership as limited partners in the Partnership.

(c)                      Notwithstanding any provision of this Agreement to the contrary, PTL GP shall be the general partner in the Partnership.  If any Conversion Event occurs, then at such time (A) PTL GP’s Partnership Interest (or in the case of a Sale of a portion of such Partnership Interest, the portion thereof being Sold) will automatically convert from a Partnership Interest as a general partner in the Partnership to a Partnership Interest as a limited partner in the Partnership (at the same Percentage Interest) and, subject to the further conditions relating to Transfers under this Agreement, the transferee in such Sale or, if there is no such transferee, PTL GP, shall be admitted as a Limited Partner and (B) if such conversion would otherwise result in there being no General Partner, then, effective immediately prior to such conversion, the Partnership Interest held by the then Managing Member of Holdings will automatically convert from a Partnership Interest as a limited partner in the Partnership to a Partnership Interest as a general partner in the Partnership and the then Managing Member of Holdings shall be automatically admitted to the Partnership as a General Partner and shall continue the Partnership without dissolution.

1.2                               Certificate of Limited Partnership.  PTLC has previously executed and caused to be filed (a) a Certificate of Limited Partnership of the Partnership in the office of the Secretary of State of the State of Delaware on July 18, 1988, (b) a Certificate of Amendment to Certificate of Limited Partnership of the Partnership in the office of the Secretary of State of the State of Delaware on July 21, 1988, and (c) a Certificate of Amendment to Certificate of Limited Partnership of the Partnership in the office of the Secretary of State of the State of Delaware on March 20, 2002 (such Certificate of Limited Partnership, together with and as amended by such Certificates of Amendment, is hereinafter collectively referred to as the

“Certificate”). The General Partner shall execute such further documents (including any additional amendments to the Certificate to reflect the occurrence of the transactions contemplated by Section 1.1) and take such further action as shall be appropriate to comply with all requirements of Law for the formation and operation of a limited partnership in the State of Delaware and all other jurisdictions where the Partnership may elect to do business.

1.3                               Name.  The name of the Partnership is Penske Truck Leasing Co., L.P.  Subject to the provisions of Subsection 6.5(e)(i), the General Partner may change the name of the Partnership or cause the business of the Partnership to be conducted under any other name (other than any name including the term “General Electric”, “GE”, “Mitsui” or derivatives thereof) and, in any such event, the General Partner shall notify the Limited Partners of such name change within thirty (30) days thereafter.

1.4                               Character of Business.  The business of the Partnership shall be (i) the rental leasing and servicing (including the provision of fuel) of tractors, trailers and trucks to third-party users, and the sale of such tractors, trailers and trucks used in the business of the Partnership, (ii) acting as a dedicated contract motor carrier, (iii) the provision of other third-party logistics services such as distribution center management, transportation management, managing and optimizing enterprises’ logistics networks, and providing supply chain consulting services, (iv) conducting Business Activities Ancillary to the businesses set forth in clauses (i), (ii) and (iii), and (v) such other activities and business as may be lawfully conducted by a limited partnership formed under the Laws of the State of Delaware. “Business Activities Ancillary” to a specified business shall mean business activities that are not conducted as a separate profitable business offering and comprise not more than five percent (5%) of the value measured by the net profit of the business activities of the specified business. The Partnership shall have and exercise all the powers now or hereafter conferred by the Laws of the State of Delaware on limited partnerships formed under the Laws of that State, and to do any and all things as fully as natural persons might or could do as are not prohibited by Law in furtherance of the aforesaid business of the Partnership. The business of the Partnership shall be conducted in accordance with, and any action required or permitted to be taken by the General Partner or any Limited Partner shall be taken in compliance with, all applicable Laws.

1.5                               Certain Business Policies.  The Partnership adopted prior to the Effective Time, in accordance with the terms of this Agreement as then in effect, and maintains policies with respect to requirements of environmental Laws, antitrust Laws, anti-corruption Laws, anti-bribery Laws, Laws relating to contracts with Governmental Authorities, insider trading and ethical business practices. The Partnership shall conduct its business in accordance with such policies, as the same may be amended from time to time in accordance with Subsection 6.5(c)(ii). The Partnership shall (i) notify the members of the Advisory Committee promptly upon becoming aware of any violation by any member of the Partnership Group of any anti-corruption, anti-bribery or similar Laws, including the FCPA, (ii) promptly provide the members of the Advisory Committee with information regarding any such violation upon request therefor, and (iii) permit any member of the Advisory Committee not the target of the violation to examine the relevant books and records of the Partnership Group and interview relevant personnel of the Partnership Group, in each case regarding any such violation; provided, that with respect to the procedures in clause (ii) and (iii) of this Section 1.5, such procedures shall be implemented in such a manner to safeguard, to the greatest extent reasonably practical, the “attorney-client” and “attorney work product” privileges applicable to the Partnership and/or its Partners (including by entering into a joint defense, common interest or similar agreement).

1.6                               Principal Offices.  The location of the principal offices of the Partnership shall be at 2675 Morgantown Road, Reading, Pennsylvania 19607, or at such other location as may be selected from time to time by the General Partner. If the General Partner changes the location of the principal offices of the Partnership, the Limited Partners shall be notified in writing within thirty (30) days thereafter. The Partnership may maintain such other offices at such other places as the General Partner deems advisable.

1.7                               Fiscal Year.  The fiscal year of the Partnership shall be the calendar year (the “Partnership Year”).

1.8                               Accounting Matters.  Unless otherwise specified herein, all accounting determinations hereunder shall be made, all accounting terms used herein shall be interpreted, and all financial statements required to be delivered hereunder shall be prepared, in accordance with Generally Accepted Accounting Principles applied on a consistent basis with prior periods, except, in the case of such financial statements, for departures from Generally Accepted Accounting Principles that may from time to time be approved in writing by the Partners and the Auditor who is at the time reporting on such financial statements. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of permitted distributions, standards or other terms in this Agreement, then the General Partner agrees to enter into negotiations with the other Partners in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for permitting distributions and other matters shall have the same economic effect after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Partners, all such permitted distributions and other matters in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any final rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or any successor organization or, if applicable, the SEC.

ARTICLE 2

DEFINITIONS

The following defined terms used in this Agreement shall have the respective meanings specified below.

2.1                               Accepting Partners.  “Accepting Partners” shall have the meaning ascribed to such term in Subsection 9.3(e).

2.2                               Act.  “Act” shall have the meaning ascribed to such term in the first “Whereas” clause hereof as amended and in effect from time to time, or the corresponding provisions of any successor statute.

2.3                               Adjusted Capital Account Deficit.  “Adjusted Capital Account Deficit” shall mean, with respect to any Limited Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant taxable year or other period after giving effect to the following adjustments:

(i)                                      Credit to such Capital Account any amounts that such Partner is obligated to restore (pursuant to the terms of this Agreement or otherwise) or deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii)                                   Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704- 1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

2.4                               Advisory Committee.  “Advisory Committee” shall have the meaning ascribed to such term in Subsection 6.4(a).

2.5                               After-Acquired Company.  “After-Acquired Company” shall have the meaning ascribed to such term in Subsection 6.6(h).

2.6                               Affiliate.  “Affiliate” shall mean, with respect to any specified Person, any other Person that, at the time of determination, (i) directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with, such specified Person, (ii) beneficially owns or Controls ten percent (10%) or more of any class or series of outstanding voting securities of such specified Person, (iii) is a managing member, manager or general partner of such specified Person, or (iv) is an officer, director, managing member, manager or general partner of any of the foregoing.

2.7                               Affiliate Acquisition.  “Affiliate Acquisition” means any transaction or series of related transactions pursuant to which (directly or indirectly) the Partnership Group acquires any equity interests, securities, assets, properties or rights from any Partner or any Affiliate of any Partner (including in a purchase, merger or consolidation) or in respect of which any Partner or any Affiliate of any Partner is entitled to receive consideration.

2.8                               After-Acquired Business.  “After-Acquired Business” shall have the meaning ascribed to such term in Subsection 6.6(h).

2.9                               Agreement.  This “Agreement” shall refer to this Fifth Amended and Restated Agreement of Limited Partnership, including the Schedules hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

2.10                        Alternative Structure.  “Alternative Structure” or “Alternative Structures” shall have the meaning ascribed to such term in Subsection 10.1(b).

2.11                        Approved IPO Structure.  “Approved IPO Structure” shall have the meaning ascribed to such term in Subsection 10.1(f).

2.12                        Auditor.  “Auditor” shall mean Deloitte LLP or any successor firm of independent auditors selected pursuant to Subsection 6.4(g).

2.13                        Bank Regulators.  “Bank Regulators” shall have the meaning ascribed to such term in Subsection 6.4(i).

2.14                        Bankruptcy.  The “Bankruptcy” of a Partner shall mean (i) the filing by a Partner of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal or state insolvency Law, or a Partner’s filing an answer consenting to or acquiescing in any such petition, (ii) the making by a Partner of any assignment for the benefit of its creditors or (iii) the expiration of sixty (60) days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for the assets of a Partner, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency Law, provided that the same shall not have been vacated, set aside or stayed within such sixty (60)-day period.

2.15                        Beneficial Owner or Beneficially Own.  “Beneficial Owner” or “Beneficially Own” shall have the meaning given in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of securities of any Person will be calculated in accordance with the provisions of that Rule.

2.16                        Bona Fide Lender.  “Bona Fide Lender” shall have the meaning ascribed to such term in Subsection 9.2(f).

2.17                        Business Activities Ancillary.  “Business Activities Ancillary” shall have the meaning ascribed to such term in Subsection 1.4.

2.18                        Business Day.  “Business Day” shall mean any day other than a Saturday or Sunday or other day that commercial banks are required or permitted to be closed in New York City or Tokyo, Japan.

2.19                        Capital Account.  “Capital Account” shall mean, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

(i)                                      To each Partner’s Capital Account there shall be credited such Partner’s Capital Contributions, such Partner’s distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 5.3 or Section 5.4, and the amount of any Partnership liabilities assumed by such Partner or that are secured by any Partnership property distributed to such Partner;

(ii)                                   To each Partner’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Partnership property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 5.3 or Section 5.4, and the amount of any liabilities of such Partner assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

(iii)                                In the event all or a portion of an interest in the Partnership is Transferred, in accordance with the terms of this Agreement (including Section 9.4), the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(iv)                               In determining the amount of any liability for purposes of subparagraphs (i) and (ii) and the definition of “Capital Contribution,” there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

2.20                        Capital Call Conditions.  “Capital Call Conditions” shall mean, collectively, the following conditions:

(i)                                      the General Partner shall have determined that the Partnership requires additional equity capital to maintain any minimum investment grade corporate, unsecured, long-term debt rating for the Partnership on a stand-alone basis (i.e., to avoid any non-investment grade rating); and

(ii)                                   the General Partner shall have determined to make a capital call that satisfies each of the following conditions, with the approval of the Advisory Committee (acting reasonably and in good faith) pursuant to Subsection 6.5(f)(v):

(iii)                                (A)            the net proceeds of such capital call do not exceed the amount reasonably required to maintain such minimum investment grade corporate, unsecured, long-term debt rating (i.e., to avoid any non-investment grade rating) for the Partnership on a stand-alone basis;

(iv)                               (B) such capital call is made, solely for cash in U.S. dollars and at a price based upon the fair market value of 100% of the Partnership Interests adjusted for limited (non-controlling) Partnership Interests (as determined by the Advisory Committee following its receipt of valuation guidance from an independent third party financial advisor of nationally recognized standing to the Partnership, and taking into account such factors as, among other things, the consolidated financial statements of the Partnership and its Subsidiaries, current forecasts of the Partnership and its Subsidiaries prepared in a manner consistent with past practice, the results of operations of the Partnership and its Subsidiaries, the current financial condition of the Partnership and its Subsidiaries, the profitability of the Partnership and its Subsidiaries and the then-current market conditions);

(v)                                  (C) such capital call is, except as otherwise expressly provided in Section 3.1, made pro rata among all of the Partners (in accordance with their respective Percentage Interests); and

(vi)                               (D) no amendment, supplement or modification of any kind shall be made to this Agreement in connection with such capital call or the consummation thereof (other than to adjust Capital Accounts of the Partners, to adjust the Percentage Interests of the Partners in accordance with Subsection 3.1(d) (as applicable) and (if applicable) to admit any new purchaser of limited Partnership Interests with respect to such capital call in accordance with Subsection 3.1(f)(ii) (if applicable) as a Limited Partner).

2.21                        Capital Contribution.  “Capital Contribution” shall mean, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership by such Partner (or its predecessors in interest) with respect to the Partnership Interest held by such Partner.

2.22                        Capital Markets Activity.  “Capital Markets Activity” shall have the meaning ascribed to such term in Subsection 6.6(j).

2.23                        Certificate.  “Certificate” shall have the meaning ascribed to such term in Section 1.2.

2.24                        Change of Control of the Partnership.  “Change of Control of the Partnership” shall mean (i) the consummation of a merger or consolidation of one or more members of the Partnership Group which collectively own, directly or indirectly, all or substantially all of the Partnership Group’s assets with or into another entity (whether or not it is the surviving entity) that is not the Partnership or a direct or indirect wholly-owned subsidiary of the Partnership; or (ii) the Sale of all or substantially all of the Partnership Group’s assets (whether by sale of assets, capital stock or otherwise) in one or a series of related transactions.

2.25                        Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time, or the corresponding provisions of any successor statute.

2.26                        Control.  “Control” (including the correlative terms “Controlling,” “Controlled by” and “under common Control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

2.27                        Conversion Event.  “Conversion Event” shall mean the occurrence of any of the following: (i) the Sale in accordance with this Agreement or the Holdings LLC Agreement of all or any portion of PTL GP’s Partnership Interest; (ii) the dissolution of Holdings pursuant to Section 12.1 of the Holdings LLC Agreement; (iii) the dissolution of PTL GP pursuant to Section 15 of the PTL GP LLC Agreement or the Bankruptcy of PTL GP; and (iv) while PTL GP then holds a Partnership Interest (as a general partner), the Managing Member of Holdings ceases to be PTLC or a Controlled Affiliate of PTLC other than as a result of a Bankruptcy of PTLC (or any permitted successor to its Member Interest as the Managing Member of Holdings).

2.28                        Corresponding Provision.  “Corresponding Provision” shall mean the provision in a Prior Agreement, if any, that corresponds to a given provision in this Agreement.

2.29                        Default Recovery/Remarketing Activities.  “Default Recovery/Remarketing Activities” shall have the meaning ascribed to such term in Subsection 6.6(j).

2.30                        Depreciation.  “Depreciation” shall mean, for each taxable year or portion of a taxable year for which the Partnership is required to allocate Profits, Losses, or other items pursuant to Article 5 or the Corresponding Provision of any Prior Agreement, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period, except that (i) with respect to any asset whose Gross Asset Value differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial allocation method” defined by Treasury Regulation Section 1.704-3(d), Depreciation for such taxable year or portion of a taxable year shall be the amount of the book basis recovered for such taxable year or portion of a taxable year under the rules prescribed in Treasury Regulation Section 1.704-3(d)(2) (notwithstanding anything to the contrary in Subsection 5.6(c) or the Corresponding Provision of any Prior Agreement) and (ii) with respect to any other asset whose Gross Asset Value differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of an asset at the beginning of such taxable year or portion of a taxable year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method agreed upon by the Partners.

2.31                        De Minimis Business.  “De Minimis Business” shall have the meaning ascribed to such term in Subsection 6.6(j).

2.32                        Discretionary Distributions.  “Discretionary Distributions” shall have the meaning ascribed to such term in Subsection 5.1(c).

2.33                        Effective Time.  “Effective Time” shall mean the close of the Partnership’s business on the date of this Agreement.

2.34                        Electing Partner.  “Electing Partner” shall have the meaning ascribed to such term in Subsection 3.1(c)(ii).

2.35                        Evaluation Material.  “Evaluation Material” shall have the meaning ascribed to such term in Subsection 6.4(i).

2.36                        Event of Withdrawal.  “Event of Withdrawal” shall have the meaning ascribed to such term in Subsection 11.1(b).

2.37                        Exchange Act.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time, or the corresponding provisions of any successor statute, and the rules and regulations promulgated thereunder.

2.38                        Exercising Partner.  “Exercising Partner” shall mean the GE Representative Partner or PTLC (excluding any Permitted Intragroup Transferees thereof), either of whom may deliver an IPO Notice.

2.39                        Existing Business Activities.  “Existing Business Activities” shall have the meaning ascribed to such term in Subsection 6.6(j).

2.40                        FCPA.  “FCPA” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended and in effect from time to time, or the corresponding provisions of any successor statute, and the rules and regulations promulgated thereunder.

2.41                        Final Distributions.  “Final Distributions” shall have the meaning ascribed to such term in Subsection 5.1(b).

2.42                        Financial Services Business.  “Financial Services Business” shall have the meaning ascribed to such term in Subsection 6.6(j).

2.43                        Financing.  “Financing” shall have the meaning ascribed to such term in Subsection 6.6(j).

2.44                        First Opportunity.  “First Opportunity” shall have the meaning ascribed to such term in Subsection 6.6(h).

2.45                        Foreclosure.  “Foreclosure” shall have the meaning ascribed to such term in Subsection 9.2(f).

2.46                        GECC.  “GECC” shall mean General Electric Capital Corporation, a Delaware corporation.

2.47                        GECC Consolidated Group.  “GECC Consolidated Group” shall mean the consolidated group, determined in accordance with Generally Accepted Accounting Principles, of which GECC is the common parent.

2.48                        GECC Contingent Liabilities Agreement.  “GECC Contingent Liabilities Agreement” shall mean the Amended and Restated Contingent Liabilities Agreement, dated as of April 30, 2012, as the same may be amended, restated, supplemented or otherwise modified from time to time.

2.49                        GE Committee Member.  “GE Committee Member” shall have the meaning ascribed to such term in Subsection 6.4(a).

2.50                        GE Logistics Holdco.  “GE Logistics Holdco” shall have the meaning ascribed to such term in the first Paragraph of this Agreement and shall include any Permitted Intragroup Transferees thereof.

2.51                        General Partner.  “General Partner” shall mean PTL GP until such time as PTL GP is replaced or substituted in accordance with the terms of Section 1.1(c) or Section 11.1(b) of this Agreement, each in its capacity as the general partner in the Partnership and with respect to its Partnership Interest as a general partner in the Partnership.

2.52                        Generally Accepted Accounting Principles.  “Generally Accepted Accounting Principles” shall refer to generally accepted accounting principles as in effect from time to time in the United States of America.

2.53                        GE Partners.  “GE Partners” shall mean GE Truck Leasing Holdco, GE Logistics Holdco and GE Tennessee and any Permitted Intragroup Transferees thereof.

2.54                        GE Priority Amount.  “GE Priority Amount” shall mean the result of (x) 49.9% of $700,000,000 minus (y) the Mitsui Priority Amount.

2.55                        GE Representative Partner.  “GE Representative Partner” shall mean (i) GE Truck Leasing Holdco or such other Partner as designated by the then existing GE Partners, or (ii) any permitted successor or permitted assignee to which a GE Partner has Sold its right to designate or replace the GE Representative Partner pursuant to Subsection 9.5(d) (and any permitted successor or permitted assignee thereof) or such other Partner as designated thereby.

2.56                        GE Tennessee.  “GE Tennessee” shall have the meaning ascribed to such term in the first Paragraph of this Agreement and shall include any Permitted Intragroup Transferees thereof.

2.57                        GE Truck Leasing Holdco.  “GE Truck Leasing Holdco” shall have the meaning ascribed to such term in the first Paragraph of this Agreement and shall include any Permitted Intragroup Transferees thereof.

2.58                        Governmental Authority.  “Governmental Authority” shall mean any (i) U.S., foreign, federal, state, local or other government, (ii) governmental commission, board, body, bureau, agency, department or other judicial, regulatory or administrative authority of any nature, including courts, tribunals and other judicial bodies, (iii) any self-regulatory body or authority, and (iv) any instrumentality or entity designed to act for or on behalf of the foregoing in exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

2.59                        Gross Asset Value.  “Gross Asset Value” shall mean, with respect to any asset, the asset’s adjusted basis for federal income tax purposes except as follows:

(1)                                 The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as agreed to by the General Partner and the Contributing Partner at the time of such contribution, provided that, if the contributing Partner is the General Partner or an Affiliate of the General Partner, the gross fair market value of such asset must be approved by the Majority Limited Partners and the GE Representative Partner;

(2)                                 The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as proposed by the General Partner and approved by the Majority Limited Partners and the GE Representative Partner, as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for a Partnership Interest; (c) the liquidation of the Partnership within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); and (d) in connection with the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity in anticipation of being a Partner; provided, however, that adjustments pursuant to clauses (a), (b) and (d) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(3)                                 The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the General Partner, provided that, if the distributee is the General Partner or an Affiliate of the General Partner, the determination of the fair market value of the distributed asset shall require the approval of the Majority Limited Partners and the GE Representative Partner; and

(4)                                 The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Section 743(b) but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to (a) Regulations Section 1.704-1(b)(2)(iv)(m) and (b) subparagraph (vi) of the definition of “Profits” and “Losses” in Subsection 2.142 or Subsection 5.3(g), provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (4) to the extent the General Partner determines that an adjustment pursuant to subparagraph (2) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (4).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to Subsections 2.59(1), (2), or (4) hereof or the Corresponding Provision of any Prior Agreement, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

2.60                        Holdings.  “Holdings” shall mean LJ VP Holdings LLC, a Delaware limited liability company and the sole member of PTL GP.

2.61                        Holdings LLC Agreement.  “Holdings LLC Agreement” shall mean that certain Second Amended and Restated Limited Liability Company Agreement of Holdings, dated as of March 17, 2015, as the same may be amended, restated, supplemented or otherwise modified from time to time.

2.62                        Initial Capital Call Deficiency.  “Initial Capital Call Deficiency” shall have the meaning ascribed to such term in Subsection 3.1(c).

2.63                        Initiated Offer.  “Initiated Offer” shall have the meaning ascribed to such term in Subsection 9.3(c).

2.64                        Insurance.  “Insurance” shall have the meaning ascribed to such term in Subsection 6.6(j).

2.65                        Interested Party.  “Interested Party” shall have the meaning ascribed to such term in Subsection 6.6(a).

2.66                        Investment Company Act.  “Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

2.67                        IPO.  “IPO” shall mean the initial public offering limit to common equity securities involving the Partnership Registrant.

2.68                        IPO Consummation Obligation.  “IPO Consummation Obligation” shall have the meaning ascribed to such term in Subsection 10.1(c).

2.69                        IPO Demand Notice.  “IPO Demand Notice” shall have the meaning ascribed to such term in Subsection 10.1(b).

2.70                        IPO Notice.  “IPO Notice” shall have the meaning ascribed to such term in Subsection 10.1(a).

2.71                        IPO Rebuttal.  “IPO Rebuttal” shall have the meaning ascribed to such term in Subsection 10.1(b).

2.72                        Issuing Entity.  “Issuing Entity” shall mean any entity formed to be the issuer in the IPO.

2.73                        Law.  “Law” shall mean any applicable foreign or domestic, federal, state or local statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or requirement of any Governmental Authority or any arbitration tribunal.

2.74                        Leasing.  “Leasing” shall have the meaning ascribed to such term in Subsection 6.6(j).

2.75                        Level One Approval.  “Level One Approval” shall mean the approval (which may be by resolution adopted at a duly convened meeting) of at least four (4) members of the Advisory Committee (including the GE Committee Member designated by the GE Representative Partner and the Mitsui Committee Member designated by MBK CV) given at a duly called meeting of the Advisory Committee at which a Level One Quorum was present, or by written resolution in accordance with Subsection 6.4(c).

2.76                        Level One Quorum.  “Level One Quorum” shall mean the presence (in person or by telephonic communication or other means in accordance with Subsection 6.4(c)) of at least four (4) members of the Advisory Committee (including the GE Committee Member designated by the GE Representative Partner and the Mitsui Committee Member designated by MBK CV).

2.77                        Level Two Approval.  “Level Two Approval” shall mean the approval (which may be by resolution adopted at a duly convened meeting) of at least two (2) Penske Committee Members and the GE Committee Member designated by the GE Representative

Partner given at a duly called meeting of the Advisory Committee at which a Level Two Quorum was present, or by written resolution in accordance with Subsection 6.4(c).

2.78                        Level Two Quorum.  “Level Two Quorum” shall mean the presence (in person or by telephonic communication or other means in accordance with Subsection 6.4(c)) of at least three (3) members of the Advisory Committee (including the GE Committee Member designated by the GE Representative Partner).

2.79                        Level Three Approval.  “Level Three Approval” shall mean the approval (which may be by resolution adopted at a duly convened meeting) of at least two (2) Penske Committee Members and either the GE Committee Member designated by the GE Representative Partner (so long as the GE Representative Partner and its Affiliates collectively own at least a ten percent (10%) Percentage Interest) or the Mitsui Committee Member designated by MBK CV (so long as the Mitsui Partners, collectively, own at least a ten percent (10%) Percentage Interest) given at a duly called meeting of the Advisory Committee at which a Level Three Quorum was present, or by written resolution in accordance with Subsection 6.4(c).

2.80                        Level Three Quorum.  “Level Three Quorum” shall mean the presence (in person or by telephonic communication or other means in accordance with Subsection 6.4(c)) of at least three (3) members of the Advisory Committee (including the GE Committee Member designated by the GE Representative Partner (so long as the GE Representative Partner and its Affiliates collectively own at least a ten percent (10%) Percentage Interest) or the Mitsui Committee Member designated by MBK CV (so long as the Mitsui Partners, collectively, own at least a ten percent (10%) Percentage Interest).

2.81                        Level Three Triggering Condition.  “Level Three Triggering Condition” shall have the meaning ascribed to such term in Subsection 6.5(d).

2.82                        Level Four Approval.  “Level Four Approval” shall mean the approval (which may be by resolution adopted at a duly convened meeting) of at least three (3) members of the Advisory Committee given at a duly called meeting of the Advisory Committee at which a Level Four Quorum was present, or by written resolution in accordance with Subsection 6.4(c).

2.83                        Level Four Quorum.  “Level Four Quorum” shall mean the presence (in person or by telephonic communication or other means in accordance with Subsection 6.4(c)) of at least three (3) members of the Advisory Committee.

2.84                        Level Four Triggering Condition.  “Level Four Triggering Condition” shall have the meaning ascribed to such term in Subsection 6.5(d).

2.85                        Lien.  “Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security’ agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing); provided, however, that “Liens” shall not include contracts entered into by the Partnership to lease, rent or otherwise permit the utilization of the Partnership’s assets in the ordinary course of business, unless such contracts are entered into in connection with the incurrence of indebtedness by the Partnership or its Subsidiaries.

2.86                        Limited Partner.  “Limited Partner” shall mean (i) as of the Effective Time, GE Tennessee, PTLC, PAG, GE Truck Leasing Holdco, GE Logistics Holdco, MBK CV and MBK USA CV and (ii) after the Effective Time, the Persons set forth in the foregoing clause (i) and such other Persons as may be admitted from time to time as limited partners in the Partnership in accordance with this Agreement, each in its capacity as a Limited Partner; provided, however, that the term “Limited Partner” at any given time shall not include (A) such Persons that cease to be limited partners as provided in Article 9, or (B) PTLC if it becomes the general partner in the Partnership pursuant to Subsection 1.1(c), but only with respect to its Partnership Interest as the general partner in the Partnership.

2.87                        Majority Limited Partners.  “Majority Limited Partners” shall mean, at any given time, Limited Partners (other than PTLC and its Affiliates, which for the preclusion of doubt includes as of the Effective Time PAG and will continue to include PAG as long as it is an Affiliate of PTLC) who then hold a majority of limited partner interests in the Partnership (exclusive of any limited partner interest in the Partnership then held by PTLC and its Affiliates).

2.88                        MBK CV.  “MBK CV” shall have the meaning ascribed to such term in the first Paragraph of this Agreement and shall include any Permitted Intragroup Transferees thereof.

2.89                        MBK USA CV.  “MBK USA CV” shall have the meaning ascribed to such term in the first Paragraph of this Agreement and shall include any Permitted Intragroup Transferees thereof.

2.90                        Member.  “Member” shall have the meaning ascribed to such term in the Holdings LLC Agreement.

2.91                        Member Interest.  “Member Interest” shall have the meaning ascribed to such term in the Holdings LLC Agreement.

2.92                        Mitsui.  “Mitsui” shall mean Mitsui & Co., Ltd., a Japanese company.

2.93                        Mitsui Committee Member.  “Mitsui Committee Member” shall have the meaning ascribed to such term in Subsection 6.4(a).

2.94                        Mitsui Consolidated Group.  “Mitsui Consolidated Group” shall mean the consolidated group, determined in accordance with Generally Accepted Accounting Principles, of which Mitsui is the common parent.

2.95                        Mitsui Co-Obligation Fee, Payment and Security Agreement.  “Mitsui Co-Obligation Fee, Payment and Security Agreement” shall have the meaning ascribed to such term in Subsection 9.2(g).

2.96                        Mitsui Partner Designee.  “Mitsui Partner Designee” shall have the meaning ascribed to such term in Subsection 6.8(a).

2.97                        Mitsui Partners.  “Mitsui Partners” shall mean MBK CV and MBK USA CV and any Permitted Intragroup Transferees thereof.

2.98                        Mitsui Pledge.  “Mitsui Pledge” shall have the meaning ascribed to such term in Subsection 9.2(g).

2.99                        Mitsui Pledged Interest.  “Mitsui Pledged Interest” shall have the meaning ascribed to such term in Subsection 9.2(g).

2.100                 Mitsui Priority Amount.  “Mitsui Priority Amount” shall mean the Purchase Indemnity Amount under (and as defined in) that certain Purchase and Sale Agreement, dated as of the date hereof, by and among GE Logistics Holdco, GE Capital Memco, LLC, a Delaware limited liability company, GECC, MBK CV and MBK USA CV.

2.101                 Mitsui Trainee.  “Mitsui Trainee” shall have the meaning ascribed to such term in Subsection 6.8(b).

2.102                 Net Income.  “Net Income” shall mean, for any period, the consolidated net income of the Partnership and its Subsidiaries, determined on a consolidated basis in accordance with Generally Accepted Accounting Principles; provided, however, (i) any positive or negative currency transaction adjustments will be excluded from the determination of Net Income to the extent such adjustments do not require an adjustment to the Partnership’s equity and (ii) goodwill impairment charges will be excluded from the determination of Net Income.

2.103                 Net Losses.  “Net Losses” shall have the meaning ascribed to such term in Subsection 9.3(i).

2.104                 New Credit Agreement.  “New Credit Agreement” shall mean the Credit Agreement, dated as of March 9, 2015, by and among the Partnership, PTL Finance Corporation, the subsidiary borrowers and the several lenders from time to time parties thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

2.105                 Non-Exercising Partner.  “Non-Exercising Partner” shall mean the GE Representative Partner or PTLC (excluding any Permitted Intragroup Transferees thereof), whichever did not deliver an IPO Notice, as the case may be.

2.106                 Non-Issuing Partner.  “Non-Issuing Partner” shall have the meaning ascribed to such term in Subsection 6.4(i).

2.107                 Nonrecourse Deductions.  “Nonrecourse Deductions” shall have the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

2.108                 Nonrecourse Liability.  “Nonrecourse Liability” shall have the meaning set forth in Regulations Section 1.704-2(b)(3).

2.109                 Non-Voting Observer.  “Non-Voting Observer” shall have the meaning ascribed to such term in Subsection 6.4(j).

2.110                 Offer.  “Offer” shall have the meaning ascribed to such term in Subsection 9.3(c).

2.111                 Offered Interest.  “Offered Interest” shall have the meaning ascribed to such term in Subsection 9.3(c).

2.112                 Offeree Partners.  “Offeree Partners” shall have the meaning ascribed to such term in Subsection 9.3(c).

2.113                 Offering Partner.  “Offering Partner” shall have the meaning ascribed to such term in Subsection 9.3(c).

2.114                 Other Financial Services Activities.  “Other Financial Services Activities” shall have the meaning ascribed to such term in Subsection 6.6(j).

2.115                 PAG.  “PAG” shall have the meaning ascribed to such term in the first Paragraph of this Agreement and shall include any Permitted Intragroup Transferees thereof.

2.116                 PAG Consolidated Group.  “PAG Consolidated Group” shall mean a consolidated group, determined in accordance with Generally Accepted Accounting Principles, of which PAG is the common parent.

2.117                 PAG Pledge.  “PAG Pledge” shall have the meaning ascribed to such term in Subsection 9.2(f).

2.118                 PAG Pledged Interest.  “PAG Pledged Interest” shall have the meaning ascribed to such term in Subsection 9.2(f).

2.119                 PAG Security Agreement.  “PAG Security Agreement” shall mean the Amended and Restated PAG Co-Obligation Fee, Indemnity and Security Agreement, dated as of March 17, 2015, as the same may be amended, restated, supplemented or otherwise modified from time to time.

2.120                 Parent Company.  “Parent Company” shall mean, in the case of a GE Partner, GECC, in the case of a Penske Partner, Penske Corporation, and in the case of the Mitsui Partners, Mitsui. The Parent Company of PAG shall be Penske Corporation for so long as PAG is Controlled by Penske Corporation.

2.121                 Partner.  “Partner” shall mean the General Partner or a Limited Partner.

2.122                 Partner Nonrecourse Debt.  “Partner Nonrecourse Debt” shall have the meaning set forth in Regulations Section 1.704-2(b)(4).

2.123                 Partner Nonrecourse Debt Minimum Gain.  “Partner Nonrecourse Debt Minimum Gain” shall mean an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with the provisions of Regulations Section 1.704-2(i)(3) relating to “partner nonrecourse debt minimum gain.”

2.124                 Partner Nonrecourse Deductions.  “Partner Nonrecourse Deductions” shall have the meaning set forth in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

2.125                 Partnership.  “Partnership” shall have the meaning ascribed to such term in in the first “Whereas” clause hereof.

2.126                 Partnership Certificate.  “Partnership Certificate” shall have the meaning ascribed to such term in Section 3.7.

2.127                 Partnership Group.  “Partnership Group” shall mean, individually or in the aggregate, the Partnership and its Subsidiaries.

2.128                 Partnership Interest.  “Partnership Interest” shall refer, with respect to a given Partner as of a given date, to such Partner’s interest as a general partner of the Partnership (if any) and such Partner’s interest as a limited partner of the Partnership (if any), in each case as of such date, including any and all benefits to which the holder of such an interest may be entitled as provided in this Agreement, together with all obligations of such Partner to comply with the terms and provisions of this Agreement.

2.129                 Partnership Minimum Gain.  “Partnership Minimum Gain” shall have the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

2.130                 Partnership Registrant.  “Partnership Registrant” shall mean the Partnership or the Issuing Entity that is the issuer in the IPO, as the case may be.

2.131                 Partnership Year.  “Partnership Year” shall have the meaning ascribed to such term in Section 1.7.

2.132                 Penske Committee Member.  “Penske Committee Member” shall have the meaning ascribed to such term in Subsection 6.4(a).

2.133                 Penske Corporation.  “Penske Corporation” shall mean Penske Corporation, a Delaware corporation.

2.134                 Penske Partners.  “Penske Partners” shall mean (i) PTLC, (ii) PTL GP until the date, if any, that PTL GP ceases to be a Controlled Affiliate of Penske Corporation and (iii) PAG until the date, if any, that PAG ceases to be a Controlled Affiliate of Penske Corporation, and, in each case, any Permitted Intragroup Transferees thereof.

2.135                 Percentage Interest.  The “Percentage Interest” of a Partner shall be the percentage ownership set forth next to its respective name on Schedule A hereto, as such Schedule A shall be amended, restated, supplemented or otherwise modified from time to time to reflect Sales of then outstanding Partnership Interests, issuance and sales of new Partnership Interests, and additional capital contributions of the Partners, in each case, in accordance with the terms of this Agreement.

2.136                 Permitted Intragroup Transferees.  “Permitted Intragroup Transferees” shall mean transferees and assignees to which Partnership Interest has been Sold as permitted or required under Subsections 9.2(b), (c) or (d), excluding those that have ceased to be a member of the GECC Consolidated Group, the PTLC Consolidated Group, the PAG Consolidated Group or the Mitsui consolidated Group, as the case may be.

2.137                 Person.  “Person” shall include an individual, a partnership, a corporation, a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof, and any other entity.

2.138                 Pooled Vehicle.  “Pooled Vehicle” shall include any of the following regardless of in what form or jurisdiction organized.

(a)                     hedge funds, private equity funds, commodity pools or other pooled investment vehicles, regardless of type or asset class;

(b)                     issuers of asset-backed securities of any kind, including asset-backed commercial paper, collateralized loan obligations, collateralized debt obligations or other similar instruments; provided, however, that “Pooled Vehicle” shall not include any entity described in 12 CFR §248.10(c)(8) (loan securitization) or §248.10(c)(9) (qualifying asset-backed commercial paper conduit) or any issuer that is deemed not to be an “investment company” by virtue of Rule 3a-7 promulgated under the Investment Company Act;

(c)                      registered investment companies, business development companies or small business investment companies; or

(d)                     any other entity that would be an investment company, within the meaning of the Investment Company Act, but for section 3(c)(1) or 3(c)(7) of that Act.

2.139                 Potential Buyer.  “Potential Buyer” shall have the meaning ascribed to such term in Subsection 6.4(i).

2.140                 Preliminary Distribution.  “Preliminary Distribution” shall have the meaning ascribed to such term in Subsection 5.1(a).

2.141                 Prior Agreement.  “Prior Agreement” shall mean each of the Amended and Restated Agreement of Limited Partnership of Penske Truck Leasing Co., L.P., dated August 10, 1988, the Second Amended and Restated Agreement of Limited Partnership of Penske Truck Leasing Co., L.P., dated September 19, 2008, the Third Amended and Restated Agreement of Limited Partnership of Penske Truck Leasing Co., L.P., dated March 26, 2009, and the Fourth Amended and Restated Partnership Agreement, in each case, as amended and in effect from time to time.

2.142                 Profits and Losses.  “Profits” and “Losses” shall mean, for each taxable year or portion of a taxable year, an amount equal to the Partnership’s taxable income or loss for such taxable year or portion of a taxable year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(i)                                      Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Subsection 2.142 shall be added to such taxable income or loss;

(ii)                                   Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Subsection 2.142 shall be subtracted from such taxable income or loss;

(iii)                                In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Subsection 2.59(2) or (3) hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv)                               Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v)                                  In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such taxable year or portion of a taxable year;

(vi)                               To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Sections 734(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and notwithstanding any other provision of this definition of “Profits” and “Losses,” any items that are specially allocated pursuant to Sections 5.3 and 5.4 shall not be taken into account in computing Profits or Losses.

(vii)                            The amounts of items of Partnership income, gain, loss, or deduction available to be specially allocated pursuant to Sections 5.3 and 5.4 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi).

2.143                 PTL GP.  “PTL GP” shall mean PTL GP, LLC, a Delaware limited liability company and shall include any Permitted Intragroup Transferees of the Penske Group.

2.144                 PTLC.  “PTLC” shall have the meaning ascribed to such term in the first Paragraph of this Agreement and shall include any Permitted Intragroup Transferees of the Penske Group.

2.145                 PTLC Beneficiary.  “PTLC Beneficiary” shall have the meaning ascribed to such term in Subsection 9.4(c).

2.146                 PTLC Consolidated Group.  “PTLC Consolidated Group” shall mean the consolidated group, determined in accordance with Generally Accepted Accounting Principles, of which Penske Corporation is the common parent, except that members of the PAG Consolidated Group shall not be deemed members of the PTLC Consolidated Group.

2.147                 PTLC Security Agreement.  “PTLC Security Agreement” shall mean the Amended and Restated PTLC Co-Obligation Fee, Indemnity and Security Agreement, dated as of March 17, 2015, as the same may be amended, restated, supplemented or otherwise modified from time to time.

2.148                 Purchased Interest.  “Purchased Interest” shall have the meaning ascribed to such term in Subsection 9.4(e).

2.149                 Qualified Purchaser.  “Qualified Purchaser” shall mean a Person who does not directly compete with the Partnership (as such term is defined in Subsection 6.6(d)).

2.150                 Recipient Group.  “Recipient Group” shall have the meaning ascribed to such term in Subsection 6.4(i).

2.151                 Registration Rights Agreement.  “Registration Rights Agreement” shall mean the First Amended and Restated Registration Rights Agreement entered into by the Partners, the Partnership and Holdings, dated as of the date hereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.

2.152                 Regulations.  “Regulations” shall mean the United States Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended, restated, supplemented or otherwise modified from time to time.

2.153                 Regulatory Allocations.  “Regulatory Allocations” shall have the meaning set forth in Section 5.4.

2.154                 Remaining Capital Call Deficiency.  “Remaining Capital Call Deficiency” shall have the meaning ascribed to such term in Subsection 3.1(c)(iii).

2.155                 Response Notice.  “Response Notice” shall have the meaning ascribed to such term in Subsection 9.3(d).

2.156                 Restricted Person.  “Restricted Person” shall have the meaning ascribed to such term in Subsection 6.6(h).

2.157                 Returns.  “Returns” shall have the meaning ascribed to such term in Subsection 8.2(d).

2.158                 Rollins Business.  “Rollins Business” shall mean the truck leasing business as conducted by Rollins Truck Leasing Corp. at the time of its acquisition by the Partnership and such business as may have been continued by the Partnership Group.

2.159                 Sale.  “Sale” (including, with its correlative meanings, “Sell” and “Sold”) with respect to a Partnership Interest shall mean any voluntary or involuntary sale, assignment, transfer or other disposition of all or any portion of such Partnership Interest (or any right or interest therein), including by operation of Law, but, for the avoidance of doubt, does not include the creation of any Liens upon a Partnership Interest unless the holder of such a Lien acquires all or any portion of such Partnership Interest or the Partnership Interest is otherwise sold, transferred or assigned in accordance with the Lien.

2.160                 Schedule.  “Schedule” shall refer to one of several written Schedules to this Agreement, as amended, restated, supplemented or otherwise modified from time to time to the extent permitted by this Agreement, each of which is hereby incorporated into and made a part of this Agreement for all purposes.

2.161                 SEC.  “SEC” shall mean the Securities and Exchange Commission or any successor agency.

2.162                 Securities.  “Securities” shall mean any common equity securities of the Partnership Registrant.

2.163                 Securities Act.  “Securities Act” shall mean the Securities Act of 1933, as amended and in effect from time to time, or the corresponding provisions of any successor statute, and the rules and regulations promulgated thereunder.

2.164                 Securities Activity.  “Securities Activity” shall have the meaning ascribed to such term in Subsection 6.6(j).

2.165                 Selling Interests.  “Selling Interests” shall have the meaning ascribed to such term in Subsection 10.1(d).

2.166                 Subject Purchaser.  “Subject Purchaser” shall have the meaning ascribed to such term in Subsection 3.1(c).

2.167                 Subject Year.  “Subject Year” shall mean a Partnership Year with respect to which Net Income for such Partnership Year or the fiscal quarters thereof is being calculated for purposes of determining whether distributions to the Partners are to be made under Section 5.1, regardless of whether such distributions are to be made in such Partnership Year or the following Partnership Year.

2.168                 Subject Year To Date.  “Subject Year to Date” shall mean the Subject Year through and including the quarter for which Net Income is being calculated.

2.169                 Subsidiary.  “Subsidiary” shall refer to (i) any corporation (or equivalent legal entity under foreign Law) of which another Person owns directly or indirectly more than fifty percent (50%) of the stock, the holders of which are ordinarily and generally, in the absence of contingencies or understandings, entitled to vote for the election of directors, (ii) any limited liability company in which such Person owns directly or indirectly more than fifty percent (50%) of the membership interests, (iii) any partnership in which such other Person owns directly or indirectly more than fifty percent (50%) of the partnership interests and (iv) any other entity of which another Person has the voting power to elect the majority of the members of the board of directors, the board of managers or a similar body of such entity.

2.170                 Tax Matters Partner.  “Tax Matters Partner” shall have the meaning ascribed to such term in Subsection 8.2(e).

2.171                 Third-Party Proposed Sale.  “Third Party Proposed Sale” shall have the meaning ascribed to such term in Subsection 9.3(c).

2.172                 Third Tier Built-In Gain.  “Third Tier Built-In Gain” shall have the meaning ascribed to such term in Subsection 5.5(d).

2.173                 TMP Eligible Partner.  “TMP Eligible Partner” shall have the meaning ascribed to such term in Subsection 8.2(e).

2.174                 Trade Name and Trademark Agreement.  “Trade Name and Trademark Agreement” shall mean that certain Amended and Restated Trade Name and Trademark Agreement, dated April 30, 2012, between Penske System, Inc. and the Partnership, as the same may be amended, restated, supplemented or otherwise modified from time to time.

2.175                 Transfer.  “Transfer” shall mean any Sale or creation of a Lien.

2.176                 Transfreight Group Companies.  “Transfreight Group Companies” shall mean, collectively, (i) Transfreight Inc., a Canadian corporation, (ii) Transfreight Integrated Logistics Inc., a Canadian corporation, (iii) Transfreight LLC, a Delaware limited liability company, and (iv) Transfreight S.A. de C.V., a Mexican corporation.

2.177                 Triggering Transfer.  “Triggering Transfer” shall have the meaning ascribed to such term in Subsection 9.4(d).

2.178                 UPREIT Structure.  “UPREIT Structure” shall have the meaning ascribed to such term in Subsection 10.1(a).

2.179                 Volcker Rule.  “Volcker Rule” shall have the meaning ascribed to such term in Subsection 6.5(d)(v).

2.180                 General Provisions.  Unless the context otherwise requires, as used in this Agreement, (i) the terms “herein”, “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision; (ii) terms used in the singular also include the plural and vice versa; (iii) all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; (iv) any pronoun shall include the corresponding masculine, feminine and neuter forms; (v) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (vi) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (vii) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Section of, and Exhibits and Schedules to, this Agreement; and (viii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE 3

CAPITAL CONTRIBUTIONS; ISSUANCE OF PARTNERSHIP INTERESTS; CAPITAL ACCOUNTS

3.1                               Additional Capital Contributions; Issuance of Additional Partnership Interests.

(a)                     Except as required in Section 3.3, no additional capital contributions shall be required to be made by the Partners.

(b)                     If at any time the Advisory Committee has approved raising additional equity capital pursuant to Subsection 6.5(c)(viii) or Subsection 6.5(f)(v) then the General Partner may, by written notice, cause the Partnership to make a voluntary capital call to all Partners for the amount of such additional equity capital.  Any such notice of any additional capital call shall include the following information: (i) the aggregate amount of the capital contributions to be made and the reason for such capital call, (ii) the fair market value of 100% of the Partnership Interests adjusted for limited (non-controlling) Partnership Interests, as determined reasonably and in good faith by the Advisory Committee (on a pro forma basis after giving effect to the full satisfaction of such capital call), and (iii) the aggregate Percentage Interest represented by such capital call (on a pro forma basis after giving effect to the full satisfaction of such capital call).

(c)                      (i)  A capital call by the Partnership pursuant to Subsection 3.1(b) shall remain open for thirty (30) days or such longer period as may be determined by the General Partner.  If by the end of such period, any of the Partners shall have failed to provide written notice to the General Partner that it has elected to contribute its pro rata portion of such capital call (based on its Percentage Interests), the General Partner shall inform the Partners in writing within two (2) Business Days thereafter of the amount of such capital call not subscribed for by any non-participating Partners and by any Partners not participating in full with respect to their pro rata shares (such aggregate deficiency, the “Initial Capital Call Deficiency”).

(d)                     Following receipt of notice from the General Partner of any Initial Capital Call Deficiency, each Partner that elected to contribute its pro rata portion of the capital call (each, an “Electing Partner”) shall be entitled to elect to make an additional capital contribution of up to its pro rata share of any such Initial Capital Call Deficiency (based upon the aggregate Percentage Interests of all Electing Partners that elected to make a capital contribution pursuant to this Subsection 3.1(c)(ii), without giving effect to such capital contribution).  Each Electing Partner that exercises this right to contribute up to such pro rata share of any Initial Capital Call Deficiency shall provide notice thereof to the General Partner and each other Partner within ten (10) days after receipt of such notice of Initial Capital Call Deficiency from the General Partner, specifying the maximum amount such Partner has elected to contribute pursuant to this Subsection 3.1(c)(ii).

(e)                      In the event that the Electing Partners do not elect to contribute in the aggregate an amount sufficient to satisfy in full any Initial Capital Call Deficiency within such ten (10) day period, the General Partner shall inform the Partners in writing within two (2) Business Days thereafter of the amount of such Initial Capital Call Deficiency in respect of which Electing Partners have not elected to make additional capital contributions (the “Remaining Capital Call Deficiency”).

(f)                       Following receipt of notice from the General Partner of any Remaining Capital Call Deficiency, each Partner may elect to make additional capital contributions in respect of all or any portion of such Remaining Capital Call Deficiency by providing written notice thereof to the General Partner and each other Partner within ten (10) days after receipt of such notice of Remaining Capital Call Deficiency.

(g)                      If, within ten (10) days after receipt by each Partner of the notice of such Remaining Capital Call Deficiency, any Partners shall have provided notice to the General Partner of its election to contribute all or a portion of the Remaining Capital Call Deficiency, then the additional amount of capital to be contributed by all such Partners shall be allocated among them as follows:

(1)                                 (A)                               First, each participating Partner shall contribute its pro rata share of the Remaining Capital Call Deficiency (calculated by reference to the Percentage Interests of such participating Partners, but excluding, for purposes of such calculation, the Percentage Interests of any non-participating Partner) up to (but not to exceed) the additional amount it has agreed to contribute with respect to such Remaining Capital Call Deficiency; and

(2)                                 (B)                               Thereafter, if any of the Remaining Capital Call Deficiency shall not have been fully funded, each Partner that has contributed its full pro rata portion of such deficiency pursuant to Subsection 3.1(c)(v)(A) shall contribute its pro rata share of such remaining shortfall (calculated by reference to the Percentage Interests of only those Partners that have elected to contribute more than their pro rata share of the Remaining Capital Call Deficiency) up to (but not to exceed) the additional amount it has agreed to contribute, up to the remaining amount of such Remaining Capital Call Deficiency.

(h)                     Upon receipt by the General Partner of a Partner’s election to participate in a capital call pursuant to Subsection 3.1(c), such electing Partner shall be obligated to contribute to the Partnership the aggregate amount so elected, subject to reduction as provided herein and subject to abandonment of the capital call pursuant to Subsection 3.1(h). The failure by any Partner to elect to participate in the capital call pursuant to Subsections 3.1(c) shall be an irrevocable waiver of such Partner’s right to participate in satisfying such capital call.

(i)                         If (and only if) the Remaining Capital Call Deficiency is not satisfied in full by the participating Partners as provided in Subsection 3.1(c) (including, for the avoidance of doubt, following any capital call approved pursuant to Subsection 6.5(c)(viii)), then the General Partner may cause the Partnership to offer to sell and issue limited Partnership Interests, in a transaction that is exempt from the registration requirements of applicable securities Laws, to any Person that is a legal entity and is not a Partner or an Affiliate of any Partner (each, a

“Subject Purchaser”) and to admit such Subject Purchasers as Limited Partners of the Partnership, provided that:

(i)                                      the pricing of the proposed issuance is at least equal to the greater of the fair market value of the limited Partnership Interests issued and sold or 90% of the implied price of limited Partnership Interests to the existing Partners in such immediately preceding capital call (based upon the notice delivered by the General Partner to the existing Partners pursuant to Section 3.1(b) above), and the proposed issuance is otherwise on arms’ length terms and conditions; provided that if the proposed issuance of limited Partnership Interests is at a price that is less than the implied price of limited Partnership Interests to the existing Partners in such immediately preceding capital call, then (A) the implied price of limited Partnership Interests to the existing Partners in the immediately preceding capital call shall be decreased to equal the price for limited Partnership Interests in such proposed issuance (but without reducing the amount of the capital contributions by the participating Partners in respect of such capital call), (B) the aggregate Percentage Interest represented by the preceding capital call shall be adjusted to reflect the implied price of limited Partnership Interests in the proposed issuance and the aggregate proceeds to be received by the Partnership in connection with such proposed issuance and related capital call and (C) the General Partner shall promptly notify the Partners of the matters reflected in clauses (A) and (B) above; and

(ii)                                   such issuance is only for the unsatisfied portion of the Remaining Capital Call Deficiency in respect of such immediately preceding capital call.

(j)                        Any offer and sale of limited Partnership Interests to a Subject Purchaser pursuant to Subsection 3.1(e) shall be made by the General Partner during the period of one hundred eighty (180) days following the final election by Electing Partners with respect to the Remaining Capital Call Deficiency and shall be at a price and on terms and conditions that, in the case of an issuance approved pursuant to Subsection 6.5(f)(v), comply with Subsection 3.1(e) and, in the case of an issuance approved pursuant to Subsection 6.5(c)(viii), comply with the terms and conditions set forth by the Advisory Committee in granting its approval.  In addition, such offer and sale shall be made only subject to the following conditions:

(i)                                      the purchase price is paid 100% in cash in U.S. dollars to the Partnership (less associated customary fees and expenses);

(ii)                                   no amendment, supplement or modification of any kind will be made to this Agreement in connection with the proposed issuance or the consummation thereof (other than to admit each of the purchasers thereof as Limited Partners, and to adjust the Percentage Interests of all Partners, in each case on Schedule A, after receipt by the Partnership of a true and complete copy of this Agreement duly executed by each such purchaser);

(iii)                                such issuance shall comply with applicable Laws (including any applicable securities Laws and any applicable regulatory filing requirement of any Governmental Authority with respect thereto); and

(iv)                               none of the “bad actor” disqualifying events, described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act, shall be applicable to any of the purchasers of such limited Partnership Interests pursuant to such issuance.

(k)                     The closing of the capital contributions and issuance and sale of limited Partnership Interests provided by this Section 3.1 shall be held simultaneously, at a time and place as determined by the General Partner.  However, if such issuance and sale is not consummated within one hundred eighty (180) days following the final election by participating Partners with respect to the Remaining Capital Call Deficiency, then the restrictions provided for herein shall again become effective, and no capital call and no issuance and sale of limited Partnership Interests may be made thereafter by the Partnership without again complying with the provisions of this Section 3.1.

(l)                         If the expected proceeds of any equity issuance pursuant to Subsection 3.1(e) are insufficient to satisfy any related Remaining Capital Call Deficiency, then the related capital call and proposed issuance of Partnership Interests shall be abandoned and shall not be consummated by the Partners or the Partnership; provided, however, that notwithstanding the foregoing, if the Partnership has received a notice or other indication from the applicable rating agency or agencies that the aggregate amount expected to be funded to the Partnership in connection with a capital call and related proposed issuance of Partnership Interests approved pursuant to Section 6.5(f)(v) (taking into account the amount of any Remaining Capital Call Deficiency) is nonetheless sufficient to avoid the Partnership’s loss of any minimum investment grade corporate, unsecured, long term debt rating, then (i) the General Partner shall provide, as promptly as practicable to the Partners, a written notice (x) describing such notice or other indication and (y) stating the General Partner’s reasonable determination that, taking into account such notice or other indication, that the aggregate amount expected to be funded to the Partnership in connection with such capital call and related proposed issuance is believed by the General Partner to be sufficient to avoid the Partnership’s loss of any such debt rating, and (ii) the related capital call and proposed issuance of Partnership Interests shall not be abandoned and shall be consummated by the Partners or the Partnership.

(m)                 Following the consummation of the transactions contemplated by this Section 3.1, (x) the Capital Accounts for each participating Partner shall be adjusted, and (y) the Percentage Interests of each of the Partners shall each be adjusted, in each case, as and to the extent applicable.

3.2                               Capital Contributions and Accounts.  As of the Effective Time, MBK CV and MBK USA CV are being admitted as Limited Partners, and each of them is succeeding to the Capital Account of the Partnership Interest(s) being transferred to it.  A Capital Account shall be maintained for each Partner on the books of the Partnership. Each Partner’s interest in the capital of the Partnership shall be represented by its Capital Account.  The Capital Account of each Partner as of the Effective Time, after giving effect to the first sentence of this Section 3.2, to all distributions and contributions made at or prior to the Effective Time, to all distributions made pursuant to Subsection 5.1(b) for the 2014 Subject Year and to all allocations of items of income, gain, loss and deduction (including all special allocations) with respect to any period (or a portion thereof) ending at or prior to the Effective Time, shall be proportionate to such Partner’s Percentage Interest as set forth on Schedule A in effect at the

Effective Time.  The Partnership shall be permitted to adjust the Capital Account of each Partner after the Effective Time as appropriate to give effect to the immediately preceding sentence.

3.3                               Negative Capital Accounts.  In the event the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) (other than as a result of a termination under Section 708(b)(1)(B) of the Code), (x) distributions shall be made pursuant to Article 11 to the Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2), and (y) if the General Partner’s Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the taxable year during which such liquidation occurs), the General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3). If any Limited Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, and allocations for all taxable years, including the taxable year during which such liquidation occurs), such Limited Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purposes whatsoever. In no event shall any transaction contemplated by clauses (x) and (y) of the first sentence of this Subsection 3.3 result in a change in any Partner’s Percentage Interest.

3.4                               Compliance with Treasury Regulations.  The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b) (or any corresponding provision of succeeding Law) and shall be interpreted and applied in a manner consistent with such Regulation. In the event the General Partner shall determine and the Majority Limited Partners and the GE Representative Partner approve that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulation, the Partnership may make such modifications (provided that no such modification shall have a material adverse effect on the economic position of any Partner). The Partnership also shall make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulation Section 1.704-1(b) (or any corresponding provisions of succeeding Law provided that such modification shall not have a material adverse effect on the economic position of any Partner).

3.5                               Succession to Capital Accounts.  In the event any interest in the Partnership is Sold in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest. For purposes of the immediately preceding sentence, the portion of the Capital Account to which the transferee succeeds shall be that percentage of the transferor’s total Capital Account as the Percentage Interest being transferred bears to the total Percentage Interest of the transferor, taking into account Section 9.6.

3.6                               No Withdrawal of Capital Contributions.  No Partner shall withdraw any Capital Contributions without the unanimous written approval of the other Partners. No Partner shall receive any interest with respect to its Capital Contributions.

3.7                               No Partnership Certificates.  No certificates to evidence a Partner’s interest in the Partnership (a “Partnership Certificate”) shall be issued and any Partnership Certificates previously issued shall be null and void and without any force or effect whatsoever.

3.8                               Percentage Interests.  Effective as of the Effective Time, the Percentage Interest of each Partner in the Partnership is as set forth on Schedule A hereto.

ARTICLE 4

COSTS AND EXPENSES

4.1                               Operating Costs.  The Partnership shall (i) pay or cause to be paid all costs and expenses of the Partnership incurred in pursuing and conducting, or otherwise related to, the business of the Partnership and (ii) reimburse the General Partner for any documented out-of-pocket costs and expenses incurred by it in connection therewith (including in the performance of its duties as tax matters partner), to the extent permitted by Section 6.7.

ARTICLE 5

DISTRIBUTIONS; PARTNERSHIP ALLOCATIONS;
TAX MATTERS

5.1                               Distributions Prior to Dissolution.

(a)                     Preliminary Quarterly Distributions.  By no later than 45 days following the end of each of the first three quarters of each Subject Year, subject to Section 9.6, applicable Law and the terms of any applicable credit agreement, indenture, debt security or debt instrument, the Partnership shall make a distribution to the Partners of the amount, if any, by which fifty percent (50%) of Net Income for the Subject Year To Date exceeds the distributions made pursuant to this Subsection 5.1(a) with respect to such Subject Year (the “Preliminary Distributions”), in the following amounts, order and priority (for the avoidance of doubt, the amounts, order and priority of distributions pursuant to this Subsection 5.1(a) shall not apply to any distributions in accordance with Section 11.3 upon the dissolution of the Partnership and the failure to continue the Partnership as provided in Section 11.1):

(i)                                      First, in the event that the Partnership shall have sold all or substantially all of the Rollins Business, to GE Truck Leasing Holdco in an amount equal to the excess, if any, of (A) the excess, if any, of (1) $57,000,000, over (2) the product of (x) .40 times (y) the excess, if any, of (I) the initial Gross Asset Value of the Code Section 197 intangibles attributable to the Rollins Business, over (II) the sales price for such intangibles, over (B) all prior distributions to GE Truck Leasing Holdco pursuant to this Subsection 5.1(a)(i) or Subsection 5.1(b)(i); and

(ii)                                   Second, to the Partners pro rata in accordance with each Partner’s Percentage Interest.

(b)                     Annual Distributions.  With respect to any Subject Year, by no later than April 15 of the following Partnership Year, subject to Section 9.6, applicable Law and the terms of any applicable credit agreement, indenture, debt security or debt instrument, the Partnership shall make a distribution to the Partners of the amount, if any, by which fifty percent (50%) of Net Income for the Subject Year based on the Partnership’s audited financial statements determined in accordance with Generally Accepted Accounting Principles with respect to the Subject Year exceeds the cumulative Preliminary Distributions made with respect to the Subject Year (the “Final Distribution”), in the following amounts, order and priority (for the avoidance of doubt, the amounts, order and priority of distributions pursuant to this Subsection 5.1(b) shall not apply to any distributions in accordance with Section 11.3 upon the dissolution of the Partnership and the failure to continue the Partnership as provided in Section 11.1):

(i)                                      First, in the event that the Partnership shall have sold all or substantially all of the Rollins Business, to GE Truck Leasing Holdco in an amount equal to the excess, if any, of (A) the excess, if any, of (1) $57,000,000, over (2) the product of (x) .40 times (y) the excess, if any, of (I) the initial Gross Asset Value of the Code Section 197 intangibles attributable to the Rollins Business, over (II) the sales price for such intangibles, over (B) all prior and current distributions to GE Truck Leasing Holdco pursuant to Subsection 5.1(a)(i) and prior distributions to GE Truck Leasing Holdco pursuant to this Subsection 5.1(b)(i); and

(ii)                                   Second, to the Partners pro rata in accordance with each Partner’s Percentage Interest.

(c)                      Discretionary Special Distributions.  Except for distributions to the Partners in accordance with Subsections 5.1(a) and 5.1(b), the Partnership shall not, at any time prior to January 28, 2018, make any other distributions to the Partners (such other distributions “Discretionary Distributions”).  During the period from and after January 29, 2018 and on or prior to January 28, 2023, and provided that (x) the ratio of consolidated debt to consolidated equity of the Partnership is less than 3.0 to 1.0 immediately before, and after giving pro forma effect to the payment of, the proposed Discretionary Distributions and (y) the amount of all distributions made by the Partnership to the Partners during the then current calendar year does not exceed 80% of the consolidated net income of the Partnership for the then current Partnership Year through the date of such Discretionary Distribution, then the making of a Discretionary Distribution shall require a Level Four Approval.  For the avoidance of doubt, from and after January 29, 2023, the making of any Discretionary Distribution shall require a Level Four Approval. Any Discretionary Distributions made pursuant to this Subsection 5.1(c) shall be made by the Partnership to the Partners pro rata in accordance with each Partner’s Percentage Interest.

(d)                     Notice of Determination of Law.  If any determination is made by the General Partner that applicable Law would forbid any distribution pursuant to this Section 5.1, then the General Partner shall provide notice to the GE Representative Partner and MBK CV of such determination (which shall include the basis for such determination) and provide the GE Representative Partner and MBK CV with a reasonable opportunity to discuss such determination.

5.2                               Partnership Allocations.

(a)                     Profits and Losses.  For each taxable year or portion of a taxable year for which the Partnership is required to allocate Profits, Losses, or other items pursuant to this Article 5, after giving effect to the special allocations set forth in Sections 5.3 and 5.4, and subject to the rules of Section 5.5 and Section 9.6, Profits and Losses of the Partnership for the relevant period shall be allocated to the Partners in proportion to their Percentage Interests, subject to the limitation in Subsection 5.2(b) below with respect to the allocation of Losses.

(b)                     Loss Limitation.

(i)                                      Capital Account Limitation.  The Losses allocated pursuant to Subsection 5.2(a) shall not exceed the maximum amount of Losses that can be so allocated without causing any Limited Partner to have an Adjusted Capital Account Deficit at the end of any taxable year. All Losses otherwise allocable to a Limited Partner in excess of the limitation set forth in this Subsection 5.2(b)(i) shall be allocated (A) in the case of any Penske Partner (other than PAG), first, to the other Penske Partners (other than PAG), if any, that are Limited Partners without such an Adjusted Capital Account Deficit in proportion to and to the extent of the amount of Losses that can be allocated to each such Penske Partner without causing it to have an Adjusted Capital Account Deficit and, thereafter, to the General Partner, (B) in the case of PAG, to the General Partner, (C) in the case of any GE Partner, first, to the other GE Partners without such an Adjusted Capital Account Deficit in proportion to and to the extent of the amount of Losses that can be allocated to each such GE Partner without causing it to have an Adjusted Capital Account Deficit and, thereafter, to the General Partner, (D) in the case of PTL GP, as a Limited Partner, (x) with respect to eighty-two percent (82%) of such excess losses, first to Penske Partners that are Limited Partners without such an Adjusted Capital Account Deficit, after the application of clauses (A), (B) and (C) of this Subsection 5.2(b)(i), in proportion to and to the extent of the amount of Losses that can be allocated to each such Limited Partner without causing it to have an Adjusted Capital Account Deficit and, thereafter, to the General Partner, and (y) with respect to eighteen percent (18%) of such excess losses, first to PAG to the extent of the amount of Losses that can be allocated to PAG, after the application of clause (B) of this Subsection 5.2(b)(i), without causing it to have an Adjusted Capital Account Deficit and, thereafter, to the General Partner, and (E) in the case of the Mitsui Partners, first, to the other Mitsui Partner if such other Mitsui Partner has no Adjusted Capital Account Deficit to the extent of the amount of Losses that can be allocated to such other Mitsui Partner without causing it to have an Adjusted Capital Account Deficit and, thereafter, to the General Partner.

(ii)                                   Tax Basis Limitation.  If, as a result of the application of Code Section 704(d), the federal income tax loss associated with an allocation of Losses allocated to a Partner pursuant to Subsection 5.2(a) or Subsection 5.2(b)(i) cannot be claimed by such Partner for the taxable year during which such Losses arose, then such Losses may be reallocated as set forth in this Subsection 5.2(b)(ii), but only to the extent such Partner consents to such reallocation, in the following manner and order: (A) if any Penske Partner other than PAG is limited to any extent by Code Section 704(d) with respect to its ability to claim tax losses associated with an allocation of Losses pursuant to Subsection 5.2(a) or Subsection 5.2(b)(i), then the other Penske Partners among such group that are not so limited may elect, by written notice to the General Partner, to have such Losses allocated to them in proportion to and to the extent of the amount of such Losses that can be allocated to each such

Penske Partner without causing its ability to claim the tax losses associated with such Losses to be limited under Code Section 704(d) and without causing it to have an Adjusted Capital Account Deficit; (B) if any GE Partner is limited to any extent by Code Section 704(d) with respect to its ability to claim tax losses associated with an allocation of Losses pursuant to Subsection 5.2(a) or Subsection 5.2(b)(i), then the other GE Partners among such group that are not so limited may elect, by written notice to the General Partner, to have such Losses allocated to them in proportion to and to the extent of the amount of such Losses that can be allocated to each such GE Partner without causing its ability to claim the tax losses associated with such Losses to be limited under Code Section 704(d) and without causing it to have an Adjusted Capital Account Deficit; and (C) if PTL GP is limited to any extent by Code Section 704(d) with respect to its ability to claim tax losses associated with an allocation of Losses pursuant to Subsection 5.2(a) or Subsection 5.2(b)(i), then the Penske Partners (other than PAG) that are not so limited may elect, by written notice to the General Partner, to have up to eighty-two percent (82.00%) of such Losses allocated to them in proportion to and to the extent of the amount of such Losses that can be allocated to each such Penske Partner without causing its ability to claim the tax losses associated with such Losses to be limited under Code Section 704(d) and without causing it to have an Adjusted Capital Account Deficit, PAG may elect, by written notice to the General Partner, to have up to eighteen percent (18.00%) of such Losses allocated to it to the extent of the amount of such Losses that can be allocated to PAG without causing its ability to claim the tax losses associated with such Losses to be limited under Code Section 704(d) and without causing it to have an Adjusted Capital Account Deficit and (D) if any Mitsui Partner is limited to any extent by Code Section 704(d) with respect to its ability to claim tax losses associated with an allocation of Losses pursuant to Subsection 5.2(a) or Subsection 5.2(b)(i), then the other Mitsui Partner that is not so limited may elect, by written notice to the General Partner, to have such Losses allocated to it to the extent of the amount of such Losses that can be allocated to such other Mitsui Partner without causing such other Mitsui Partner’s ability to claim the tax losses associated with such Losses to be limited under Code Section 704(d) and without causing such other Mitsui Partner to have an Adjusted Capital Account Deficit.

5.3                               Special Allocations.  The following special allocations shall be made in the following order:

(a)                     Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Article 5, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable year, each Partner shall be specially allocated items of Partnership income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Subsection 5.3(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)                     Partner Minimum Gain Chargeback.  Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article 5, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership taxable year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Subsection 5.3(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)                      Qualified Income Offset.  In the event any Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to each such Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Limited Partner as quickly as possible, provided that an allocation pursuant to this Subsection 5.3(c) shall be made only if and to the extent that such Limited Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 5 have been tentatively made as if this Subsection 5.3(c) were not in the Agreement.

(d)                     Gross Income Allocation.  In the event any Limited Partner has a deficit Capital Account at the end of any taxable year that is in excess of the sum of (i) the amount such Limited Partner is obligated to restore (pursuant to the terms of this Agreement or otherwise) and (ii) the amount such Limited Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Subsection 5.3(d) shall be made only if and to the extent that such Limited Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 5 have been made as if Subsection 5.3(c) and this Subsection 5.3(d) were not in the Agreement.

(e)                      Nonrecourse Deductions.  Nonrecourse Deductions for any taxable year shall be specially allocated among the Partners in proportion to their Percentage Interests.

(f)                       Partner Nonrecourse Deductions.  Any Partner Nonrecourse Deductions for any taxable year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g)                      Code Section 754 Adjustment.  To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) (2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of its interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partners to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m) (4) applies.

(h)                     Special Allocation of Income and Gain to GE Truck Leasing Holdco Upon Liquidation.  In the event that, during any taxable year, the Partnership dissolves and is liquidated pursuant to Article 11, (i) GE Truck Leasing Holdco shall be specially allocated items of Partnership income and gain in an amount equal to $35,600,000 (or, in the event that GE Truck Leasing Holdco ceases to be a Partner, the other GE Partners shall be specially allocated such items of income and gain, pro rata), and (ii) MBK CV and MBK USA CV shall be specially allocated items of Partnership income and gain in amounts equal to $7,120,000 and $1,780,000, respectively (or, in the event that MBK CV or MBK USA CV ceases to be a Partner, the remaining Mitsui Partner shall be specially allocated the aggregate amount of such items of income and gain).

(i)                         Special Allocation of Gain.  In the event that, in any taxable year, the Partnership realizes, or is deemed to realize, a gain from the sale, disposition, or adjustment to the Gross Asset Value of Partnership Property, the gain from such sale, disposition or adjustment that would have been allocated to each Partner of the same group under Sections 5.2, 5.3 and 5.4 of this Agreement (other than this Section 5.3(i)) shall be re-allocated among the Partners of such same group in proportion to, and to the extent of, the excess, if any, of (i) the aggregate amount of Losses allocated to each such Partner (or its predecessor or transferor) for the current and all prior taxable years pursuant to Subsection 5.2(b)(ii) or the Corresponding Provision of any Prior Agreement, over (ii) the cumulative amount of gain allocated to such Partner (or its predecessor or transferor) pursuant to this Subsection 5.3(i) or the Corresponding Provision of any Prior Agreement for all prior tax years..

5.4                               Curative Allocations.  The allocations set forth in Subsections 5.2(b)(i), 5.3(a), 5.3(b), 5.3(c), 5.3(d), 5.3(e), 5.3(f) and 5.3(g) and the Corresponding Provisions of the Prior Agreements (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 5.4 Therefore, notwithstanding any other provision of this Article 5 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate (without causing an Adjusted Capital Account Deficit for any Partner) so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement or any Prior Agreement and all Partnership items were allocated pursuant to Subsections 5.2(a), 5.2(b)(ii), 5.3(h) and 5.3(i) or the Corresponding Provisions of the Prior Agreements. In exercising its discretion under this Section 5.4, the General Partner shall take into account future Regulatory Allocations under Subsections 5.3(a) and 5.3(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Subsections 5.3(e) and 5.3(f).

5.5                               Other Allocation Rules.

(a)                     Profits, Losses, and any other items of income, gain, loss, deduction, or credit shall be allocated to the Partners pursuant to this Article 5 as of the last day of each taxable year, provided that Profits, Losses, and such other items shall also be allocated at such times as the Gross Asset Values of Partnership assets are adjusted pursuant to subparagraph (2) of Subsection 2.59.

(b)                     The Partners are aware of the income tax consequences of the allocations made by this Article 5 and hereby agree to be bound by the provisions of this Article 5 in reporting their shares of Partnership income and loss for income tax purposes.

(c)                      For purposes of determining the Profits, Losses, or any other items of income, gain, loss, deduction, or credit allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis using the closing of the books method or, if proposed by the General Partner and approved by the GE Representative Partner with respect to a particular period, any other permissible method under Code Section 706 and the Regulations thereunder. Notwithstanding the foregoing, in respect of the calendar month in which the Mitsui Partners acquire Partnership Interests from the GE Partners as of the Effective Time, the General Partner shall allocate the monthly Profits, Losses and other items of income, gain, loss, deduction or credit with respect to such Partnership Interests as follows: (i) the product of such monthly Profits, Losses and other items multiplied by a fraction, the numerator of which is the number of days of such month that have elapsed (based on the close of business) as of the Effective Time, and the denominator of which is the total number of days of such month, shall be allocated to the transferring GE Partners, and (ii) the product of such monthly Profits, Losses and other items multiplied by a fraction, the numerator of which is the number of days of such month that occur after the Effective Time, and the denominator of which is the total number of days of such month of, shall be allocated to the Mitsui Partners.

(d)                     Any “excess nonrecourse liability” of the Partnership, within the meaning of Regulations Section 1.752-3(a)(3), shall be allocated first among the Partners in proportion to and to the extent of the amount of built-in gain that is allocable to each such Partner on section 704(c) property or property for which reverse section 704(c) allocations are applicable where such property is subject to the nonrecourse liability to the extent that such built-in gain exceeds the gain described in Regulations Section 1.752-3(a)(2) with respect to such property (“Third Tier Built-In Gain”), except that, if and to the extent necessary for a Partner or Partners to avoid a limitation in a taxable year on Partnership deductions or losses under Code Section 704(d) or the recognition of gain on a Partnership distribution under Code Section 731(a)(1), allocations based on Third Tier Built-In Gain for such taxable year shall be increased to such Partner or Partners and reduced to one or more other Partners, in each case in accordance with Regulations Section 1.752-3(a)(3), provided that such decreases have no adverse effect under Code Section 704(d) or 731(a)(1) on any Partner for such taxable year. The amount of any excess nonrecourse liabilities not allocated pursuant to the preceding sentence shall be allocated in accordance with the Partners interests in Partnership profits. Solely for purposes of this Subsection 5.5(d), the Partners’ interests in Partnership profits are in proportion to their Percentage Interests.

5.6                               Tax Allocations; Code Section 704(c).

(a)                     In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value.

(b)                     In the event the Gross Asset Value of any asset of the Partnership shall be or has been adjusted pursuant to the provisions of this Agreement or any Prior Agreement, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder.

(c)                      Any elections or other decisions relating to such Section 704(c) allocations shall be made by the Partners in any manner that reasonably reflects the purpose and intention of this Agreement. Section 704(c) allocations pursuant to this Section 5.6 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

(d)                     The Partnership shall continue to use the “remedial allocation method” (as defined in Regulations Section 1.704-3(d)) for purposes of computing section 704(c) allocations and reverse section 704(c) allocations to the extent that it previously adopted that method with respect to property contributed to the Partnership with a Gross Asset Value that differed from its adjusted tax basis at the time of contribution and property for which differences between Gross Asset Value and adjusted tax basis were created by a revaluation of Partnership property pursuant to Regulations Section 1.704-1(b)(2)(iv)(f).

(e)                      Except as otherwise provided in Subsection 5.6(d) or Subsection 5.6(f), the Partnership shall use the “traditional method” (as defined in Regulations Section 1.704-3(d)) for purposes of computing section 704(c) allocations with respect to property contributed to the Partnership with a Gross Asset Value that differs from its adjusted tax basis at the time of contribution and reverse section 704(c) allocations with respect to property for which differences between Gross Asset Value and adjusted tax basis are created when the Partnership revalues Partnership property pursuant to Regulations Section 1.704-1(b)(2)(iv)(f).

(f)                       The Partnership may use any method or combination of methods that is reasonable, under Regulations Section 1.704-3(a), that is proposed in writing by the General Partner and approved by the GE Representative Partner in writing, for purposes of computing section 704(c) allocations with respect to specific contributions of property, as identified in the General Partner’s written proposal, or for purposes of computing reverse section 704(c)

allocations with respect to specific revaluations of property pursuant to Regulations Section 1.704-1(b)(2)(iv)(f), as identified in the General Partner’s written proposal.

(g)                      The Partnership shall account for any goodwill of the Partnership with respect to which there is a Code Section 734(b) basis adjustment consistent with the provisions of Regulations Section 1.197-2 (including Regulations Section 1.197-2(k), Example 31).

5.7                               Accounting Method.  The books of the Partnership (for both tax and financial reporting purposes) shall be kept on an accrual basis.

ARTICLE 6

MANAGEMENT

6.1                               Rights and Duties of the Partners.

(a)                     The Limited Partners shall not participate in the control of the business of the Partnership and shall have no power to act for or bind the Partnership. The Limited Partners shall have the right to approve certain actions proposed to be taken by the General Partner and certain voting rights, all as set forth herein.

(b)                     Subject to Delaware Law, no Limited Partner shall be liable for losses or debts of the Partnership beyond the aggregate amount such Partner is required to contribute to the Partnership pursuant to this Agreement plus such Partner’s share of the undistributed net profits of the Partnership, except that nothing in this Subsection 6.1(b) shall limit any liability, obligation or claim incurred by a Limited Partner in its capacity as General Partner at such time as it was acting as the General Partner of the Partnership.

6.2                               Fiduciary Duty of General Partner.  The General Partner shall have fiduciary responsibility for the safekeeping and use of all funds and assets (including records) of the Partnership, whether or not in its immediate possession or control, and the General Partner shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Partnership.

6.3                               Powers of General Partner.

(a)                     Subject to the terms and conditions of this Agreement, the General Partner shall have full and complete charge of all affairs of the Partnership, and the management and control of the Partnership’s business shall rest exclusively with the General Partner. Except as otherwise provided in the Act or by this Agreement, the General Partner shall possess all of the rights and powers of a partner in a partnership without limited partners under Delaware Law. The General Partner shall be required to devote to the conduct of the business of the Partnership such time and attention as is necessary to accomplish the purposes, and to conduct properly the business, of the Partnership.

(b)                     Subject to the limitations set forth in this Agreement, including but not limited to Section 6.5, the General Partner shall perform or cause to be performed all management and operational functions relating to the business of the Partnership. Without limiting the generality of the foregoing, the General Partner is solely authorized on behalf of the Partnership, in the General Partner’s sole discretion and without the approval of the Limited Partners, to:

(i)                                      expend the capital and revenues of the Partnership in furtherance of the Partnership’s business set forth in clauses (i), (ii), (iii) and (iv) of Section 1.4 or otherwise approved in accordance with Subsection 6.5(c)(iv) after the Effective Time, and pay, in accordance with the provisions of this Agreement, all expenses, debts and obligations of the Partnership to the extent that funds of the Partnership are available therefor;

(ii)                                   subject to Section 6.5(d)(v), make investments in United States government securities, securities of governmental agencies, commercial paper, insured money market funds, bankers’ acceptances and certificates of deposit, pending disbursement of the Partnership funds in furtherance of the Partnership’s business set forth in clauses (i), (ii), (iii) and (iv) of Section 1.4 or otherwise approved in accordance with Subsection 6.5(c)(iv) after the Effective Time or to provide a source from which to meet contingencies;

(iii)                                enter into and terminate agreements and contracts with third parties in furtherance of the Partnership’s business set forth in clauses (i), (ii) and (iii) of Section 1.4 or otherwise approved in accordance with Subsection 6.5(c)(iv) after the Effective Time, institute, defend and settle litigation arising therefrom, and give receipts, releases and discharges with respect to all of the foregoing;

(iv)                               maintain, at the expense of the Partnership, adequate records and accounts of all operations and expenditures and furnish any Partner with the reports referred to in Section 8.2;

(v)                                  purchase, at the expense of the Partnership, liability, casualty, fire and other insurance and bonds to protect the Partnership’s properties, business, partners and employees and to protect the General Partner and its employees;

(vi)                               employ, at the expense of the Partnership, consultants, accountants, attorneys, and others and terminate such employment; provided, however, that if any Affiliate of any Partner is so employed, such employment shall be in accordance with Section 6.7;

(vii)                            execute and deliver any and all agreements, documents and other instruments necessary or incidental to the conduct of the business of the Partnership; and

(viii)                         incur indebtedness, borrow funds and/or issue guarantees, in each case for the conduct of the Partnership’s business set forth in (i), (ii), (iii) and (iv) of Section 1.4 or otherwise approved in accordance with Subsection 6.5(c)(iv) after the Effective Time.

By executing this Agreement, each Partner shall be deemed to have consented to any exercise by the General Partner of any of the foregoing powers.

(c)                      The General Partner shall cause Schedule A to be amended to reflect any Sale of a Partner’s Partnership Interest (to the extent permitted by this Agreement), the total Percentage Interest of each Partner, any change in name of the Partnership or change in the name or names under which the Partnership conducts its business (to the extent permitted by this Agreement), and receipt by the Partnership of any notice of change of address of a Partner. The amended Schedule A, which shall be kept on file at the principal office of the Partnership, shall supersede all such prior Schedules and become part of this Agreement, and the General Partner shall promptly forward a copy of the amended Schedule A to each Partner upon each amendment thereof.

6.4                               Advisory Committee.

(a)                     Selection of the Advisory Committee.  The Partnership shall have an Advisory Committee (the “Advisory Committee”) consisting of five (5) members. Of the five (5) Advisory Committee members, three (3) shall be designated by PTLC (each, a “Penske Committee Member”) and, subject to Section 9.5(d), one (1) shall be designated by the GE Representative Partner (a “GE Committee Member”) and one (1) shall be designated by MBK CV (the “Mitsui Committee Member”). Schedule B annexed hereto sets forth the members of the Advisory Committee as of the Effective Time.

(b)                     Functions of the Advisory Committee; Quorum; Vote Required for Action.

(i)                                      The Advisory Committee shall consult with and advise the General Partner with respect to the business of the Partnership. In addition, the Advisory Committee shall review any matters or actions proposed to be taken by the General Partner which pursuant to Section 6.5 hereof require the Advisory Committee’s prior approval. Subject to the provisions of Subsection 6.4(b)(ii) below and provided that notice shall have been duly given as set forth in Subsection 6.4(c) below: (A) at any meeting of the Advisory Committee in which an action requiring a Level One Approval shall be considered, the presence of a Level One Quorum shall be a quorum for the consideration of such action, (B) at any meeting of the Advisory Committee in which an action requiring a Level Two Approval shall be considered, the presence of a Level Two Quorum shall be a quorum for the consideration of such action, (C) at any meeting of the Advisory Committee in which an action requiring a Level Three Approval shall be considered, the presence of a Level Three Quorum shall be a quorum for the consideration of such action, and (D) at any meeting of the Advisory Committee in which an action requiring a Level Four Approval shall be considered, the presence of a Level Four Quorum shall be a quorum for the consideration of such action, and (E) at any other meeting of the Advisory Committee, the presence of a Level Four Quorum shall be the quorum necessary for the conduct of any other business.

(ii)                                   With respect to any regularly-scheduled meeting of the Advisory Committee, and any other meeting of the Advisory Committee notice of which shall have been duly given as set forth in Subsection 6.4(c) below, in the event that a quorum shall not be present at the time and place fixed for such regularly-scheduled meeting or specified in such notice of any other meeting, then such meeting shall automatically be adjourned (without the need for further notice) until the same time (and at the same place) on the next succeeding

Business Day. At any meeting of the Advisory Committee which shall have been so adjourned, the number of members specified for the quorum in Subsection 6.4(b)(i) above shall constitute a quorum solely with respect to (A) as to any regularly-scheduled meeting of the Advisory Committee, any matter that may properly be considered at such meeting and (B) as to any other meeting of the Advisory Committee, only those matters which shall have been specified in the notice calling the meeting which was so adjourned and no other matters, and any action purportedly taken by the Advisory Committee in contravention of the foregoing shall be void and of no force or effect whatsoever.

(iii)                                Each member of the Advisory Committee shall have one vote on all matters which may come before the Advisory Committee for decision. Members of the Advisory Committee may be present and vote at meetings thereof in person or by written proxy. All actions by the Advisory Committee shall require the affirmative vote of a majority of the members of the Advisory Committee and in certain circumstances as further specified in Subsections 6.5(c), 6.5(d), 6.5(e) and 6.5(f) below the affirmative vote set forth in such sections.

(c)                      Meetings in Person or by Telephone; Notice; Action by Written Consent.  Meetings of the Advisory Committee may be in person, by telephonic communication or by such other means as to permit all members to hear and be heard by each other at the same time. All members of the Advisory Committee shall be given not less than five (5) Business Days’ advance notice of all meetings (other than regularly scheduled meetings), which notice shall set forth the business to be considered at such meeting, the time of such meeting and the place of such meeting (if other than the principal office of the Partnership). Notice of any meeting may be waived by means of a written instrument, including by electronic transmission that may be printed on paper, to such effect executed and delivered by the waiving member to the Partnership either prior to or after such meeting. Meetings in person shall be held at the principal office of the Partnership, or at such other place as may be determined by the Advisory Committee and, at any such meeting, any one or more members of the Advisory Committee may participate by means of telephonic communication or other means as aforesaid, so long as all members of the Advisory Committee participating in such meeting can hear and be heard by one another, and such participation shall be deemed presence in person for purposes of such meeting.  Any action required or permitted to be taken at any meeting of the Advisory Committee may be taken without a meeting if all members of the Advisory Committee approve such action in a writing or writings or by electronic transmission or transmissions, and the writing or writings or electronic transmission or transmissions are filed with the minutes of meetings of the Advisory Committee.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

(d)                     Regular Meetings and Special Meetings.

(1)                                 Regular meetings of the Advisory Committee shall be held at such times as the Advisory Committee shall from time to time determine, but no less frequently than once each quarter of the Partnership Year.

(2)                                 Special meetings of the Advisory Committee shall be held whenever called by any member of the Advisory Committee upon no less than five (5) Business

Days’ notice to each member of the Advisory Committee prior to such meeting unless such notice is waived by each such member. Any and all business that may be transacted at a regular meeting of the Advisory Committee may be transacted at a special meeting, subject to the notice requirements of Subsection 6.4(b)(ii)(B).

(3)                                 As and to the extent practicable, the members of the Advisory Committee shall be furnished in advance of any regular or special meetings of the Advisory Committee, information relating to any action to be submitted at such regular or special meeting for any Level One Approval, Level Two Approval, Level Three Approval and/or Level Four Approval, as applicable, by the Advisory Committee.

(4)                                 At each meeting of the Advisory Committee, the General Partner shall provide to each member of the Advisory Committee a written summary of any and all actions, claims or proceedings initiated by the Partnership where the same involves claims in excess of $1,000,000 (other than any vehicle-related accident claims).

(e)                      Resignation, Replacement and Removal of Advisory Committee Members.  Any Penske Committee Member may be removed at any time, with or without cause, by proposal of PTLC. Any GE Committee Member may be removed at any time, with or without cause, by proposal of the GE Representative Partner. Any Mitsui Committee Member may be removed at any time, with or without cause, by proposal of MBK CV. In the event of the death, adjudication of insanity or incompetency, resignation, withdrawal or removal of: (i) a Penske Committee Member, PTLC shall designate a replacement member; or (ii) the other Committee Members, the Partner authorized under Subsections 6.4(a) or 9.5(d) to designate such Committee Member shall designate a replacement member.

(f)                       Certain Provisions with respect to the Advisory Committee.  The Advisory Committee may adopt from time to time appropriate rules and regulations concerning the frequency and conduct of its meetings. Any member of the Advisory Committee may delegate any or all of his or her authority as a member of the Advisory Committee to any person, or may appoint any person as such member’s proxy with respect to any matter or matters to be considered or action to be taken by the Advisory Committee, provided that the Partner which designated the Advisory Committee member has approved such delegation or appointment in writing. Such approval may be revoked by the granting Partner or Advisory Committee member at any time, provided that any such revocation shall not affect the validity of any action taken by such delegate or proxy prior to such revocation.

(g)                      Audit Function.  The Partnership has engaged the Auditor as its independent auditors. The Advisory Committee shall review and confer with respect to the performance of the Partnership’s independent auditors and may, by Level One Approval, require that such auditors be substituted by the General Partner; provided, however, that notwithstanding the foregoing only a Level Four Approval shall be required if the substitute auditors are Deloitte LLP, KPMG LLP, PricewaterhouseCoopers LLP or Ernst & Young LLP (or, with respect to each, any successor firm thereof).  The Partnership shall maintain an internal audit staff which (i) shall report directly to the Advisory Committee and (ii) shall not be utilized by any Partner or any of its Affiliates (other than the Partnership Group) with respect to its separate business.

(h)                     No Liability.  Notwithstanding anything else contained in this Agreement, the Advisory Committee shall not be deemed to possess and shall not exercise any power that, if possessed or exercised by a Limited Partner, would constitute participation in the control of the business of the Partnership, within the meaning of Section 17-303 of the Delaware Revised Uniform Limited Partnership Act, and no member of the Advisory Committee shall be liable to the Partnership, the General Partner, any Limited Partner, or any other person or entity for any losses, claims, damages or liabilities arising from any act or omission performed or omitted by it as a member of the Advisory Committee other than acts or omissions involving willful misconduct or bad faith or a breach of Subsection 6.4(i). The Partnership shall indemnify, to the fullest extent permitted by Law, each member of the Advisory Committee (and any proxy thereof) against losses, claims, damages or liabilities arising from any act or omission performed or omitted by him or her as a member of the Advisory Committee or any subcommittee thereof from time to time other than those involving willful misconduct or bad faith on the part of such committee member or a breach of Subsection 6.4(i).

(i)                         Confidentiality.  With respect to any and all information provided to or obtained by any Partner, any assignees of Partnership Interests or any of their Affiliates, or any of its or their directors, officers, employees, agents, representatives or advisors, including Non-Voting Observers, as a result of such Partner being a Partner in the Partnership or its designee being a member of or an observer on the Advisory Committee (except for the exclusions below, “Evaluation Material”), such Partner and each of its Affiliates, and its and their directors, officers, employees, agents, representatives or advisors, including a Non-Voting Observer, shall hold such information in strict confidence and use such information solely in connection with such Partner’s evaluation of its investment in the Partnership; provided, however, that any Partner may disclose such information (a) as required by applicable law, rule or regulation (including but not limited to the Securities Act, the Exchange Act, or applicable securities laws of any other jurisdiction, or rules of a stock exchange or other self-regulatory bodies), (b) to any person involved in the preparation of the Partner’s or any of its Affiliates’ financial statements, public filings or tax returns, (c) to any of its own Affiliates, or its or their directors, officers, employees, agents, representatives or advisors who are informed of the strictly confidential nature of such information and are or have been advised of their obligation to keep information of this type strictly confidential, (d) upon the request or demand of any Governmental Authority having jurisdiction over any of the Partnership or any of their Partners or any of their Affiliates or (e) to any person and such person’s advisors with whom any Partner or any of its Affiliates is contemplating a financing transaction or to whom such Partner is contemplating a Transfer of all or any portion of its Partnership Interests in accordance with the terms of this Agreement (a “Potential Buyer”), provided that such Potential Buyer and such person’s advisors are advised of the strictly confidential nature of such information and the Potential Buyer agrees to be bound by a confidentiality agreement containing protective provisions no less protective of the information of the Partnership than provided in this Agreement. All press releases, public announcements, and similar publicity (other than such public announcements required by applicable law, rule or regulation, pursuant to clause (a) in the immediately preceding sentence) respecting the Partnership and referencing the name of any Partner or any Affiliate of any Partner (“Non-Issuing Partner”) other than the Partner issuing such press release, public announcement, similar publicity or making such required disclosure shall be made only with the prior written consent of such Non-Issuing Partner, which consent will not be unreasonably withheld; provided, however, that without consent any Partner may state in such a public announcement that it is a Partner and disclose the legal names of the Partnership, and the other Partners and their respective parents. Nothing in this paragraph shall waive any attorney-client privilege, attorney work product privilege or other privilege, and any information subject to such privilege shall not be disclosed except by agreement of the Advisory Committee or as required by applicable law, rule or regulation or restrict the Partnership’s ability to issue press releases in the ordinary course of business. For purposes of this Subsection 6.4(i), the Partnership shall not be deemed to be an Affiliate of any of the Partners. “Evaluation Material” shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the applicable Partner, its representatives or others to whom it voluntarily discloses such information other than Governmental Authorities (the “Recipient Group”) in breach of this Agreement, (ii) was available to a member of the Recipient Group prior to such information’s disclosure by or on behalf of the Partnership from a source (other than Recipient Group) who, to the knowledge of the applicable Partner, is not subject to a confidentiality agreement with, or other obligation of secrecy to, the Partnership, its Affiliates or representatives prohibiting such disclosure, (iii) is or becomes available to the Recipient Group from a source (other than the Recipient Group) who, to the knowledge of the applicable Partner, is not subject to a confidentiality agreement with, or other obligation of secrecy to, the Partnership, its Affiliates or representatives prohibiting such disclosure, or (iv) was independently developed by the Recipient Group without reference to the Evaluation Material. If a member of the Recipient Group is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or similar legal process or by regulatory agency, or stock exchange or other applicable rules) to disclose any of the Evaluation Material, or if a member of the Recipient Group determines that such Evaluation Material is required to be disclosed by applicable law, rule or regulation, the applicable Partner agrees promptly upon obtaining knowledge of such request, requirement or determination to disclose to provide the Advisory Committee with prompt notice of each such request or determination, to the extent practicable and not legally prohibited, so that the Partnership or a Partner as appropriate may seek an appropriate protective order (at its own cost and expense). If, absent the entry of a protective order or other appropriate remedy, the applicable member of a Recipient Group is legally required to disclose the Evaluation Material, such applicable member may disclose such information only to the persons and to the extent required without liability under this Agreement.  Notwithstanding the foregoing, GECC, the GE Partners, the Partnership and its Subsidiaries are subject to rules and regulations of, and examination and supervision by, the Board of Governors of the Federal Reserve System and in certain circumstances other regulators and supervisors of financial institutions (the “Bank Regulators”).  Nothing in this Agreement shall be deemed to preclude or restrict any of such entities from disclosing, pursuant to the examination or supervisory requirements or requests of any of the Bank Regulators, to any of the Bank Regulators with jurisdiction over such entities at such time, or any such Bank Regulators from obtaining access to, any Evaluation Material, and in connection therewith such entities shall not be required to give the Partnership or any Partner notice with respect to such disclosure or access.

(j)                        Non-Voting Observers.

(i)                                     Each Partner, together with its Affiliates, that does not have the right to appoint a member of the Advisory Committee pursuant to Subsection 6.4(a), but holds a Percentage Interest of not less than five percent (5%) (which for the purposes of this determination shall include a pro rata portion of the Partnership Interest held by PTL GP based upon the Partner’s ownership interests in Holdings (if any), but with respect to PAG, shall exclude Partnership Interests held directly or indirectly by the other Penske Partners (other than its interest through PTL GP as described above) and only for so long as such Partner, together with its Affiliates, owns a Percentage Interest of not less than five percent (5%) (which for the purposes of this determination shall include a pro rata portion of the Partnership Interest held by PTL GP based upon the Partner’s ownership interests in Holdings (if any), but with respect to PAG, shall exclude Partnership Interests held directly or indirectly by the other Penske Partners (other than its interest through PTL GP as described above)), including as of the Effective Time, PAG, shall have the right to a non-voting observer (the “Non-Voting Observer”) at all duly called and convened meetings of the Advisory Committee (as provided for in Subsection 6.4(c). For the sake of clarity, as of the Effective Time, PAG has the right to a Non-Voting Observer. The Non-Voting Observer shall be entitled to receive all materials and information distributed to the members of the Advisory Committee (in such capacity) in connection with such duly called and convened meetings (including written consents in lieu of such meetings) and shall have access to the Partnership’s management and records as if the Non-Voting Observer were a member of the Advisory Committee, except that the General Partner may exclude any Non-Voting Observers from all applicable portions of any meeting of the Advisory Committee, or deny access to any information or portions thereof provided to members of the Advisory Committee, if the General Partner reasonably determines that the participation of the Non-Voting Observer, or access to the applicable information, could reasonably be expected to (1) result in a waiver of the attorney-client privilege (based on the advice of the Partnership’s counsel and, if applicable, taking into account the execution of a common interest agreement) with respect to any matters to be discussed or any matters included in the information to be distributed; (2) expose to any Non-Voting Observer (who represents or is affiliated with a competitor to the Partnership, a customer, supplier or other business partner of the Partnership or a competitor to the Partnership’s customers, suppliers or other business partners) (A) if a contract or understanding with any Person or Affiliate of such Person represented by the Non-Voting Observer is being described, discussed or voted upon, any information related to such contract or understanding and/or (B) the Partnership’s business operations, objectives, opportunities, competitive positioning and/or prospects related to any such Person or any matter in which such Person may be reasonably deemed to have an interest that is adverse to the Partnership; (3) cause the Partnership to violate obligations with respect to confidential or proprietary information of third parties, provided that a Non-Voting Observer shall not be so excluded unless all other Persons whose participation in such meeting of the Advisory Committee, or portions thereof, or receipt of such information, or portions thereof, would result in a violation of such third party obligations are also excluded; or (4) pose an actual or potential conflict of interest for the Partner designating the Non-Voting Observer, any of its Affiliates or the Non-Voting Observer. In addition, if a Non-Voting Observer designated by a Partner is an observer, employee, officer, director, partner, member, consultant or fiduciary at another company that competes with the Partnership or is primarily engaged in a business in a substantially related industry, a majority of the members of the Advisory Committee shall be permitted to exclude the Non-Voting Observer from any meeting of the Advisory Committee, or portions thereof, or deny access to any information provided to the members of the Advisory Committee, if such members reasonably determine, in a closed session, to exclude such Non-Voting Observer to protect the proprietary nature of the information included in the matters to be discussed and/or distributed.

(ii)                                   For the avoidance of doubt, any failures to comply with this Subsection 6.4(j) shall not affect in any way the validity of any actions taken by the Advisory Committee.

6.5                               Restrictions on the Authority of the General Partner.

(a)                     Notwithstanding any other provision of this Agreement, the General Partner shall not have authority to do any of the following:

(i)                                      any act in contravention of this Agreement;

(ii)                                   any act which would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement;

(iii)                                possess Partnership property, or assign any rights in specific Partnership property, for other than a Partnership purpose;

(iv)                               admit a Person as a Partner, except as otherwise provided in this Agreement;

(v)                                  except as permitted pursuant to Section 14.2, amend or waive any provision of this Agreement;

(vi)                               except as otherwise permitted by this Agreement, Transfer all or any portion of its interest as the General Partner of the Partnership;

(vii)                            knowingly commit any act which would subject any Limited Partner to liability as a general partner in any jurisdiction in which the Partnership transacts business, except to effect the conversion of the Partnership Interests pursuant to Subsection 1.1(c); or

(viii)                         elect to dissolve the Partnership, except as expressly permitted herein.

(b)                     [INTENTIONALLY OMITTED]

(c)                      Notwithstanding any other provision of this Agreement, other than Subsection 6.4(h), the General Partner shall not have authority to do any of the following without a Level One Approval of the Advisory Committee:

(i)                                      Enter into any credit agreement, indenture, debt security or debt instrument (or any amendment, restatement, supplement or other modification thereto or waiver thereof) that would or (at such time the agreement or other instrument, or amendment, restatement, supplement or other modification thereto or waiver thereof, is executed), reasonably would be expected to (A) restrict or prevent the exercise by the GE Partners or the

Mitsui Partners, including, in each case, any permitted successors or permitted assignees, of any rights, actions or transactions contemplated by Article 9 (without limiting the foregoing, any provision that would require the consent of creditors or their agents or representatives to such exercise in order to prevent acceleration or rapid amortization of indebtedness or would give creditors or their agents or representatives the right to accelerate or more rapidly amortize indebtedness in connection with such exercise being deemed to be expected to restrict or prevent such right, action or transaction) or (B) reduce distributions by the Partnership below those otherwise required by Subsections 5.1(a) and (b);

(i)                                     change the Partnership’s policies relating to requirements of environmental Laws, antitrust Laws, anti-corruption Laws, anti-bribery Laws, Laws relating to contracts with Governmental Authorities, insider trading or ethical business practices;

(ii)                                   materially change policies relating to accounting matters other than those required by GAAP;

(iii)                                change the character of the Partnership Group’s business from that set forth in clauses (i), (ii), (iii) and (iv) of Section 1.4 or cause the Partnership Group to engage in any activity other than as described therein;

(iv)                               increase or amend the compensation arrangements for the direct services of Roger S. Penske between the Partnership Group and Roger S. Penske or any entity that is an Affiliate of Roger S. Penske from those currently in effect;

(v)                                  (A) file a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of the Partnership’s debts under Title 11 of the United States Code or any other federal or state insolvency Law, or file an answer consenting to or acquiescing in any such petition, (B) make any Transfer for the benefit of the Partnership’s creditors (other than the creation of Liens as contemplated by Section 6.5(d)(i)(C)), or (C) allow the expiration of sixty days after the filing of an involuntary petition under Title 11 of the United States Code, the application by a third party for the appointment of a receiver for the assets of the Partnership, or the filing of an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of the Partnership’s debts under any other federal or state insolvency Law, unless the same shall not have been vacated, set aside or stayed within such sixty-day period;

(vi)                               cause the Partnership Group to take any action or series of related actions, outside of the ordinary course of business consistent with the past practice of the Partnership Group since May 2012, that could reasonably be expected to result in the loss of any investment grade corporate, unsecured, long-term debt rating for the Partnership on a stand-alone basis; it being understood that (A) such actions shall not include distributions required by Subsections 5.1(a) and 5.1(b) and (B) changes in policies or ratings criteria of ratings agencies shall not be taken into account for this provision;

(vii)                            raise additional equity capital by means of a capital call or equity issuance (provided that any such capital call shall, in any case, precede such equity issuance), other than a capital call and equity issuance that may be approved pursuant to Subsection 6.5(f)(v);

(viii)                         amend or waive any provision of the Trade Name and Trademark Agreement, if such amendment or waiver is adverse in any respect to the Partnership; or

(ix)                               making donations by or in the name of the Partnership if the same involves amounts in excess of $3,000,000 for any single donation or series of related donations.

(d)                     Notwithstanding any other provision of this Agreement, but subject to Subsections 6.4(h) and 6.5(c), the General Partner shall not have authority to do any of the following without a Level Two Approval; provided, however, that if at any time (i) the GE Representative Partner and its Affiliates collectively own less than a fifteen percent (15%) Percentage Interest and the Mitsui Partners and their Affiliates, collectively, own at least a twenty percent (20%) Percentage Interest or (ii) the GE Representative Partner and its Affiliates collectively own less than a ten percent (10%) Percentage Interest and the Mitsui Partners and their Affiliates, collectively, own at least a ten percent (10%) Percentage Interest (each condition set forth in clauses (i) and (ii), a “Level Three Triggering Condition”), then each of the actions set forth in Subsections 6.5(d)(i) and 6.5(d)(iv) and, solely to the extent relating to periods after any continuing Level Four Triggering Condition or any continuing Level Three Triggering Condition (as applicable), 6.5(d)(iii), shall instead require a Level Three Approval; provided, further, that if at any time the GE Representative Partner and its Affiliates collectively own less than a ten percent (10%) Percentage Interest and the Mitsui Partners and their Affiliates, collectively, own less than a ten percent (10%) Percentage Interest (the “Level Four Triggering Condition”), then each of the actions set forth in Subsections 6.5(d)(i) and 6.5(d)(iv) and, solely to the extent relating to periods after any continuing Level Four Triggering Condition or any continuing Level Three Triggering Condition (as applicable), 6.5(d)(iii), shall instead require a Level Four Approval:

(i)                                      cause the Partnership Group to (A) incur indebtedness outside of the ordinary course of business, (B) incur indebtedness that is not pari passu in right of payment with the New Credit Agreement (or any replacement or successor revolving credit agreements pari passu in right of payment with the New Credit Agreement) or the senior notes of the Partnership and PTL Finance Corporation outstanding at the Effective Time or (C) grant any Liens with respect to any property of the Partnership Group other than: (I) such Liens granted in connection with the financing of the acquisition of vehicles (or, in the context of an acquisition by any member of the Partnership Group, existing Liens on real property so acquired) by the Partnership Group in the ordinary course of business, which Liens attach only to the vehicles (or, in the context of an acquisition by any member of the Partnership Group, existing Liens on real property so acquired) being acquired with the proceeds of the applicable financing, including any chattel paper, replacements, substitutes and proceeds thereof, as such terms are defined in Article 9 of the Uniform Commercial Code, or (II) Liens permitted by the New Credit Agreement (or any replacement or successor revolving credit agreements pari passu in right of payment with the New Credit Agreement);

(ii)                                   enter into any credit agreement, indenture, debt security or debt instrument (or any amendment, restatement, supplement or other modification thereto or waiver thereof) that would or (at such time the agreement or other instrument, or amendment, restatement, supplement or other modification thereto or waiver thereof, is executed), reasonably would be expected to restrict or prevent the exercise by the GE Partners, including any permitted successors or permitted assignees, of any rights, actions or transactions contemplated by Article 10 (without limiting the foregoing, any provision that would require the consent of creditors or their agents or representatives to such exercise in order to prevent acceleration or rapid amortization of indebtedness or would give creditors or their agents or representatives the right to accelerate or more rapidly amortize indebtedness in connection with such exercise being deemed to be expected to restrict or prevent such right, action or transaction);

(iii)                                determine the accounting methods and conventions to be used in, or any other method or procedure related to, the preparation of the Returns (as defined in Subsection 8.2(d)), and make any and all elections under the tax Laws of any jurisdiction as to the treatment of items of income, gain, loss, deduction and credit of the Partnership or file a Form 8832 - Entity Classification Election or in any other manner make or change an election under U.S. Treasury Regulations Section 301.7701-3(c)(1) or successor regulations to have the Partnership taxed as anything other than as a partnership for federal tax purpose;

(iv)                               (A) (I) subject to Section 6.7(c) below, cause the Partnership Group to (a) make acquisitions during any Partnership Year of (i) any stock or other equity interest in any other entity (including by purchase, merger or consolidation) or (ii) any assets of any other Person (other than in respect of the acquisition of new vehicles, the sale-and-leaseback (or sale-and-rentback) of vehicles, or the acquisition of vehicles for the purpose of disposition by the Partnership within a reasonable period of time, in each case in the ordinary course of business of the Partnership) or (b) redeem or otherwise acquire or retire for value any of the equity interests of any Subsidiary of the Partnership held by Persons other than the Partnership or any of the Partnership’s wholly owned Subsidiaries (other than pro rata payments to all holders of the equity interests of any such Subsidiary) (clauses (a) and (b), collectively, “Acquisitions”) which collectively (in respect of all such Acquisitions) have an enterprise value (which for purposes of this Section 6.5(d)(iv) shall take into account any indebtedness for borrowed money of any acquired entity or related assets and any redemption payments) in excess of $250,000,000 (in the aggregate), or (II) cause the Partnership to incur capital expenditures (other than in respect of vehicles) in any Partnership Year, individually or in the aggregate, in excess of an amount equal to the sum of (a) $10,000,000 and (b) 15% of facilities and equipment, net (excluding vehicles) as of the end of the immediately preceding Partnership Year as set forth in the Partnership’s consolidated balance sheet for such immediately preceding Partnership Year;

(v)                                  so long as the GE Partners collectively hold at least a five percent (5.0%) Percentage Interest, and so long as a GE Partner or one of its Affiliates is subject to compliance with the Volcker Rule (as defined below), cause, permit or suffer the Partnership or any entity in the Partnership Group to: (1) take any action or series of related actions as a result of which such entity could reasonably be expected to be (A) an investment company within the meaning of the Investment Company Act, but for Section 3(c)(1) or

3(c)(7) of such Act or (B) a commodity pool that meets the criteria set forth in 12 C.F.R. § 248.10(b)(ii); (2) acquire or retain an interest of any kind in a Pooled Vehicle, unless a GE Partner or an Affiliate of a GE Partner determines in good faith, following consultation with counsel, that such acquisition or retention is permitted under Section 13 of the Bank Holding Company Act of 1956 (the so called “Volcker Rule”) and the regulations and interpretations implementing the Volcker Rule; or (3) purchase or sell any financial instrument of any kind or character principally for the purpose of short term resale or benefitting from actual or expected short-term price movements, unless a GE Partner or an Affiliate of a GE Partner determines in good faith, following consultation with counsel, that such purchase or sale is permitted under the Volcker Rule and the regulations and interpretation implementing the Volcker Rule; and for the avoidance of doubt, nothing in this Section 6.5(d)(v) shall supersede or replace the requirement of any Level One Approval of the Advisory Committee pursuant to Section 6.5(c)(iv); or

(vi)                               so long as the GE Partners collectively hold at least a five percent (5.0%) Percentage Interest, cause, permit or suffer the Partnership or any entity in the Partnership Group to make any acquisition during any Partnership Year of any stock or other equity interest in any other entity (including by purchase, merger or consolidation) that would be subject to the prior notice requirements in 12 U.S.C. § 5363(b) (relating to prior Federal Reserve notice requirements in Section 163 of Dodd-Frank for the acquisition of ownership or control of any voting securities of a nonbank financial company with total consolidated assets of $10,000,000,000 or more).

(e)                      Notwithstanding any other provision of this Agreement, other than Subsections 6.4(h), 6.5(c) and 6.5(d), the General Partner shall not have authority to do any of the following without a Level Three Approval:

(i)                                      change the name of the Partnership or the name or names under which the Partnership conducts business; provided, however, that nothing in this Subsection 6.5(e)(i) shall be deemed to prevent the Partnership from ceasing to use the name “Penske” if and to the extent required by the Trade Name and Trademark Agreement;

(ii)                                   subject to Section 6.7(c) below, cause the Partnership Group to make any Acquisitions which collectively (in respect of all such Acquisitions) have an enterprise value in excess of $100,000,000 but not in excess of $250,000,000 (in the aggregate) during any Partnership Year;

(iii)                                hire or terminate or modify the compensation of the manager of the internal audit staff contemplated by Subsection 6.4(g) or adopt its budget; or

(iv)                               for the sake of clarity, to the extent provided in the first paragraph of Subsection 6.5(d), if the Level Three Triggering Condition has occurred and is continuing, any other action that would otherwise require a Level Two Approval.

(f)                       Notwithstanding any other provision of this Agreement, other than Subsections 6.4(h), 6.5(c), 6.5(d) and 6.5(e), the General Partner shall not have authority to do any of the following without a Level Four Approval:

(i)                                      adopt the annual budget and business plan of the Partnership Group;

(ii)                                   materially change the Partnership’s policies relating to credit approval levels;

(iii)                                appoint the senior officers of the Partnership;

(iv)                               subject to Subsection 6.7(c) below, cause the Partnership Group to make any Acquisitions which collectively (in respect of all such Acquisitions) have an enterprise value in excess of $10,000,000 but not in excess of $100,000,000 (in the aggregate) during any Partnership Year;

(v)                                  raise equity capital solely through a capital call in accordance with Section 3.1 that satisfies the Capital Call Conditions (including any adjustment to the Percentage Interest of the Partners in connection therewith), and/or issue limited Partnership Interests to satisfy any Remaining Capital Call Deficiency in respect of such capital call;

(vi)                               declare or cause the Partnership to make any Discretionary Distributions to its Partners pursuant to Subsection 5.1(c); or declare or pay any dividend on or make any distribution on or purchase, redeem or otherwise acquire or retire for value any of the equity interests of any Subsidiary of the Partnership held by Persons other than the Partnership or any of the Partnership’s wholly owned Subsidiaries except for pro rata payments to all holders of the equity interests of any such Subsidiary; or

(vii)                            for the sake of clarity, to the extent provided in the first paragraph of Subsection 6.5(d), if the Level Four Triggering Condition has occurred and is continuing, any other action that would otherwise require a Level Two Approval.

6.6                               Other Activities.  (a) Any Partner (other than the General Partner in such capacity) (the “Interested Party”) may engage in or possess an interest in other business ventures of any nature or description, independently or with others, whether presently existing or hereafter created, and neither the Partnership nor any Partner (including the General Partner) other than the Interested Party shall have any rights in or to such independent ventures or the income or profits derived therefrom.

(b)                     Notwithstanding the foregoing, none of Penske Corporation, PTLC, PAG or any of their respective Affiliates shall, at any time that (i) the aggregate Percentage Interests that the Penske Partners own exceed five percent (5%), (ii) any Penske Partner has the right to designate one or more members of the Advisory Committee, (iii) a Penske Partner is the General Partner or (iv) so long as PTL GP is the General Partner, a Penske Partner is the Managing Member of Holdings, and for a period of two (2) years after none of the conditions set forth in the foregoing clauses (i), (ii), (iii) or (iv) applies, directly compete with the Partnership (as such phrase is defined in Subsection 6.6(d) below) or acquire or possess any ownership interest (other than investments of less than two percent (2%) of any class of outstanding securities of a corporation or other entity) in any other entity which directly competes with the Partnership.

(c)                      (i)  Notwithstanding the foregoing, neither GECC nor any of its Subsidiaries shall, at any time that the aggregate Percentage Interests that the GE Partners own exceeds five percent (5%) and for a period of two (2) years after the later of (x) the date upon which the GE Partners cease to own in excess of such five percent (5%) and (y) the date on which none of the GE Partners has the right to designate a member of the Advisory Committee, directly compete with the Partnership (as such phrase is defined in Subsection 6.6(d) below).

(ii)                                   Notwithstanding the foregoing, neither Mitsui nor any of its Subsidiaries shall, at any time that the aggregate Percentage Interests that Mitsui and its Subsidiaries, collectively, own exceeds five percent (5%) and for a period of two (2) years after the later of (x) the date upon which Mitsui and its Subsidiaries, collectively, cease to own in excess of such five percent (5%) and (y) the date on which MBK CV no longer has the right to designate a member of the Advisory Committee, directly compete with the Partnership (as such phrase is defined in Subsection 6.6(d) below).

(d)                     As used in this Section 6.6, the phrase “directly compete(s) with the Partnership” shall mean the active conduct and operation of a business engaged in the renting and full-service leasing (but not any other types of Leasing) and servicing of tractors, trailers and/or trucks to third party users, or in acting as a dedicated contract motor carrier, in each case in the United States of America or Canada.  For the avoidance of doubt, and without implicitly agreeing that the following activities would be subject to the provisions of Subsections 6.6(b) or 6.6(c) above, (i) Penske Corporation, PTLC and/or PAG shall not be deemed to be in breach of Subsection 6.6(b), (ii) GECC shall not be deemed to be in breach of Subsection 6.6(c)(i), and (iii) Mitsui shall not be deemed to be in breach of Subsection 6.6(c)(ii), in each case, by virtue of any of Penske Corporation, PTLC, PAG or any of their respective Affiliates, GECC or any of its Subsidiaries, or Mitsui or any of its Subsidiaries, respectively, engaging in any of the following:

(A)                               contracting with, arranging for, or using any third party motor or other carriers, delivery services or logistics providers (whether for the benefit of Penske Corporation, PTLC, PAG or any of their respective Affiliates, GECC or any of its Subsidiaries, or Mitsui or any of its Subsidiaries, as applicable, or on behalf of any of the respective suppliers or customers of the foregoing Persons), in each case, in connection with the delivery of raw materials, inventory, or products that, in each case, are purchased, sold, financed or brokered, respectively, by Penske Corporation, PTLC, PAG or any of their respective Affiliates, GECC or any of its Subsidiaries, or Mitsui or any of its Subsidiaries or in respect of which such Person is acting as a freight forwarder;

(B)                               transportation of hydrocarbons, including crude oil, liquefied natural gas, liquefied petroleum gas, compressed natural gas and oil products;

(C)                               conducting or operating any business primarily servicing specific infrastructure projects in which Penske Corporation, PTLC, PAG or any of their respective Affiliates, GECC or any of its Subsidiaries, or Mitsui or any of its Subsidiaries, as applicable, has investments from time to time;

(D)                               Leasing heavy equipment for construction or other industrial use, including dump trucks, loader cranes and aerial work platform; and

(E)                                Leasing railcars, providing transportation management and transportation route planning and other logistics services for transportation by railcars.

(e)                      [INTENTIONALLY OMITTED]

(f)                       Subsection 6.6(b) above shall cease to be applicable to any Person (other than the General Partner and its Subsidiaries) at such time as it is no longer an Affiliate of Penske Corporation and shall not apply to any Person (other than the General Partner and its Subsidiaries) that purchases assets, operations or a business from Penske Corporation or one of its Affiliates, if such Person is not an Affiliate of Penske Corporation after such transaction is consummated.

(g)                      Subsection 6.6(c) above shall cease to be applicable to (i) any Person at such time as it is no longer a Subsidiary of GECC and shall not apply to any Person that purchases assets, operations or a business from GECC or one of its Subsidiaries, if such Person is not a Subsidiary of GECC after such transaction is consummated and (ii) any Person at such time as it is no longer a Subsidiary of Mitsui and shall not apply to any Person that purchases assets, operations or a business from Mitsui or one of its Subsidiaries, if such Person is not a Subsidiary of Mitsui after such transaction is consummated.

(h)                     Notwithstanding the provisions of Subsections 6.6(b) and 6.6(c) above, and without implicitly agreeing that the following activities would be subject to the provisions of Subsections 6.6(b) or 6.6(c) above, nothing in Subsection 6.6(b) or 6.6(c) above shall preclude, prohibit or restrict a Person whose conduct is restricted under Subsection 6.6(b) or 6.6(c) above (each a “Restricted Person”) from engaging in any manner in any (i) Financial Services Business, (ii) Existing Business Activities, (iii) De Minimis Business or (iv) business activity that would otherwise violate Subsection 6.6(b) or 6.6(c) above, as applicable, that is acquired from any Person (an “After-Acquired Business”) or is carried on by any Person that is acquired by or combined with a Restricted Person in each case after the Effective Time (an “After-Acquired Company”); provided, that with respect to clauses (iii) and (iv), as applicable, so long as within 18 months (or such longer period agreed to by the General Partner, the GE Representative Partner and Mitsui) after the purchase or other acquisition of the After-Acquired Business or the After-Acquired Company or the loss by a Restricted Person of De Minimis Business status for its otherwise violative business activities if the restriction in Subsection 6.6(b) or (c) above with respect to the applicable Restricted Person has not terminated during such period, such Restricted Person, following the extension to the Partnership of the First Opportunity which does not result in an acquisition transaction with the Partnership, signs a definitive agreement to dispose, and subsequently disposes of the relevant portion of the business or securities of the After-Acquired Business or the After-Acquired Company or the otherwise violative business activity; or at the expiration of such 18-month period (or such longer period agreed to by the General Partner, the GE Representative Partner and Mitsui) the business of the After-Acquired Business or the After-Acquired Company or the otherwise violative business activity complies with Subsection 6.6(b) or Subsection 6.6(c) above, as applicable. With respect to clauses (iii) and (iv), as applicable, the applicable Restricted Person shall extend to the Partnership the first opportunity to potentially acquire the relevant portion of the business or securities of the Acquired Business or the Acquired Company or the otherwise violative business activity. The Restricted Person and the Partnership agree to enter into good faith discussions, for a period of ninety (90) days after the Restricted Person notifies the Partnership of the transaction opportunity in writing, regarding the Partnership’s potential acquisition of the relevant portion of the business or securities of the Acquired Business or the Acquired Company or the otherwise violative business activity (the “First Opportunity”); provided, that the Partnership shall notify the Restricted Person as soon as practicable if it is not interested in vigorously pursuing the opportunity, which notice shall terminate the First Opportunity; provided, further that nothing herein shall (A) require the Restricted Party to Sell to the Partnership, or require the Partnership to acquire from the Restricted Party, the relevant portion of the business or securities of the Acquired Business or the Acquired Company or the otherwise violative business activity; or (B) prohibit or restrict any discussions or negotiations at any time with third parties to acquire the relevant portion of the business or securities of the Acquired Business or the Acquired Company. At any time following the expiration or termination of the First Opportunity, the Restricted Party may enter into definitive agreements to Sell, or subsequently Sell, the relevant portion of the business or securities of the Acquired Business or the Acquired Company; provided, that, if the applicable Restricted Person is an Affiliate of Penske Corporation, the terms and conditions of the Partnership’s potential acquisition shall be presented to the Advisory Committee for discussion prior to the consummation of any Sale of the relevant portion of the business or securities of the Acquired Business or the Acquired Company.

(i)                         Notwithstanding anything to the contrary in this Agreement, any amendments, modifications or waivers to this Section 6.6 relating to activities of (x) Penske Corporation or any of its Affiliates, or GECC or any of its Subsidiaries or Mitsui or any of its Subsidiaries shall be approved in writing by the members of the Advisory Committee designated by the Partners holding a majority of the Partnership Interests not held by such parties seeking such amendment, modification or waiver to this Section 6.6, or (y) any Partner other than Penske Corporation or any of its Affiliates, GECC or any of its Subsidiaries, or Mitsui or any of its Subsidiaries shall be approved in writing by four (4) members of the Advisory Committee (including the GE Committee Member designated by the GE Representative Partner).

(j)                        Definitions:

(1)                                 “Capital Markets Activity” means any activity undertaken in connection with efforts by any Person to raise for or on behalf of any Person capital from any public or private source.

(2)                                 “Default Recovery/Remarketing Activities” means (i) the exercise of any rights or remedies in connection with any Capital Markets, Financing, Insurance, Leasing, Other Financial Services or Securities Activity (whether such rights or remedies arise under any agreement relating to such activity, under applicable Law or otherwise) including any foreclosure, realization or repossession or ownership of any collateral, business assets or other security for any Financing (including the equity in any entity or business), Insurance or Other Financial Services Activity or any property subject to Leasing or (ii) the remarketing (including any possession, ownership, Insurance, maintenance, transportation, shipment, storage, refurbishment, repair, sale, offer to sale, auction, consignment, liquidation, disposal, scrapping or other remarketing activities) of any collateral, business assets or other security for any Financing (including the equity in any entity or business), Insurance or Other Financial Services Activity or any property subject to Leasing.

(3)                                 “De Minimis Business” means (a) any business activity that would otherwise violate Subsection 6.6(b) or Subsection 6.6(c) above that is carried on by an After-Acquired Business or an After-Acquired Company, but only if, at the time of such acquisition or thereafter at the end of each Partnership Year following such acquisition, the operating revenues (excluding non-operating revenues) derived from business that directly competes with the Partnership (as such phrase is defined in Subsection 6.6(d) above) by such After-Acquired Business or After-Acquired Company constitute less than $100,000,000 for the most recently completed fiscal year preceding such acquisition or at the end of any Partnership Year following such acquisition, or (b) any business activity conducted by Penske Corporation or any of its Affiliates, or GECC or any of its Subsidiaries, or Mitsui or any of its Subsidiaries that constitutes Business Activities Ancillary to its principal businesses.

(4)                                 “Existing Business Activities” means, with respect to Penske Corporation or any of its Affiliates, any business conducted or investment held by Penske Corporation or any of its Affiliates on the date of this Agreement; and means, with respect to GECC or any of its Subsidiaries any business conducted or investment held by GECC or any of its Subsidiaries on the date of this Agreement; and means, with respect to Mitsui or any of its Subsidiaries, any business conducted or investment held by Mitsui or any of its Subsidiaries on the date of this Agreement, or, in each case, contemplated by any existing contractual arrangements applicable to Penske Corporation or any of its Affiliates, GECC or any of its Subsidiaries or Mitsui or any of its Subsidiaries, as the case may be, on the date of this Agreement. It is acknowledged and agreed that neither the business operations conducted as of the date hereof by GE Capital Fleet Services or the commercial equipment finance businesses of GE Capital, nor any reasonable expansions of such business operations or extensions of such business operations (including by acquisition) which are reasonably and directly related to the businesses and operations of GE Capital Fleet Services or the commercial equipment finance businesses of GE Capital conducted as of the date hereof shall be deemed to directly compete with the Partnership for purposes of this Section 6.6.  In addition, it is acknowledged and agreed that the business operations conducted as of the date hereof by the North American logistics business of Mitsui (as conducted by the Transfreight Group Companies) shall not be deemed to directly compete with the Partnership for purposes of this Section 6.6 unless and until the occurrence of the closing of the definitive agreement for the acquisition by PTL of such business. It is acknowledged and agreed that the following business operations and expansions shall not be deemed to directly compete with the Partnership for purposes of this Section 6.6 (x) the business operations conducted as of the date hereof by Mitsui Bussan Logistics Inc. or its Subsidiaries, and/or any reasonable expansions of such business operations or extensions of such business (including by acquisition) which are reasonably and directly related to the business and operations of Mitsui Bussan Logistics Inc. or its Subsidiaries conducted as of the date hereof and (y) the business operations conducted as of the date hereof by TRI-NET(JAPAN)INC. or its Subsidiaries, and/or any reasonable expansions of such business operations or extensions of such business (including by acquisition) which are reasonably and directly related to the business and operations of TRI-NET(JAPAN)INC. or its Subsidiaries conducted as of the date hereof.

(5)                                 “Financial Services Business” means any activities undertaken principally in connection with or in furtherance of (i) any Capital Markets Activity, (ii) Financing, (iii) Leasing (other than Leasing activities that would constitute directly competing with the Partnership, as defined in Subsection 6.6(d) above), (iv) Default

Recovery/Remarketing Activities, (v) Other Financial Services Activities, (vi) any Securities Activity or (vii) the sale of Insurance, the conduct of any Insurance brokerage activities or services or the provision of Insurance advisory services, business processes or software. Financial Services Business also includes any investment or ownership interest in a Person through an employee benefit or pension plan.

(6)                                 “Financing” means the making, entering into, purchase of, or participation in (including syndication or servicing activities) (i) secured or unsecured loans, conditional sales agreements, debt instruments or transactions of a similar nature or for similar purposes and (ii) non-voting preferred equity investments.

(7)                                 “Insurance” means any product or service determined to constitute insurance, assurance or reinsurance by the Laws in effect in any jurisdiction in which the restriction set forth in Subsection 6.6(b) or 6.6(c) above applies.

(8)                                 “Leasing” means the rental, leasing, or financing, in each case under operating leases, finance leases, capital leases, synthetic leases, leveraged leases, tax-oriented leases, non-tax-oriented leases, retail installment sales contracts, hire purchase or rental agreements, of property, whether real, personal, tangible or intangible.

(9)                                 “Other Financial Services Activities” means the offering, sale, distribution or provision, directly or through any distribution system or channel, of any financial products, financial services, asset management services, including investments on behalf of Penske Corporation or any of its Affiliates, GECC or any of its Subsidiaries or Mitsui or any of its Subsidiaries purely for financial investment purposes, investments for the benefit of third party and client accounts, credit card products or services, vendor financing and trade payables services, back-office billing, processing, collection and administrative services or products or services related or ancillary to any of the foregoing.

(10)                          “Securities Activity” means any activity, function or service (without regard to where such activity function or service actually occurs) which, if undertaken or performed (i) in the United States would be subject to the United States federal securities Laws or the securities Laws of any state of the United States or (ii) outside of the United States within any other jurisdiction in which the restrictions set forth in Subsection 6.6(b) or Subsection 6.6(c) above apply, would be subject to any Law in any such jurisdiction governing, regulating or pertaining to the sale, distribution or underwriting of securities or the provision of investment management, financial advisory or similar services.

6.7                               Transactions with Affiliates.

(a)                     Subject to Subsection 6.7(c), nothing in this Agreement shall preclude transactions between the Partnership and any Partner (including the General Partner) or an Affiliate or Affiliates of any Partner acting in and for its own account, provided that any services performed or products provided by or assets or properties sold by or to the Partner or any such Affiliates are services, products, assets and/or properties that the General Partner reasonably believes, at the time of requesting such services, products, assets and/or properties to be in the best interests of the Partnership, and further provided that the rate of compensation to be paid for any such services, products, assets and/or properties shall be comparable to the amount paid for similar services, products, assets and/or properties under similar circumstances to independent third parties in arm’s length transactions, and further provided that the members of the Advisory Committee will receive a written notice within thirty days of the date on which any such transaction is entered setting forth the material terms of any transaction or series of related transactions described above for which the aggregate amount involved in such transaction or series of transactions, which includes the U.S. dollar value of the amounts involved throughout the duration of any agreements entered into with respect to such transaction(s), is greater than $15,000,000.

(b)                     All bills with respect to services provided to the Partnership by a Partner or any Affiliate of a Partner shall be separately submitted and shall be supported by logs or other written data.

(c)                      Notwithstanding any of the foregoing provisions of this Section 6.7, the General Partner shall not have the authority to enter into any commitment or agreement regarding, or to consummate, any Affiliate Acquisition or series of related Affiliate Acquisitions in respect of which the target assets, business(es) or company(ies) have an aggregate enterprise value (for the avoidance of doubt, taking into account any direct or indirect indebtedness for borrowed money of any acquired entity or any related assets, including any such indebtedness assumed or prepaid) in excess of $15,000,000 without the approval of each Penske Committee Member and each member of the Advisory Committee that is not appointed by the Partner or Partners that are proposing to engage (or whose Affiliate or Affiliates are proposing to engage) in any such Affiliate Acquisition with the Partnership (or, in the absence of any such disinterested members of the Advisory Committee, all members of the Advisory Committee).

6.8                               Mitsui Participation Rights.

(a)                     MBK CV (so long as the Mitsui Partners own, collectively, at least a ten percent (10%) Percentage Interest) shall have the right to appoint a senior level management position selected by MBK CV and deemed as adequate by the General Partner directly reporting to the Chief Executive Officer of the Partnership (the “Mitsui Partner Designee”).

(b)                     MBK CV (so long as the Mitsui Partners own, collectively, at least a ten (10%) Percentage Interest) shall have the right to send annually a person selected by MBK CV to be a trainee at the Partnership (the “Mitsui Trainee”).  The Mitsui Trainee shall be assigned from time to time, at the reasonable discretion of the General Partner, to various business units within the Partnership for the purpose of gaining a deep understanding of the Partnership’s business practices and expanding his or her skills and knowledge with respect to the truck leasing, rental and logistics industries so that the Mitsui Trainee may assist the Mitsui Partners in identifying new opportunities to add value to the Partnership.

6.9                               Exculpation.

Neither the General Partner (including for purposes of this Section 6.8 any Person formerly serving as the General Partner) nor any of its Affiliates nor any of their respective holders of partnership interests, shareholders, officers, directors, employees or agents shall be liable, in damages or otherwise, to the Partnership or to any of the Limited Partners for any act or omission on its or his or her part, except for (i) any act or omission resulting from its or his or her own willful misconduct or bad faith, (ii) with respect to the General Partner only, any breach by the General Partner of its obligations as a fiduciary of the Partnership or (iii) with respect to the General Partner only, any breach by the General Partner of any of the terms and provisions of this Agreement. The Partnership shall indemnify, defend and hold harmless, to the fullest extent permitted by Law, the General Partner or any of its Affiliates or any of their respective holders of partnership interests, members, shareholders, officers, directors, employees and agents, from and against any claim or liability of any nature whatsoever arising out of or in connection with the assets or business of the Partnership, except where attributable to the willful misconduct or bad faith of such individual or entity or where relating to a breach by the General Partner of its obligations as a fiduciary of the Partnership or to a breach by the General Partner of any of the terms and provisions of this Agreement.

ARTICLE 7

COMPENSATION

The General Partner shall be entitled to reimbursement of all of its expenses attributable to the performance of its obligations hereunder, as provided in Article 4 hereof, to the extent permitted by Section 6.7. Subject to the Act, no amount so paid to the General Partner shall be deemed to be a distribution of Partnership assets for purposes of this Agreement.

ARTICLE 8

ACCOUNTS

8.1                               Books and Records.  The General Partner shall maintain complete and accurate books of account of the Partnership’s affairs at the Partnership’s principal office, including a list of the names and addresses of all Partners. Each Partner shall have the right to inspect the Partnership’s books and records (including the list of the names and addresses of Partners). Each of the Partners shall have the right to audit independently the books and records of the Partnership, any such audit being at the sole cost and expense of the Partner conducting such audit.

8.2                               Reports, Returns and Audits.

(a)                     The books of account shall be closed promptly after the end of each Partnership Year. The books and records of the Partnership shall be audited as of the end of each Partnership Year by the Auditor. Within ninety (90) days after the end of each Partnership Year, the General Partner shall make a written report to each person who was a Partner at any time during such Partnership Year which shall include financial statements comprised of at least the following: a balance sheet as of the close of the preceding Partnership Year, and statements of earnings or losses, changes in financial position and changes in Partners’ capital accounts for the Partnership Year then ended, which financial statements shall be certified by the Auditor as in accordance with Generally Accepted Accounting Principles. The report shall also contain such additional statements with respect to the status of the Partnership business as are considered necessary by any member of the Advisory Committee to advise any or all Partners properly about their investment in the Partnership. As soon as practicable after the end of each quarter in each Partnership Year, the Partnership shall deliver to PTLC, the GE Representative Partner, PAG and, so long as the Mitsui Partners, collectively, hold not less than a ten percent (10%) Percentage Interest, MBK CV, a written report which shall include forecasts for the current quarter, including forecast changes in debt balance of the Partnership.

(b)                     Prior to August 15 of each year, each Partner shall be provided with an information letter (containing such Partner’s Form K-1 or comparable information) with respect to its distributive share of income, gains, deductions, losses and credits for income tax reporting purposes for the previous Partnership Year, together with any other information concerning the Partnership necessary for the preparation of a Partner’s income tax return(s), and the Partnership shall provide each Partner with an estimate of the information to be set forth in such information letter by no later than April 15 of each year. With the sole exception of mathematical errors in computation, the financial statements and the information contained in such information letter shall be deemed conclusive and binding upon such Partner unless written objection shall be lodged with the General Partner within ninety (90) days after the giving of such information letter to such Partner.

(c)                      The Partnership shall also furnish the Partners with such periodic reports concerning the Partnership’s business and activities as are considered necessary by any member of the Advisory Committee or PAG to advise any or all Partners properly about their investment in the Partnership.

(d)                     The General Partner shall, in accordance with the advice of the Advisory Committee, prepare or cause to be prepared all federal, state and local tax returns of the Partnership (the “Returns”) for each year for which such Returns are required to be filed, and shall cause all such Returns to be filed in a timely manner; provided however that it shall not file any Return without first providing the GE Representative Partner and, so long as the Mitsui Partners, collectively, hold not less than a ten percent (10%) Percentage Interest, MBK CV, with a reasonable opportunity to review the Return and without first obtaining the consent of the GE Representative Partner to such filing, which consent shall not be unreasonably withheld or delayed.  To the extent permitted by Law, for purposes of preparing the Returns, the Partnership shall use the Partnership Year. Subject to Subsection 6.5(d)(iii), the General Partner may make any elections under the Code and/or applicable state or local tax Laws, and the General Partner shall be absolved from all liability for any and all consequences to any previously admitted or subsequently admitted Partners resulting from its making or failing to make any such election. Notwithstanding the foregoing, the General Partner shall make the election provided for in Section 754 of the Code with respect to the Partnership and any Partnership Subsidiary that is a partnership for federal tax purposes, if requested to do so by any Partner, without the need of approval of the Advisory Committee.  Any allocation required under Section 755 of the code as a result of a Section 754 election shall be made by the General Partner acting in good faith; provided, that any such allocation relating to or with respect the Partnership Interests transferred by the GE Partners to the Mitsui Partners shall be approved by the Mitsui Partners, such approval not to be unreasonably withheld or delayed.

(e)                      The General Partner shall be the “tax matters partner” of the Partnership within the meaning of Section 6231(a)(7) of the Code (the “Tax Matters Partner”) and shall serve in any similar capacity under applicable Law. In any case in which more than one Partner is eligible under Regulations Section 301.6231(a)(7)-1(c), by reason of having been or being the General Partner, to be designated as the Tax Matters Partner for a given taxable year (each such Partner a “TMP Eligible Partner”), the Tax Matters Partner designated for such year shall be selected by unanimous agreement among all such TMP Eligible Partners for such year. In the absence of unanimous agreement, the TMP Eligible Partner that was the General Partner on the last day of such taxable year shall be designated as the Tax Matters Partner for such taxable year. The GE Representative Partner and so long as the Mitsui Partners hold, collectively, not less than a ten percent (10%) Percentage Interest, Mitsui and MBK CV (or, if MBK CV ceases to own any Partnership Interest, MBK USA CV), shall each be given at least fifteen (15) Business Days advance notice from the Tax Matters Partner of the time and place of, and the GE Representative Partner shall have the right to participate in, and MBK CV (or MBK USA CV, as applicable) shall have the right to review (but not participate in), (i) any administrative proceeding relating to the determination at the Partnership level of partnership items on which the Partners, rather than the Partnership, are taxable and (ii) any discussions with the Internal Revenue Service (or other governmental tax authority) relating to the allocations pursuant to Article 5 of this Agreement or the Corresponding Provision of any Prior Agreement.  The Tax Matters Partner shall not initiate any action or proceeding in any court in its capacity as Tax Matters Partner, extend any statute of limitation, or take any other action contemplated by Sections 6222 through 6232 of the Code (or similar state, local or foreign Laws with respect to income or income-based taxes that apply to the Partners rather than the Partnership) if such initiation, extension or other action would legally bind any other Partner or the Partnership without (x) the approval of the GE Representative Partner which approval will not be unreasonably withheld or untimely delayed and (y) so long as the Mitsui Partners hold, collectively, not less than a ten percent (10%) Percentage Interest, the review of MBK CV (or, if MBK CV ceases to own any Partnership Interest, MBK USA CV). The Tax Matters Partner shall from time to time upon request of any other Partner confer, and cause the Partnership’s tax attorneys and accountants to confer, with such other Partner and its attorneys and accountants on any matters relating to a Partnership tax return or any tax election.

(f)                       The Partnership shall provide such other information as may be reasonably required for the Partners or their Affiliates to timely comply with applicable financial reporting requirements or their customary financial reporting practices and the Partnership shall continue to provide substantially the same accounting assistance to the Partners or their Affiliates as the Partnership provided to them for the 2014 Partnership Year including preparing quarterly accounting closing schedules at the end of each quarter of the Partnership Year. Additionally, the Partnership shall provide such other information as may be requested in good faith by the GE Partners or their Affiliates to establish or confirm ongoing compliance with their applicable financial regulatory requirements, including any such requirements that may be applicable to the Partnership itself or any other entity in the Partnership Group by reason of its relationship with any Partner.  If any GE Partner or any Affiliate of any GE Partner determines in good faith, following consultation with counsel, that compliance with its applicable financial regulatory requirements under Section 13 of the Bank Holding Company Act of 1956, as amended, requires that the Partnership implement a particular compliance program, the Partnership shall take reasonable steps to do so, cooperating in good faith with the GE Partner. If any GE Partner requests information pursuant to the second sentence of this Subsection 8.2(f) and (i) the preparation or compilation of such information, including the format thereof, is outside the ordinary course of the Partnership’s business and (ii) the out-of-pocket cost of the preparation and delivery of such information, or a resultant change of format for the delivery thereof, exceeds $1,000,000 in any calendar year, then the GE Partners will be responsible to pay to the Partnership all such out-of-pocket costs associated with the preparation, compilation and delivery of such information to the extent in excess of $1,000,000 for such calendar year.

8.3                               Review Rights.  Without limiting the provisions of Section 6.5(f)(i) above, not less than twenty-one days prior to the presentation of the annual budget and business plan of the Partnership Group to the Advisory Committee, the General Partner shall provide a draft thereof to each of the GE Representative Partner and MBK CV.  During the twenty-one day period prior to the presentation of the annual budget and business plan of the Partnership Group to the Advisory Committee, each of the GE Representative Partner and MBK CV may review with the General Partner such annual budget and business plan, and may propose for consideration any recommendations thereto (which may or may not be accepted in the sole discretion of the General Partner).  In addition to the foregoing, the members of the Advisory Committee designated by the GE Representative Partner and by MBK CV may make any comments to, raise any questions or make any recommendations to the annual budget and business plan of the Partnership Group presented to the Advisory Committee at any meeting of the Advisory Committee.

ARTICLE 9

TRANSFERS AND SALES

9.1                               Transfer of Interests of General Partner and PTLC Consolidated Group.  Notwithstanding anything to the contrary contained in this Article 9 or any other provision of this Agreement:

(a)                     The General Partner shall not withdraw from the Partnership or resign as General Partner or Transfer all or any portion of its general partner Partnership Interest, except in each case (i) as provided in Subsection 1.1(c), (ii) as a consequence of a Sale mandated by Subsection 9.4(a) or (iii) with the prior written approval of the Majority Limited Partners, the GE Representative Partner and MBK CV.

(b)                     The General Partner shall be liable to the Partnership for any Event of Withdrawal in violation of Subsection 9.1(a) above.

(c)                      PTL GP may not Sell all or any portion of its Partnership Interest, except in accordance with the Holdings LLC Agreement.

(d)                     For so long as members of the GECC Consolidated Group hold in the aggregate not less than a ten percent (10%) Percentage Interest and for two (2) years after that is no longer the case, the PTLC Consolidated Group shall be required at all times to hold not less than a twenty-five percent (25%) Percentage Interest, except as a consequence of a Sale mandated by Subsection 9.4(a).

(e)                      Any voluntary or involuntary sale, assignment, transfer or other disposition of, or any creation of a lien on, any of the equity interests in Holdings or PTL GP shall be deemed to be, and shall be treated as, a Transfer of Partnership Interests for all purposes of this Agreement; provided that any Liens granted under the PAG Security Agreement or the PTLC Security Agreement are authorized, and the granting of Liens on the equity interests, of Holdings or PTL GP (but not a Foreclosure or other exercise of remedies in respect of such Liens), that are permissible under the PAG Security Agreement or the PTLC Security Agreement, are permitted hereunder; and provided, further, that Sections 9.1 (except for this further proviso), 9.2 and 9.3 will not apply to any Sale of Collateral (as defined in the PAG Security Agreement or the PTLC Security Agreement) as authorized by such agreements or to any Third Party Sale or Equity Offering as defined in and contemplated by Article 10 of the Holdings LLC Agreement.

9.2                               Transfer or Sale of Limited Partner Interests.

(a)                     Except (i) as permitted by the further provisions of this Section 9.2, (ii) as permitted by Section 9.3, (iii) as required by Section 9.4, (iv) in accordance with Article 10 or (v) in accordance with Sections 10.2 and 10.3 of the Holdings LLC Agreement, at all times subject to Section 9.1, commencing as of the Effective Time, no Limited Partner may Transfer all or any portion of its limited partner Partnership Interest to any Person.

(b)                     (i) Each of GE Truck Leasing Holdco, GE Logistics Holdco and GE Tennessee may Sell all or any portion of its Partnership Interests from time to time to any member or members of the GECC Consolidated Group, (ii) PTLC may Sell all or any portion of its limited partner Partnership Interests from time to time to any member or members of the PAG Consolidated Group or to any member or members of the PTLC Consolidated Group and (iii) the Mitsui Partners may Sell all or any portion of their limited respective Partnership Interests from time to time to any member or members of the Mitsui Consolidated Group.

(c)                      PAG may Sell all or any portion of its Partnership Interests from time to time to any member or members of the PTLC Consolidated Group or any member or members of the PAG Consolidated Group.

(d)                     In the event of any Sale pursuant to Subsection 9.2(b) or 9.2(c), if the assignee in such Sale shall cease at any time for any reason (other than as a result of a change in Generally Accepted Accounting Principles after the Effective Time) to be a member of the GECC Consolidated Group, the PTLC Consolidated Group, the PAG Consolidated Group or the Mitsui Consolidated Group, as the case may be, then such assignee shall concurrently with ceasing to be a member of the applicable Consolidated Group Sell such Partnership Interests to a Person that is a member of the applicable Consolidated Group.

(e)                      Prior to and as a condition to any Sale pursuant to Subsection 9.2(b) or 9.2(c) the assignee shall agree in writing with the Partnership to be bound by all of the terms and conditions of this Agreement in the same manner as the assignor.

(f)                       PAG may, in connection with a bona fide financing from one or more third-party lenders (such lenders, or an agent or a representative therefor (a “Bona Fide

Lender”)), grant a security interest in, or otherwise pledge (the “PAG Pledge”), to a Bona Fide Lender, PAG’s share in the profits and losses of the Partnership and PAG’s right to receive distributions of the Partnership solely with respect to all or any portion of its Percentage Interest as of the Effective Time in the Partnership, as such percentage has been or may be increased other than by virtue of a Transfer to PAG or any of its Subsidiaries of any additional Partnership Interest, unless the GE Representative Partner and PTLC agree otherwise (such portion of the limited partner Partnership Interests owned by PAG and so secured or pledged being referred to herein as the “PAG Pledged Interest”) but, for the avoidance of doubt, (x) shall not include any indirect interest held by PAG in or through Holdings or PTL GP and (y) notwithstanding anything else herein, PAG’s rights pursuant to this Subsection 9.2(f) shall not be Transferable to any assignee or otherwise, unless the GE Representative Partner and PTLC agree otherwise, it being understood and agreed that (i) prior to or upon any foreclosure or similar exercise of rights of the Bona Fide Lender pursuant to the terms of its security interest (a “Foreclosure”) the Bona Fide Lender (or any transferee of the PAG Pledged Interest following any Foreclosure) shall only be entitled to receive distributions of cash or other property from the Partnership in accordance with the terms of this Agreement (and after a Foreclosure only to receive allocations of the income, gains, credits, deductions, profits and losses of the Partnership attributable to such PAG Pledged Interest after the effective date of such Foreclosure in accordance with the terms of this Agreement) and shall not at any time become a Partner (and shall not have any rights with respect to governance, voting, approvals, consents, observation or other management rights with respect to the Partnership, all of which shall remain with PAG) and (ii) upon a Foreclosure, PAG’s rights with respect to governance, observation or other management rights with respect to the Partnership shall lapse and any and all voting, approval and consent rights of PAG attributable to the PAG Pledged Interest foreclosed upon shall be deemed made in proportion to the other Partners.

(g)                      The Mitsui Partners may, in connection with the Mitsui Co-Obligation Fee, Payment and Security Agreement entered into by the Mitsui Partners as of the date hereof (the “Mitsui Co-Obligation Fee, Payment and Security Agreement”), grant a security interest in, or otherwise pledge (the “Mitsui Pledge”) to GECC or any Affiliate thereof, the Mitsui Partners’ share in the profits and losses of the Partnership and the Mitsui Partners’ rights to receive distributions of the Partnership solely with respect to all or any portion of their limited partner Partnership Interests that are pledged pursuant to the terms of the Mitsui Co-Obligation Fee, Payment and Security Agreement as of the Effective Time (such portion of the limited partner Partnership Interests owned by the Mitsui Partners and so secured or pledged being referred to herein as the “Mitsui Pledged Interest”). Notwithstanding anything else herein, none of Sections 9.1, 9.2 (except this sentence) or 9.3 shall apply to any Sale of the Mitsui Pledged Interest as authorized by the Mitsui Co-Obligation Fee, Payment and Security Agreement.

9.3                               Right of First Offer.

(a)                     No Partner shall Transfer all or any portion of such Partner’s Partnership Interest except (i) as permitted by Section 9.2, (ii) as further permitted in this Section 9.3, (iii) as required by Section 9.4, (iv) in accordance with Article 10 or (v) in accordance with Sections 10.2 and 10.3 of the Holdings LLC Agreement, at all times subject to Section 9.1, or, for avoidance of doubt, Subsection 1.1(c).

(b)                     For purposes of this Section 9.3, members of the GECC Consolidated Group, members of the PTLC Consolidated Group, members of the PAG Consolidated Group and members of the Mitsui Consolidated Group shall each be deemed a single Partner.

(c)                      No Partner may Sell all or any portion of its Partnership Interest, unless (i) such portion of its Partnership Interest constitutes a Percentage Interest of at least five percent (5%) unless such Partner is selling all of its then-held Partnership Interests, taken as a whole, immediately prior to the consummation of such Sale and (ii) the consideration for such Sale consists solely of cash and/or a promissory note; provided, however, that if a promissory note shall form a portion of the consideration being offered by a third-party offeror, such note must (A) be issued by the party which proposes to acquire the Partnership Interest, (B) bear an interest rate not less than the then-current market rate for a note of such creditworthiness, terms and conditions and tenor and (iii) not represent more than fifty percent (50%) of the total amount of the consideration being offered for such Partnership Interest. In the event that (I) a Partner (other than (i) PTL GP or (ii) PTLC, in each case with respect to its general partner interest), proposes to Sell all or any portion of its Partnership Interest (an “Initiated Offer”), or (II) a Partner shall have received an offer from a third party to acquire such Partner’s Partnership Interest (or such portion thereof) that the Partner proposes to accept (a “Third-Party Proposed Sale”), then in either such event such Partner (the “Offering Partner”) shall first offer (the “Offer”) in writing (which Offer shall set forth the price and all other material terms of such proposed Sale, and, in the case of a Third-Party Proposed Sale, have attached to it a copy of such third party’s written offer to purchase) to sell its Partnership Interest (or such portion thereof) (individually or collectively, the “Offered Interest”) to the other Partners other than PTL GP (the “Offeree Partners”) at the price and on the other financial terms specified in the Offer and on substantially the same terms (other than price and the other financial terms) as are set forth in the Purchase and Sale Agreement dated as of March 26, 2009 pursuant to which PTLC Holdings Co., LLC purchased a Partnership Interest from GE Logistics Holdco. A copy of such Offer shall also be provided to the General Partner at the same time as it is provided to the other Partners.

(d)                     Within sixty (60) days (or such longer period as the Offering Partner and the Offeree Partners may agree) after the date of the Offer each Offeree Partner must provide notice to the Offering Partner and the General Partner (the “Response Notice”) that such Offeree Partner either (1) agrees to purchase its proportion, based on its Percentage Interests relative to the aggregate Percentage Interests held by all Offeree Partners (taking into account the interests held indirectly through PTL GP), of the Offered Interest at the offering price and on the other terms set forth in the Offer or at such other price and on such other terms as the Partners may agree or (2) declines to accept the Offer; provided that, if the Offering Partner is also proposing to Sell Member Interests concurrently to the same purchaser or affiliated group of purchasers, each Offeree Partner must either (x) agree to purchase its proportion of Member Interests and Partnership Interests, collectively, based on its Percentage Interest relative to the aggregate Percentage Interests held by all Offeree Partners for Partnership Interests as of the date of the Offer (taking into account the interests held indirectly through PTL GP), or (y) decline to accept the Offer for the offered Partnership Interests and Member Interests collectively, and the terms “Offer” and “Offered Interest” shall be deemed to include such offered Partnership Interests and Member Interests collectively.

(e)                      If the Response Notices of the Offeree Partners constitute an acceptance, collectively, for the entire Offered Interest, the parties will consummate the Sale of the Offered Interest at the time and in the manner set forth in Subsection 9.3(g) and 9.5(a). Unless otherwise agreed by the accepting Offeree Partners (the “Accepting Partners”), the right to purchase the Offered Interest will be allocated among the Offeree Partners pro rata based on the relative Percentage Interests held by all Offeree Partners for Partnership Interests as of the date of the Offer. If the Response Notices of the Offeree Partners do not constitute an acceptance, collectively, for the entire Offered Interest, then at the end of the sixty (60) day period (as it may be extended pursuant to Subsection 9.3(d) above) (or, if earlier, when all Response Notices have been received) set forth in Subsection 9.3(d), the Offering Partner shall provide written notice to the Accepting Partners pursuant to which the Accepting Partners shall have the option to elect to purchase, for a period of thirty (30) days following the date of such notice, all (but not less than all) of the portion of the Offered Interest that the non-Accepting Partners did not elect to purchase, in proportion to the relative Percentage Interests (disregarding the Percentage Interests of the non-Accepting Partners) of such Accepting Partners (or on such other basis as the Accepting Partners determine) and on substantially the same terms and conditions described in Subsection 9.3(c).

(f)                       If (i) none of the Offeree Partners delivers a Response Notice (or the Offeree Partners otherwise decline to purchase all of the Offered Interest) within the sixty (60) day period (as it may be extended pursuant to Subsection 9.3(d) above) set forth in Subsection 9.3(d) or (ii) after the end of the thirty (30) day period set forth in Subsection 9.3(e), the Accepting Partners have not elected to purchase all of the Offered Interest, then in each case the Offeree Partners will be deemed to have declined to exercise their rights under this Section 9.3 and the Offering Partner shall, with respect to the Offered Interest only, have the right, if an Initiated Offer, to, at the Offering Partner’s sole expense, not violative of Law or Section 9.5(b), launch a confidential marketing process (which may include the engagement of financial advisors and other advisors to conduct a customary auction sale process in which potential buyers are required to enter into confidentiality agreements contemplated by clause (e) of Section 6.4(i)), and, if an Initiated Offer or a Third Party Proposed Sale, enter into negotiations with a third party or enter into a definitive agreement, to Sell the Offered Interest in respect of an Offer at the same or a higher price and upon terms and conditions that are no less favorable in the aggregate to the Offering Partner than as set forth in the Offer (other than those representations, warranties, covenants, indemnities and other agreements customary for similar transactions) for a period of one-hundred eighty (180) days, which period may be extended as agreed upon by the Offering Partner and the Offeree Partners.

(g)                      If an Offeree Partner or Partners shall have accepted the Offer in accordance with Subsections 9.3(d) and (e), then the Offering Partner shall Sell the Offered Interest to the Accepting Partners (or to such nominees of the Accepting Partners as the Accepting Partners may specify in writing to the Offering Partner not less than three (3) Business Days prior to the closing of such purchase and Sale) and the Sale of the Offered Interest to the Accepting Partners (or such nominees, as the case may be) shall be consummated within ninety (90) days thereafter, which period shall if all other conditions to closing have been satisfied except for required regulatory approvals (and those conditions that by their terms are to be satisfied at closing), be extended, unless the Offering Partner and the Accepting Partners otherwise agree in writing, for as long as reasonably necessary in order to obtain such regulatory approvals (until such time as it is determined that such approvals will not be obtained), at the principal office of the Partnership or such other location as the Offering Partner and the Accepting Partners (or their nominees) may agree, at which time the Offering Partner shall Sell to the Accepting Partners (or their nominees) the Offered Interest, free and clear of all Liens, claims, options to purchase and other restrictions of any nature whatsoever, except those set forth in this Agreement, against payment in cash of the purchase price therefor; provided, however, that in the event that the Accepting Partners (or their nominees) shall be purchasing the Offered Interest at the price set forth in the Offer pertaining thereto, and the terms of such Offer shall state that the third-party offeror offered to acquire the Offered Interest for consideration consisting of cash and (subject to the proviso to Subsection 9.3(c) above) a promissory note, then the Accepting Partners (or their nominees) shall pay to the Offering Partner the purchase price for the Offered Interest in cash, in an amount equal to the sum of (i) the amount of the purchase price which would have been paid in cash by the third-party offeror as set forth in the Offer, plus (ii) the principal amount of the promissory note which would have been delivered by the third-party offeror as set forth in the Offer.

(h)                     In the event that any proposed Sale of a Partnership Interest to a third party shall not have been consummated within the 90 days after the execution of the underlying definitive agreement referred to in Subsection 9.3(f) (which period shall, if all other conditions to closing have been satisfied except for required regulatory approvals (and those conditions that by their terms are to be satisfied at closing), automatically be extended for as long as reasonably necessary in order to obtain such regulatory approvals (until such time as it is determined that such approvals will not be obtained), any such proposed Sale, or any further proposed Sale, of such Partnership Interest shall again be subject to the provisions of this Section 9.3.

(i)                         Upon any Sale or exchange by PTLC and/or any of its Affiliates of one-hundred percent (100%) of the Partnership Interest then held by PTLC and its Affiliates (whether to the GE Representative Partner or any of its Affiliates or to one or more third parties), GE Tennessee (or an assignee of Partnership Interests held at the Effective Time by members of the GECC Consolidated Group which assignee shall have assumed the obligations under this Subsection 9.3(i)) shall pay or cause to be paid to PTLC, in cash, an amount equal to the lesser of (i) $5,000,000 and (ii) the amount equal to the amount of federal income tax that would be due and payable by PTLC and/or its Affiliates, as the case may be, in respect of such Sale or exchange, determined as if the maximum marginal rate for corporations with respect to ordinary income or capital gains, as the case may be, as in effect in the year such Sale or exchange takes place, applied to such transaction, on the excess of (A) the gain recognized by PTLC and/or its Affiliates upon such Sale or exchange over (B) the excess of (1) the aggregate amount of the losses and deductions allocated to PTLC and/or any of its Affiliates from the inception of the Partnership through the date of such Sale or exchange pursuant to Section 5.2, 5.3, 5.4 and 5.6 of this Agreement or the Corresponding Provisions of any Prior Agreement over (2) the aggregate amount of the income and gains allocated to PTLC and/or any of its Affiliates from the date of inception of the Partnership through the date of such Sale or exchange pursuant to Sections 5.2, 5.3, 5.4 and 5.6 of this Agreement or the Corresponding Provisions of any Prior Agreement (the excess of such losses and deductions over such income and gains is sometimes hereinafter referred to as “Net Losses”). For purposes of computing the amount of such federal income tax that would be due and payable in respect of such Sale or exchange, (x) both the Net Losses and the gain recognized by PTLC and/or its Affiliates upon such Sale or exchange shall be deemed to have arisen in the same taxable year, and (y) all losses, deductions and credits allocated to PTLC and/or its Affiliate under Sections 5.2, 5.3, 5.4 and 5.6 of this Agreement shall be taken into account and no limitations shall apply or be deemed to apply to the use of such losses, deductions and credits. Such calculation shall initially be made by PTLC and shall be confirmed in writing to GE Tennessee (or the assuming assignee as aforesaid) by the Auditor before any payment shall be required to be made by or on behalf of GE Tennessee (or such assignee) under this Subsection 9.3(i).

(j)                        Notwithstanding anything to the contrary set forth in this Section 9.3, (i) the provisions of this Subsection 9.3 shall not restrict or otherwise apply to the Sale of Partnership Interests (x) effected pursuant to the IPO or (y) after the IPO that are effected pursuant to (I) a public offering under an effective registration statement or (II) Rule 144 under the Securities Act and (ii) no Transfer permitted under this Section 9.3 shall be offered or consummated in the absence of an effective registration statement covering the applicable Partnership Interest under the Securities Act, unless such Transfer is exempt from registration under the Securities Act.

9.4                               Certain Changes of Control.

(a)                     In the event that (i) Penske Corporation, at any time and for any reason, either (A) shall have ceased to own, directly or indirectly, at least fifty-one percent (51%) of the outstanding common stock or other voting securities of Penske Transportation Holdings Corp. and (1) in an election of directors for which proxies are not solicited under the Exchange Act, Penske Corporation and/or its Affiliates by vote of their own shares and shares for which they have obtained proxies from other shareholders, shall be unable to elect at least half of the directors of Penske Transportation Holdings Corp., or (2) in an election of directors for which proxies are solicited under the Exchange Act, proxies for management nominees and the vote of Penske Corporation and/or its Affiliates and other persons shall not have resulted in the election of management nominee directors who aggregate at least half of the directors elected, or (B) shall have ceased to own, directly or indirectly, at least twenty-five percent (25%) of the outstanding common stock or other voting securities of Penske Transportation Holdings Corp., or (ii) Penske Transportation Holdings Corp., at any time and for any reason, shall have ceased to own, directly or indirectly, and have voting control over at least eighty percent (80%) of the outstanding common stock or other voting securities of the PTLC Consolidated Group member or members then holding Partnership Interests (excluding PTL GP and Holdings from the PTLC Consolidated Group for this determination), then from and after the occurrence of any of the events specified in clauses (i)(A), (i)(B) and (ii) above, the GE Partners or any nominee(s) thereof shall have the right, but not the obligation (which right shall expire one hundred eighty (180) days from the date on which the GE Partners shall have received the notice referred to in the last sentence of this Subsection 9.4(a)), to purchase pro rata (determined by reference to the relative Percentage Interests then held by each them) from such holders and any of the members of the PAG Consolidated Group then holding Partnership Interests, one-hundred percent (100%) of their respective Partnership Interests and one-hundred percent (100%) of their respective Member Interests at a purchase price, payable in cash, to be determined as of the date the GE Partners shall advise PTLC, PAG and the Mitsui Partners of the GE Partners’ or its nominee(s)’s decision to acquire one-hundred percent (100%) of the Partnership Interests and one-hundred percent (100%) of the Member Interests held by the PTLC Consolidated Group and the PAG

Consolidated Group pursuant to this Subsection 9.4(a) by means of the appraisal procedure set forth in Subsection 9.4(e) herein plus any additional amount payable pursuant to the provisions of Subsection 9.3(i). PTLC shall give prompt written notice to the GE Partners of the occurrence of any of the events specified in clauses (i)(A), (i)(B) or (ii) of this Subsection 9.4(a).

(b)                     In the event that GECC at any time and for any reason shall have ceased to own, directly or indirectly, and have voting control over eighty percent (80%) of the outstanding common stock or other voting securities of the GECC Consolidated Group member or members then holding Partnership Interests, then from and after the occurrence of such events, PTLC or any nominee(s) thereof shall have the right, but not the obligation (which right shall expire one hundred eighty (180) days from the date on which PTLC shall have received the notice referred to in the last sentence of this Subsection 9.4(b)), to purchase from such holders one-hundred percent (100%) of their respective Partnership Interests and one-hundred percent (100%) of their respective Member Interests at a purchase price, payable in cash, to be determined as of the date PTLC shall advise such holders of its or its nominee(s)’s decision to acquire one-hundred percent (100%) of their respective Partnership Interests and one-hundred percent (100%) of their respective Member Interests pursuant to this Subsection 9.4(b) by means of the appraisal procedure set forth in Subsection 9.4(e). The GE Partners shall give prompt written notice to PTLC of the occurrence of any of the events specified in this Subsection 9.4(b).

(c)                      In the event that Mitsui at any time and for any reason shall have ceased to own, directly or indirectly, and have voting control over eighty percent (80%) of the outstanding common stock or other voting securities of the Mitsui Consolidated Group member or members then holding Partnership Interests, then from and after the occurrence of such events, PTLC (or the members of the PTLC Consolidated Group then holding Partnership Interests (the “PTLC Beneficiary”), the GE Partners or any nominee(s) thereof shall have the right, but not the obligation (which right shall expire one hundred eighty (180) days from the date on which the PTLC Beneficiary and the GE Partners shall have received the notice referred to in the last sentence of this Subsection 9.4(c)), to purchase from such holders their pro rata portion (based upon the relative ownership of the Partnership Interests by the PTLC Beneficiary (which pro rata portion, solely for purposes of this Subsection 9.4(c) and Subsection 9.4(e), shall include the Partnership Interests owned by PAG) and the GE Partners) of the respective Partnership Interests of such Persons, or one-hundred percent (100%) of the respective Partnership Interests of such Persons if either the PTLC Beneficiary or the GE Partners, as applicable, does not elect to purchase its pro rata portion of such Partnership Interests, at a purchase price, payable in cash, to be determined as of the earlier date that either of the PTLC Beneficiary or the GE Partners shall advise such holders of its or its nominee(s)’s decision to acquire its pro rata portion of the respective Partnership Interests of such Persons, or one-hundred percent (100%) of the respective Partnership Interests of such Persons, if either the PTLC Beneficiary or the GE Partners, as applicable, do not elect to purchase their pro rata portion of such Partnership Interests, pursuant to this Subsection 9.4(c), by means of the appraisal procedure set forth in Subsection 9.4(e). The Mitsui Partners shall give prompt written notice to the PTLC Beneficiary and the GE Partners of the occurrence of any of the events specified in this Subsection 9.4(c).

(d)                     In the event that any Penske Partner proposes to Transfer any portion of such Penske Partner’s Partnership Interest and, after giving effect to such Transfer (and any related series of Transfers by any Penske Partners) the Penske Partners and the Mitsui Partners

cease to own, collectively (directly or indirectly), more than a fifty percent (50%) Percentage Interest (the “Triggering Transfer”), then in connection with such Triggering Transfer, the Mitsui Partners and the GE Partners will have the right to require the Transferring Penske Partner to cause the proposed transferee to purchase from the Mitsui Partners or the GE Partners (as applicable) a portion of the Partnership Interests of the Mitsui Partners or the GE Partners (as applicable) equal to (i) the Percentage Interest that the Mitsui Partners or the GE Partners (as applicable), directly or indirectly, own prior to giving effect to such transfer multiplied by (ii) the Partnership Interests being purchased in total, at the same purchase price and on the same terms and conditions as those applicable to the Transferring Penske Partner.

(e)                      If (A) the GE Partners or any nominee(s) thereof shall have elected in writing within the period specified in Subsection 9.4(a) to purchase one-hundred percent (100%) of the Partnership Interests and one-hundred percent (100%) of the Member Interests held by the PTLC Consolidated Group and the PAG Consolidated Group or (B) PTLC or any nominee(s) thereof shall have elected in writing within the period specified in Subsection 9.4(b) to purchase one-hundred percent (100%) of the Partnership Interests and one-hundred percent (100%) of the Member Interests held by the GECC Consolidated Group or (C) the PTLC Beneficiary, the GE Partners or any nominee(s) thereof shall have elected in writing within the period specified in Subsection 9.4(c) to purchase their pro rata portion of the Partnership Interests held by the Mitsui Consolidated Group, or one-hundred percent (100%) of the respective Partnership Interests of such Persons if either the PTLC Beneficiary or the GE Partners, as applicable, does not elect to purchase its pro rata portion of such Partnership Interests (based upon the relative ownership of the Partnership Interests by the PTLC Beneficiary and the GE Partners) (the Partnership Interests and Member Interests to be purchased hereinafter referred to as the “Purchased Interest”), then (x) in the case of any exercise by the GE Partners of their option to acquire one hundred percent (100%) of the Partnership Interests and one hundred percent of the Member Interests held by the PTLC Consolidated Group and the PAG Consolidated Group, the Mitsui Partners shall be entitled to require the GE Partners to purchase one-hundred percent (100%) of the Partnership Interests held by the Mitsui Partners (at the same purchase price and on the same terms and conditions as the Partnership Interests held by the PTLC Consolidated Group and the PAG Consolidated Group) by delivering written notice thereof within 30 days of the final determination of the fair market value of the Purchased Interests in accordance with the procedures set forth in Subsection 9.4(e)(y) below, and (y) each of the PTLC Consolidated Group, the GE Consolidated Group (except with respect to any exercise by the PTLC Beneficiary, the GE Partners or any nominee of an election pursuant to Subsection 9.4(c)) and, solely in the case of an election pursuant to Subsection 9.4(c), each of the PTLC Consolidated Group and/or the GECC Consolidated Group, as applicable, and the Mitsui Consolidated Group shall engage, at its own expense, an investment banking firm or valuation firm (which term includes accounting firms) of recognized national standing and experience in matters of this type, to appraise the Purchased Interest. Such firms shall determine the fair market value of the Purchased Interest as of the date of the GE Partners’ or PTLC’s, as applicable, notice referred to above. In reaching their determinations, such firms shall not take into account any “control premium” or “non-controlling discount” attributable to the Purchased Interest or the illiquid nature of an investment in the Purchased Interest. If the difference between the amount of the higher of such determinations and the amount of the lower of such determinations is not more than an amount equal to ten percent (10%) of the amount of the higher of such determinations, then the determinations of all such firms shall be averaged. If the difference between the respective amounts of such determinations is greater than an amount equal to ten percent (10%) of the amount of the higher of such determinations, then, in lieu of averaging such determinations, such firms shall jointly select an independent investment banking or valuation firm (which term includes accounting firms) of recognized national standing and experience in matters of this type, in each case, to determine the fair market value of the Purchased Interest, which determination shall not take into account any “control premium”, “non-controlling discount” or the illiquid nature of an investment therein as aforesaid. The costs and expenses of any such independent investment banking or valuation firm shall be borne equally by the GE Partners and the PTLC Beneficiary (except with respect to any exercise by the PTLC Beneficiary, the GE Partners or any nominee of an election pursuant to Subsection 9.4(c)) and, solely in the case of an election pursuant to Subsection 9.4(c), the PTLC Beneficiary and/or the GE Partners, as applicable, and the Mitsui Partners. Each applicable Partner agrees to use its reasonable best efforts to cause the appraising firms to complete their appraisals pursuant to this Subsection 9.4(e) as promptly as practicable. Upon the determination of the fair market value of the Purchased Interest by such independent firm, the two highest determinations of the fair market value of the Purchased Interest shall be averaged, which amount shall be the purchase price referred to in Subsection 9.4(a), 9.4(b) or 9.4(c).  For the avoidance of doubt, if the Mitsui Partners elect to require the GE Partners to purchase one-hundred percent (100%) of the Partnership Interests held by the Mitsui Partners, such purchase and sale shall be at the same purchase price and on the same terms and conditions as the corresponding purchase and sale of the Partnership Interests of the Partnership Interests of the PTLC Consolidated Group and the PAG Consolidated Group.

9.5                               Certain General Provisions.

(a)                     Any amounts payable in cash by any party pursuant to Subsection 9.3 or Subsection 9.4 shall be effected by means of wire transfer of immediately available funds to such account or accounts in the United States as the payee shall specify not less than one (1) Business Day prior to the date on which such payment is to occur.

(b)                     Notwithstanding anything to the contrary set forth in Subsection 9.2, 9.3 or 9.4, in the event that the acquisition by a Person of a Partnership Interest pursuant to any such provision would result in the Partnership ceasing to enjoy the status of a limited partnership under Delaware Law, then such Person shall not effect such acquisition, but such Person may effect the acquisition through an Affiliate of such Person or member of such Person’s consolidated group if such acquisition eliminates the cessation of the Partnership’s enjoying the status of a limited partnership under Delaware Law.

(c)                      The Limited Partners agree, upon request of the General Partner, to execute such certificates or other documents and perform such acts as the General Partner reasonably deems appropriate to preserve the status of the Partnership as a limited partnership, upon or after the completion of any Transfer of any Partnership Interest, under Delaware Law.

(d)                     Notwithstanding anything to the contrary in this Agreement, (i) in the event of the consummation of any Sale by any GE Partner of all or any portion of its Partnership Interests in accordance with this Article 9, the transferring GE Partner may Sell (A) the rights of the GE Representative Partner under Subsections 6.4(a) and 6.4(e) to designate and replace a member of the Advisory Committee that it is then entitled to so designate and replace or (B) the rights to designate and replace the GE Representative Partner under Section 6.4(e), provided that such Sale is accompanied by the Sale to the same third party of the right of the GE Representative Partner under Subsections 6.4(a) and 6.4(e) to designate and replace a member of the Advisory Committee; or (ii) in the event of any Sale of a Partnership Interest permitted by this Agreement, the transferring GE Partner or PTLC may Sell its purchase rights under Subsection 9.4(a) or Subsections 9.4(b) and (c), respectively. For the avoidance of doubt, the GE Representative Partner may Sell its right to designate and replace a member of the Advisory Committee to another member of the GECC Consolidated Group, subject to Subsection 9.2(d).

(e)                      Any transferee of a Partnership Interest that (i) acquires a Percentage Interest of at least ten percent (10%), (ii) has the right to designate and replace a member of the Advisory Committee pursuant to this Agreement or (iii) has the right to direct the vote of a member of the Advisory Committee shall be required to enter into a noncompetition covenant on substantially the same terms as the restrictions on GECC and its Subsidiaries set forth in Subsection 6.6(c).

(f)                       Notwithstanding anything to the contrary set forth in this Agreement, in the event of any Sale of a Partnership Interest permitted by this Agreement, the transferor Partner shall not cease to be a Partner or be deemed to have withdrawn as a Partner, until the transferee of such Partnership Interest shall have been admitted as a Partner pursuant to Section 9.10 below.

9.6                               Allocation of Profits, Losses and Distributions Subsequent to Sale.  All Profits, Losses, or any other items of income, gain, loss, deduction, or credit of the Partnership attributable to any Partnership Interest acquired by reason of any Sale of such Partnership Interest (i) that are allocable, in accordance with Subsection 5.5(c) to the portion of the Partnership Year ending on the effective date of the Sale shall be allocated, and any distributions made with respect thereto shall be distributed, to the transferor, and (ii) that are allocable, in accordance with Subsection 5.5(c), to subsequent periods shall be allocated, and any distributions made with respect thereto shall be distributed, to the transferee. Notwithstanding anything to the contrary in this Agreement, (x) GE Capital Memco, LLC, a Delaware limited liability company and a former Limited Partner of the Partnership shall be entitled to receive (and the Partnership shall pay directly to it), in respect of the Percentage Interest held by it prior to the date hereof, all distributions made pursuant to Subsection 5.1(b) for the 2014 Subject Year payable in respect of such Percentage Interest, and (y) the Mitsui Partners shall be entitled to receive, in respect of their Percentage Interests, all distributions for the 2015 Subject Year that are unpaid as of the Effective Time, if any, and any future distributions in respect of any prior Subject Year other than distributions made pursuant to Subsection 5.1(b) for the 2014 Subject Year.

9.7                               Death, Incompetence, Bankruptcy, Liquidation or Withdrawal of a Limited Partner.  The death, incompetence, Bankruptcy, liquidation or withdrawal of a Limited Partner shall not cause (in and of itself) a dissolution of the Partnership, but the rights of such a Limited Partner to share in the Profits and Losses of the Partnership, to receive distributions and to assign its Partnership Interest pursuant to this Article 9, on the happening of such an event, shall devolve on its beneficiary or other successor, executor, administrator, guardian or other legal representative for the purpose of settling its estate or administering its property, and the Partnership shall continue as a limited partnership. Such successor or personal representative, however, shall become a substituted limited partner only upon compliance with the requirements of Section 9.10 with respect to a transferee of a Partnership Interest. The estate of a Bankrupt Limited Partner shall be liable for all the obligations of the Limited Partner.

9.8                               Satisfactory Written Assignment Required.  Anything herein to the contrary notwithstanding, both the Partnership and the General Partner shall be entitled to treat the transferor of a Partnership Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to it, until such time as a written assignment or other evidence of the consummation of a Sale that conforms to the requirements of this Article 9 and is reasonably satisfactory to the General Partner has been received by and recorded on the books of the Partnership, at which time the Sale shall become effective for purposes of this Agreement.

9.9                               Transferee’s Rights.  Any purported Transfer of a Partnership Interest which is not in compliance with this Agreement shall be null and void and of no force or effect whatsoever. A permitted transferee of any Partnership Interest pursuant to Section 9.1, 9.2, 9.3, 9.4 or 9.7 hereof shall be entitled to receive, in accordance with Section 9.6, allocations of Profits, Losses, or other items of income, gain, loss, deduction, or credit of the Partnership attributable to such Partnership Interest and allocable to periods after the effective date of the Sale, and distributions of cash or other property from the Partnership made with respect to periods after the effective date of the Sale, subject, in each case, to the last sentence of Section 9.6, but shall not become a Partner unless and until admitted pursuant to Section 9.10 hereof.

9.10                        Transferees Admitted as Partners.  The assignee or transferee of any Partnership Interest shall be admitted as a Partner only upon the satisfaction of the following conditions:

(a)                     A duly executed and acknowledged written instrument of Sale, in a form reasonably acceptable to the General Partner, and either a copy of this Agreement duly executed by the transferee or an instrument of assumption in form and substance reasonably satisfactory to the General Partner setting forth the transferee’s agreement to be bound by the provisions of this Agreement have been delivered to the Partnership.

(b)                     The transferee has paid any fees and reimbursed the Partnership for any expenses paid by the Partnership in connection with the Sale and admission.

The effective date of an admission of an assignee of a Partner and the withdrawal of the transferring Partner, if any, shall be the first day which is the last Business Day of a calendar month to occur following the satisfaction of the foregoing conditions, except as otherwise may be agreed by all the Partners in writing.

9.11                        Change of Control Rights.  In addition to any other approval required under the Act, any Change of Control of the Partnership (excluding, for the avoidance of doubt, the changes contemplated by Subsection 1.1(c)) shall be subject to approval by MBK CV (so long as the Mitsui Partners, collectively, own at least a ten percent (10%) Percentage Interest) and the GE Representative Partner (so long as the GE Representative Partner and its Affiliates collectively own at least a ten percent (10%) Percentage Interest).

ARTICLE 10

EXIT/ IPO RIGHT

10.1                        IPO Notice.

(a)                     On or after December 31, 2017, any Exercising Partner will have the right to deliver a written demand to the General Partner and the other Partners that an IPO (the “IPO Notice”) be effected in accordance with the provisions of this Article 10 and, if applicable, to effect the registration of all or any portion of the Exercising Partner’s Securities (which may include any of such Partner’s Affiliates identified in such IPO Notice) in such IPO. Except as expressly provided below, each of the other Partners agrees to use all reasonable best efforts to effect such IPO. Upon receipt of such IPO Notice, promptly and in any event within the sixty (60) day period thereafter, the Exercising Partner and the Non-Exercising Partner (and their respective advisors) will meet from time to time at mutually agreeable times and locations to attempt to decide jointly in good faith on an appropriate transaction structure for such IPO. In such meetings, the Exercising Partner and the Non-Exercising Partner (and their respective advisors) will review, analyze and discuss the economic and tax impacts of potential transaction structures and will consider a transaction structure similar to the Barnes & Noble transaction (commonly referred to as an “UPREIT structure”) and appropriate opinion(s) (if any) of a nationally recognized law firm or accounting firm with respect to potential transaction structures.  In addition to the foregoing, the Exercising Partner and the Non-Exercising Partner shall consult with MBK CV regarding the structuring of any IPO and shall consider in good faith any suggestions of MBK CV in connection therewith.

(b)                     If the Exercising Partner, the Non-Exercising Partner and MBK CV are unable to agree on a transaction structure for such IPO within such sixty (60) day period (or such longer period as they may mutually agree), the Exercising Partner will have the right, within the thirty (30) day period following such sixty (60) day period, to deliver a written demand to the General Partner and the other Partners that such IPO shall utilize the transaction structure set forth in such notice (the “IPO Demand Notice”). Within sixty (60) days thereafter, the Non-Exercising Partner will have the right to object to such IPO Demand Notice by delivering a written notice to such effect to the Exercising Partner and the other Partners based solely on the Non-Exercising Partner’s conclusion that the consummation of such IPO (utilizing the transaction structure set forth in the IPO Demand Notice) could be reasonably expected to result in material adverse tax impacts on the Non-Exercising Partner or its Parent Company as well as the basis for such objection (with such basis set forth in reasonable detail in writing if practicable) (the “IPO Rebuttal”). If an IPO Rebuttal is received, for the thirty (30) day period following receipt thereof, the Exercising Partner will have the opportunity to (i) object to such IPO Rebuttal on the basis that the proposed transaction structure set forth therein would not constitute such a material adverse tax impact and/or (ii) propose an alternate transaction structure(s) for the IPO that would not result in material adverse tax impacts on the Non-Exercising Partner or its Parent Company (the “Alternative Structure” or “Alternative Structures”). If a valid Alternative Structure is proposed within such thirty (30) day period (or such longer period as the Exercising Partner and the Non-Exercising Partner may mutually agree), then the IPO Consummation Obligation will continue by utilizing such Alternative Structure, provided that the Alternative Structure would not have material adverse tax impacts on the Non-Exercising Partner or its Parent Company. The Partners hereby agree that in no event will indemnification be required for any potential adverse tax impacts arising in connection with the consummation of an IPO or the utilization of any transaction structure.

(c)                      Subject to Subsections 10.1(a) and 10.1(b), commencing one year from the date of the initial IPO Notice, the General Partner and the Partnership shall take all reasonable best efforts to pursue an IPO to be consummated as soon as practicable thereafter (the “IPO Consummation Obligation”). The time period for commencement or consummation of the IPO pursuant to the IPO Consummation Obligation may be delayed upon receipt of a manually signed approval of a duly authorized officer of the Exercising Partner to such effect.

(d)                     If an IPO is consummated pursuant to this Section 10.1, all of the Partners shall have the right to participate pro rata in such IPO in accordance with their respective Percentage Interests. Notwithstanding the immediately preceding sentence, if the IPO is consummated on or before June 18, 2019 (i.e., the date of maturity of the Company Bonds (as defined in the Holdings LLC Agreement)), or on a later date on which the Company Bonds continue to be outstanding, and the GE Partners, the Mitsui Partners or the Penske Partners desire to participate as selling equityholders in the IPO (the “Selling Interests”), then, with respect to the Selling Interests, the GE Partners, the Mitsui Partners and the Penske Partners will have the right to demand that the Partnership give first priority to:  (i) in the case of the Penske Partners, Partnership Interests held by the Penske Partners with a value of up to $350,700,000 (i.e., 50.1% of the $700,000,000 aggregate principal amount of the Company Bonds), (ii) in the case of the GE Partners, Partnership Interests held by the GE Partners with a value of up to the GE Priority Amount, and (iii) in the case of the Mitsui Partners, Partnership Interests held by the Mitsui Partners with a value of up to the Mitsui Priority Amount.

(e)                      For the avoidance of doubt, the transactions contemplated by this Section 10.1 shall not be subject to Sections 9.2 and 9.3.

(f)                       In the event that an IPO is abandoned or otherwise not consummated pursuant to this Section 10.1, and a transaction structure proposed for such IPO had been subject to the review and discussion process in Subsections 10.1(a) and 10.1(b), during which it was agreed or determined that such transaction structure would not have material adverse tax impacts on the Non-Exercising Partner or its Parent Company (an “Approved IPO Structure”), either Exercising Partner will have the right to deliver an IPO Notice with respect to such Approved IPO Structure and the Non-Exercising Partner will have the right, within the sixty (60) day period following the delivery of such IPO Notice, to deliver an IPO Rebuttal based solely on its conclusion that such Approved IPO Structure could reasonably be expected to result in material adverse tax impacts on the Non-Exercising Partner or its Parent Company when compared to the tax impacts existing at the time such transaction structure was previously determined not to have material adverse tax impacts on the Non-Exercising Partner or its Parent Company. If such IPO Rebuttal is delivered, then the Exercising Partner and the Non-Exercising Partner shall then follow the procedures set forth in Subsection 10.1(b) with respect to such IPO Notice. If no such

IPO Rebuttal is timely delivered to the Exercising Partner, then the IPO Consummation Obligation will continue by utilizing such Approved IPO Structure.

(g)                      In the event that an IPO is abandoned or otherwise not consummated pursuant to this Section 10.1, and (i) the last transaction structure proposed by the Exercising Partner and discussed under Subsections 10.1(a) and (b) would have had material adverse tax impacts on the Non-Exercising Partner or its Parent Company, (ii) an Approved IPO Structure did not exist, or (iii) the Exercising Partner desires to pursue a transaction other than an Approved IPO Structure, then, notwithstanding the first sentence of Subsection 10.1(a), neither the Exercising Partner nor the non-Exercising Partner will have the right to deliver a new IPO Notice until on or after the first anniversary of the date of the most recent IPO Notice. Such IPO Notice will be subject to the process set forth in Subsections 10.1(a) and 10.1(b), except that the sixty (60) day periods therein shall be thirty (30) day periods for any such subsequent IPO Notice.

(h)                     No Exercising Partner shall have the right to deliver an IPO Notice during the pendency of discussions pursuant to this Section 10.1 concerning a previously delivered IPO Notice.

(i)                         For the avoidance of doubt, the Exercising Partner, the Non-Exercising Partner and the Mitsui Partners agree that in connection with any IPO, such Partners shall agree on a mutually acceptable structure therefor, including by making amendments to this Agreement to reflect appropriate governance rights for the Partners in a public company structure at such time; provided, however, that any such governance rights included in this Agreement at the time of such IPO shall not be materially and disproportionately detrimental to the Mitsui Partners relative to the other Limited Partners (taking into account the Percentage Interests held by the Limited Partners).

10.2                        Partnership Restructuring in connection with IPO.  Subject to Subsection 10.1(a), commencing one year from the date of receipt of the IPO Notice by the General Partner, the GE Partners and PTLC shall meet to discuss restructuring the Partnership in order to effect an IPO with the most favorable tax treatment possible and each of the General Partner, the GE Partners and PTLC shall use reasonable best efforts to devise and effect such restructuring.

10.3                        IPO Alternative.  Upon receipt of the IPO Notice, the GE Partners or Penske Partners, as applicable, will have the option to simultaneously seek a purchaser of the Partnership Interests and Member Interests held by the Exercising Partner. If such interests are not purchased pursuant to a purchase agreement executed and delivered to the Partnership by another Person at a price acceptable to the Exercising Partner(s) in its sole discretion by the first anniversary of the date of the IPO Notice, then the Exercising Partner or other Partners will have the right to participate in the IPO in accordance with the Registration Rights Agreement. Any Sale of Partnership Interests pursuant to this Section 10.3 shall not be subject to the provisions of Article 9.

ARTICLE 11

DISSOLUTION

11.1                        Events of Dissolution.  The Partnership shall continue until December 31, 2030, or such later date as PTLC, the GE Representative Partner (so long as the GE Representative Partner and its Affiliates collectively own at least a ten percent (10%) Percentage Interest) and MBK CV (so long as the Mitsui Partners, collectively, own at least a ten percent (10%) Percentage Interest) may agree, unless sooner dissolved upon the earliest to occur of the following events, which shall cause an immediate dissolution of the Partnership:

(a)                     the sale, exchange or other disposition of all or substantially all of the Partnership’s assets;

(b)                     the withdrawal, resignation, filing of a certificate of dissolution or revocation of the charter or Bankruptcy of the General Partner or the occurrence of any other event which causes the General Partner to cease to be a general partner of the Partnership under the Act, except as contemplated by Section 1.1 (each an “Event of Withdrawal”); provided, however, that upon the occurrence of an Event of Withdrawal of the General Partner, the Partnership shall not be dissolved and its business shall not be required to be wound up if within 90 days after such Event of Withdrawal all the Limited Partners then holding a majority of the Partnership Interests (exclusive of any Partnership Interest then held by members of the PTLC Consolidated Group) agree in writing to continue the business of the Partnership and to the appointment, effective as of the occurrence of such Event of Withdrawal, of one or more successor general partners of the Partnership, each of whom is hereby authorized to continue the business of the Partnership; or

(c)                      such earlier date as PTLC, the GE Representative Partner (so long as the GE Representative Partner and its Affiliates collectively own at least a ten percent (10%) Percentage Interest) and MBK CV (so long as the Mitsui Partners, collectively, own at least a ten percent (10%) Percentage Interest) elect.

11.2                        Final Accounting.  Upon the dissolution of the Partnership and the failure to continue the Partnership as provided in Section 11.1 hereof, a proper accounting shall be made by the Partnership’s Auditor from the date of the last previous accounting to the date of dissolution.

11.3                        Liquidation.  Upon the dissolution of the Partnership and the failure to continue the Partnership as provided in Section 11.1 hereof, the General Partner or, if there is no General Partner, a person approved by PTLC, the GE Representative Partner (so long as the GE Representative Partner and its Affiliates collectively own at least a ten percent (10%) Percentage Interest) and MBK CV (so long as the Mitsui Partners, collectively, own at least a ten percent (10%) Percentage Interest), shall act as liquidator to wind up the Partnership. The liquidator shall have full power and authority to sell, assign and encumber any or all of the Partnership’s assets and to wind up and liquidate the affairs of the Partnership in an orderly and business-like manner. All proceeds from liquidation shall be distributed in the following orders of priority: (a) to the payment and discharge of the debts and liabilities of the Partnership

(other than liabilities for distributions to Partners) and expenses of liquidation, (b) to the setting up of such reserves as the liquidator may reasonably deem necessary for any contingent liability of the Partnership (other than liabilities for distributions to Partners), and (c) the balance to the Partners in accordance with their Capital Accounts after adjustment to reflect all Profit and Loss for the Partnership Year in which such liquidation occurs.

11.4                        Cancellation of Certificate.  Upon the completion of the distribution of Partnership assets as provided in Section 11.3 hereof, the Partnership shall be terminated and the person acting as liquidator shall cause the cancellation of the Certificate and shall take such other actions as may be necessary or appropriate to terminate the Partnership.

ARTICLE 12

INVESTMENT REPRESENTATIONS

12.1                        Investment Purpose.  Each Limited Partner represents and warrants to the Partnership and to each other Partner that it has acquired its limited partner interest in the Partnership for its own account, for investment only and not with a view to the distribution thereof, except to the extent provided in or contemplated by this Agreement.

12.2                        Investment Restriction.  Each Partner recognizes that (a) the limited partner interests in the Partnership have not been registered under the Securities Act in reliance upon an exemption from such registration, and agrees that it will not Transfer its limited partner interest in the Partnership (i) in the absence of an effective registration statement covering such limited partner interest under the Securities Act, unless such offer or Transfer is exempt from registration for any proposed sale, and (ii) except in compliance with all applicable provisions of this Agreement, and (b) the restrictions on transfer imposed by this Agreement may severely affect the liquidity of an investment in limited partner interests in the Partnership.

ARTICLE 13

NOTICES

13.1                        Method of Notice.  Any notice or request hereunder may be given to any Partner at their respective addresses/ numbers set forth below or at such other address/ number as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice or request hereunder may be given by (a) hand delivery, (b) overnight courier, (c) registered or certified mail, return receipt requested, or (d) electronic transmission or facsimile (or such other e-mail address or number as may hereafter be specified in a notice designated as a notice of change of address), with electronic confirmation of its receipt and subsequently confirmed by registered or certified mail or overnight courier. Any notice or other communication required or permitted pursuant to this Agreement shall be deemed given (i) when personally delivered to any officer of the party to whom it is addressed, (ii) on the earlier of actual receipt thereof or five (5) Business Days following posting thereof by certified or registered mail, postage prepaid, (iii) upon actual receipt thereof when sent by a recognized overnight delivery service or (iv) upon actual receipt thereof when sent by electronic transmission or by facsimile to the address or number set forth below with electronic confirmation of its receipt, in each case, addressed to each party at its address set forth below or at such other address as has been furnished in writing by a party to the other by like notice, provided, that in order for an electronic transmission to constitute proper notice hereunder, such electronic transmission must specifically reference this Section 13.1 and state that it is intended to constitute notice hereunder:

(1)	If to PTLC at:	Penske Truck Leasing Corporation 2675 Morgantown Road, Reading, Pennsylvania 19607 Attention: Senior Vice President — General Counsel Facsimile: 610-775-6330 E-mail Address: david.battisti@penske.com

	with a copy to:	Penske Truck Leasing Corporation 2675 Morgantown Road, Reading, Pennsylvania 19607 Attention: Senior Vice President — Finance Facsimile: 610-775-5064 E-mail Address: frank.cocuzza@penske.com

	and a copy to	Penske Corporation 2555 Telegraph Road, Bloomfield Hills, MI 48302 Attention: Executive Vice President and General Counsel Facsimile: 248-648-2135 E-mail Address: larry.bluth@penskecorp.com

(2)	If to PTL GP at:

c/o Penske Truck Leasing Corporation
2675 Morgantown Road,
Reading, Pennsylvania 19607
Attention:  Senior Vice President — General Counsel
Facsimile:  610-775-6330
E-mail Address:  david.battisti@penske.com

	with a copy to:	c/o Penske Truck Leasing Corporation 2675 Morgantown Road, Reading, Pennsylvania 19607 Attention: Senior Vice President — Finance Facsimile: 610-775-5064 E-mail Address: frank.cocuzza@penske.com

	and a copy to	Penske Corporation 2555 Telegraph Road, Bloomfield Hills, MI 48302 Attention: Executive Vice President and General Counsel Facsimile: 248-648-2135 E-mail Address: larry.bluth@penskecorp.com

(3)	If to PAG at:	Penske Automotive Group, Inc. 2555 Telegraph Road Bloomfield Hills, Michigan 48302 Attention: General Counsel Facsimile: 248-648-2515 E-mail Address: sspradlin@penskeautomotive.com

	with a copy to:	Penske Automotive Group, Inc. 2555 Telegraph Road, Bloomfield Hills, Michigan 48302 Attention: Chief Financial Officer Facsimile: 248-648-2515 E-mail Address: dave.jones@penskeautomotive.com

(4)	If to GE Truck Leasing	GE Capital Truck Leasing Holding Corp.
	Leasing Holdco at:	901 Main Avenue 3rd Floor Norwalk, Connecticut 06851 Attention: Dennis Murray, President Facsimile: 203-823-4502 Email Address: Dennis.Murray@ge.com

with a copy to

GE Capital Truck Leasing Holding Corp.
c/o General Electric Capital Corporation
901 Main Avenue, 6th Floor
Norwalk, Connecticut 06851
Attention:  Executive Counsel — Mergers & Acquisitions
Facsimile:  (203) 286-2181
Email:  mark.landis@ge.com

(5)	If to GE Logistics	Logistics Holding Corp.
	Holdco at:	1209 Orange Street Wilmington, Delaware 19808

with a copy to

Logistics Holding Corp.
c/o General Electric Capital Corporation
901 Main Avenue, 6th Floor
Norwalk, Connecticut 06851
Attention:  Executive Counsel — Mergers & Acquisitions
Facsimile:  (203) 286-2181
Email:  mark.landis@ge.com

(6)	If to GE Tennessee at:	General Electric Credit Corporation of Tennessee 2 Bethesda Metro Center, Suite 600 Bethesda, Maryland 20814 Attention: Deneen Sanders Facsimile: (312) 602-3937 Email: Deneen.Sanders@ge.com

with a copy to

General Electric Credit Corporation of Tennessee
c/o General Electric Capital Corporation
901 Main Avenue, 6th Floor
Norwalk, Connecticut 06851
Attention:  Executive Counsel — Mergers & Acquisitions
Facsimile:  (203) 286-2181
Email:  mark.landis@ge.com

(7)	If to MBK CV at:

MBK Commercial Vehicles Inc.
c/o Mitsui & Co., Ltd.

Nippon Life Marunouchi Garden Tower

1-3, Marunouchi 1-chome, Chiyoda-ku, Tokyo, Japan

Attention: Fumiaki Miyamoto

General Manager

First Motor Vehicles Div.

Facsimile: +81 3-3285-9005

	with a copy to	Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 Attention: Ezra Borut, Esq. Facsimile: 212-909-6836 Email: eborut@debevoise.com

(8)	If to MBK USA CV at:	MBK USA Commercial Vehicles Inc. c/o Mitsui & Co., Ltd. Nippon Life Marunouchi Garden Tower

1-3, Marunouchi 1-chome, Chiyoda-ku, Tokyo, Japan Attention: Fumiaki Miyamoto General Manager First Motor Vehicles Div. Facsimile: +81 3-3285-9005

with a copy to	Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 Attention: Ezra Borut, Esq. Facsimile: 212-909-6836 Email: eborut@debevoise.com

13.2                        Computation of Time.  In computing any period of time under this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or non-Business Day.

ARTICLE 14

GENERAL PROVISIONS

14.1                        Entire Agreement.  This Agreement constitutes the entire agreement with respect to the subject matter hereof prospectively from the Effective Time. For preclusion of doubt, this Agreement does not modify or amend any rights or obligations of the Partnership or any Partners with respect to events or circumstances arising or existing prior to the Effective Time, which matters will continue to be governed by the agreement of limited partnership of the Partnership in effect at the applicable time, and does not waive or release any claim of a Partner or the Partnership with respect to any event or circumstance arising or existing prior to the Effective Time.

14.2                        Amendment; Waiver.  The written approval of all of the Partners shall be required with respect to any amendment of this Agreement that would have either a disproportionate or a material adverse effect on the rights or obligations of any Partner; all other amendments shall require the approval of the General Partner and Majority Limited Partners. For the avoidance of doubt, distributions and allocations to the Partners are deemed material for the purposes of the preceding sentence. No rights under this Agreement shall be waived except by an instrument in writing signed by the party sought to be charged with such waiver. The General Partner shall give written notice to all Partners promptly after any amendment has become effective.

14.3                        Governing Law.  This Agreement shall be construed and enforced in accordance with and governed by the Laws of the State of Delaware, without giving effect to the provisions, policies or principles thereof relating to choice or conflict of Laws.

14.4                        Binding Effect.  Except as provided otherwise herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

14.5                        Separability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

14.6                        Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

14.7                        No Third-Party Rights.  Nothing in this Agreement shall be deemed to create any right in any person not a party hereto (other than the permitted successors and permitted assigns of a party hereto) and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party (except as aforesaid).

14.8                        Waiver of Partition.  Each Partner, by requesting and being granted admission to the Partnership, is deemed to waive until termination of the Partnership any and all rights that it may have to commence or maintain any action for partition of the Partnership’s assets.

14.9                        Nature of Interests.  All Partnership property, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and none of the Partners shall have any direct ownership of such property.

14.10                 Counterpart Execution.  This Agreement may be executed in any number of counterparts, each of which shall be an original instrument and all of which, when taken together, shall constitute one and the same Agreement. Delivery of an executed signature page of this Agreement by email, PDF or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written, effective as of the Effective Time.

GENERAL PARTNER:

PTL GP, LLC

By:	LJ VP Holdings LLC,
its sole member

By: Penske Truck Leasing Corporation,
its sole managing member

	By:	/s/ Brian Hard
		Name:	Brian Hard
		Title:	President

LIMITED PARTNER:

PENSKE TRUCK LEASING
CORPORATION

By:	/s/ Brian Hard
	Name:	Brian Hard
	Title:	President

LIMITED PARTNER:

PENSKE AUTOMOTIVE GROUP, INC.

By:	/s/ David Jones
	Name:	David Jones
	Title:	EVP & CFO

LIMITED PARTNER:

GE CAPITAL TRUCK LEASING
HOLDING CORP.

By:	/s/ Dennis M. Murray
	Name:	Dennis M. Murray
	Title:	Authorized Person

LIMITED PARTNER:

LOGISTICS HOLDING CORP.

By:	/s/ Dennis M. Murray
Name:	Dennis M. Murray
Title:	Authorized Person

LIMITED PARTNER:

GENERAL ELECTRIC CREDIT
CORPORATION OF TENNESSEE

By:	/s/ Dennis M. Murray
	Name:	Dennis M. Murray
	Title:	Authorized Person

LIMITED PARTNER:

MBK COMMERCIAL VEHICLES INC.

By:	/s/ Rui Nakatani
	Name:	Rui Nakatani
	Title:	Chief Executive Officer

LIMITED PARTNER:

MBK USA COMMERCIAL VEHICLES INC.

By:	/s/ Rui Nakatani
	Name:	Rui Nakatani
	Title:	Chief Executive Officer

Schedule A

Effective at the Close of Business of the Partnership on March 18, 2015

Name	Percentage Interest

General Partner

PTL GP, LLC	10.79%

Limited Partners

Penske Truck Leasing Corporation	32.23%

Penske Automotive Group, Inc.	7.08%

GE Capital Truck Leasing Holding Corp.	29.27%

Logistics Holding Corp.	0.24%

General Electric Credit Corporation of Tennessee	0.39%

MBK Commercial Vehicles Inc.	16.00	%(1)

MBK USA Commercial Vehicles Inc.	4.00	%(2)

(1)  Note: Certain of the Partnership Interests included in, and represented by, MBK CV’s Percentage Interest are pledged, as of the Effective Time, pursuant to the terms of the Mitsui Co-Obligation Fee, Payment and Security Agreement.

(2)  Note: Certain of the Partnership Interests included in, and represented by, MBK USA CV’s Percentage Interest are pledged, as of the Effective Time, pursuant to the terms of the Mitsui Co-Obligation Fee, Payment and Security Agreement.

Schedule B

Current Members of Advisory Committee

Penske Committee Members:	Roger S. Penske Brian Hard Roger S. Penske, Jr.

GE Committee Member:	Trevor Schauenberg

Mitsui Committee Member:	Takeshi Mitsui